     As filed with the Securities and Exchange Commission on April 19, 1996

                                                            Registration No. 33-


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                EKCO GROUP, INC.
             (Exact name of Registrant as specified in its charter)

        DELAWARE                                3460                       11-2167167
(State or other jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)       Classification Code Number)        Identification No.)


                               98 SPIT BROOK ROAD
                           NASHUA, NEW HAMPSHIRE 03062
                                 (603) 888-1212

                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                                ----------------

                           JEFFREY A. WEINSTEIN, ESQ.
                            EXECUTIVE VICE PRESIDENT
                                EKCO GROUP, INC.
                               98 SPIT BROOK ROAD
                           NASHUA, NEW HAMPSHIRE 03062
                                 (603) 888-1212

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                              LEWIS J. GEFFEN, ESQ.
               MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.
                              ONE FINANCIAL CENTER
                           BOSTON, MASSACHUSETTS 02111
                                 (617) 542-6000

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO
             THE PUBLIC: As soon as practicable after the effective
                      date of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /


                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
 TITLE OF EACH CLASS OF                                  PROPOSED MAXIMUM            PROPOSED MAXIMUM
    SECURITIES TO BE             AMOUNT TO BE             OFFERING PRICE                 AGGREGATE                  AMOUNT OF
       REGISTERED                 REGISTERED               PER SECURITY               OFFERING PRICE            REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------------------------------
     9 1/4% Series B             $125,000,000                  100%                    $125,000,000                  $43,110
    Senior Notes due
          2006
- ------------------------------------------------------------------------------------------------------------------------------------
  Guarantees of 9 1/4%                __                        __                          __                        None
  Series B Senior Notes
        due 2006
====================================================================================================================================



         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                EKCO GROUP, INC.

             CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS ON FORM S-1 REGISTRATION STATEMENT


         Form S-1 Number and Heading                                    Location or Caption in Prospectus
         ---------------------------                                    ---------------------------------

1.    Forepart of Registration Statement and Outside
        Front Cover Page of Prospectus.......................    Cover Page of the Registration Statement; Cross Reference
                                                                 Sheet; and Outside Front Cover Page of the Prospectus

2.    Inside Front and Outside Back Cover Pages of
        Prospectus...........................................    Inside Front and Outside Back Cover Pages of Prospectus

3.    Summary Information, Risk Factors and Ratio
        of Earnings to Fixed Charges.........................    Prospectus Summary; The Company; Risk Factors; and
                                                                 Selected Historical Financial Data

4.    Use of Proceeds........................................    Use of Proceeds

5.    Determination of Offering Price........................    Not Applicable

6.    Dilution...............................................    Not Applicable

7.    Selling Security Holders...............................    Not Applicable

8.    Plan of Distribution...................................    Outside Front Cover Page of Prospectus; Prospectus
                                                                 Summary; The Exchange Offer; Description of the Senior
                                                                 Notes; and Plan of Distribution

9.    Description of Securities to be Registered.............    Outside Front Cover Page of Prospectus; Prospectus
                                                                 Summary; Description of the Senior Notes; and Certain
                                                                 Federal Income Tax Considerations

10.   Interest of Named Experts and Counsel..................    Legal Matters

11.   Information with Respect to the Registrant.............    Cover Page of the Registration Statement; Prospectus
                                                                 Summary; Risk Factors; The Company; Use of Proceeds;
                                                                 Capitalization; Selected Historical Financial Data;
                                                                 Management's Discussion and Analysis of Financial
                                                                 Condition and Results of Operations; Business;
                                                                 Management; Security Ownership of Certain Beneficial
                                                                 Owners and Management; Description of Senior Notes;
                                                                 Certain Relationships and Related Transactions;
                                                                 Description of Certain Indebtedness; and Financial
                                                                 Statements

12.   Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..........................................    Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED APRIL 19, 1996

Prospectus

LOGO                             $125,000,000

                                EKCO GROUP, INC.

                   Offer to Exchange up to $125,000,000 of its
                      9 1/4% Series B Senior Notes due 2006
                       for any and all of its outstanding
                          9 1/4% Senior Notes due 2006

         THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON _________ 1996, UNLESS EXTENDED.

         Ekco Group, Inc. ("Ekco" and, together with its subsidiaries, the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 face amount of 9 1/4% Series B Senior Notes due 2006 (the "New Senior Notes") of the Company for each $1,000 face amount of the issued and outstanding 9 1/4% Senior Notes due 2006 (the "Old Senior Notes" and, together with the New Senior Notes, the "Senior Notes") of the Company from the holders (the "Holders") thereof. As of the date of this Prospectus, there was $125,000,000 aggregate face amount of the Old Senior Notes outstanding. The terms of the New Senior Notes are identical in all material respects to the Old Senior Notes, except that the New Senior Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, will not bear legends restricting their transfer and will not contain certain provisions relating to an increase in the interest rate which were included in the Old Senior Notes under certain circumstances relating to the timing of the Exchange Offer.

         The New Senior Notes will be senior unsecured obligations of Ekco and will rank pari passu in right of payment with all of Ekco's existing and future Senior Indebtedness (as defined) and senior in right of payment to all of Ekco's existing and future Subordinated Indebtedness (as defined). Ekco is a holding company and has no material assets or operations other than its investment in its subsidiaries. The New Senior Notes will be fully and unconditionally guaranteed on a joint and several basis (the "Guarantees") by substantially all of Ekco's existing and future domestic subsidiaries (collectively, the "Guarantors"). The Guarantees will be senior unsecured obligations of the Guarantors and will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Guarantors and senior in right of payment to all existing and future Subordinated Indebtedness of the Guarantors. The Company's $75 million Revolving Credit Facility (as defined) is secured by substantially all of the assets of the Company and is guaranteed by the Guarantors. At December 31, 1995, after giving effect to the issuance of the Senior Notes and the application of the net proceeds therefrom, the Company's total Senior Indebtedness would have been approximately $124.2 million. (continued on next page)

         SEE "RISK FACTORS" FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD SENIOR NOTES IN THE EXCHANGE OFFER.

           THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                  The date of this Prospectus is ________, 1996

(continued from previous page)

         The New Senior Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (as defined). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the New Senior Notes issued pursuant to the Exchange Offer in exchange for Old Senior Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Senior Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Senior Notes. Each Holder will be required to acknowledge in the Letter of Transmittal that it is not engaging in, and does not intend to engage in, a distribution of the New Senior Notes. Notwithstanding the foregoing, each broker-dealer that receives New Senior Notes for its own account pursuant to the Exchange Offer will also be required to acknowledge in the Letter of Transmittal that (i) Old Senior Notes tendered by it in the Exchange Offer were acquired in the ordinary course of its business as a result of market-making or other trading activities and (ii) it will deliver a prospectus in connection with any resale of New Senior Notes received in the Exchange Offer. The Letter of Transmittal will also state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with any resale of the New Senior Notes received in exchange for Old Senior Notes where such Old Senior Notes were acquired by such broker-dealer as a result of market-making or other trading activities (other than Old Senior Notes acquired directly from the Company). The Company has agreed that, for a period of 180 days after the Expiration Date (as defined), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Based on the above-mentioned interpretations by the staff of the Commission, the Company believes that broker-dealers who acquired the Old Senior Notes directly from the Company and not as a result of market-marking activities or other trading activities cannot rely on such interpretations by the staff of the Commission and must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resales of the New Senior Notes. Such broker-dealers may not use this Prospectus, as it may be amended or supplemented from time to time, in connection with any resales of the New Senior Notes.

         The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the costs incident to the Exchange Offer (which shall not include the costs of any Holder in connection with resales of New Senior Notes). Tenders of Old Senior Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. The Company can, under certain circumstances, file a shelf registration statement with respect to the Old Senior Notes. See "The Exchange Offer."

         Prior to the Exchange Offer, there has been no public market for the Old Senior Notes. The Old Senior Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. There can be no assurance as to the development or liquidity of any public market for the New Senior Notes.

                             AVAILABLE INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-1 (the "Exchange Offer Registration Statement") under the Securities Act with respect to the New Senior Notes being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Exchange Offer Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Exchange Offer Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

         Ekco is currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The common stock, par value $.01 per share of Ekco (the "Common Stock"), is listed on the New York Stock Exchange (the "NYSE") under the symbol "EKO" and reports, proxy statements and other information concerning the Company may also be inspected at the NYSE.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, included elsewhere in this Prospectus. As used in this Prospectus, unless the context requires otherwise, "Ekco" refers to Ekco Group, Inc. and "Company" refers to Ekco and its subsidiaries. References to "fiscal years" refer to the Company's fiscal years ended on the Sunday closest to December 31 of the referenced year.

                                   THE COMPANY

         The Company is a leading U.S. manufacturer and marketer of multiple categories of branded houseware products for everyday home use. The Company believes it is the leading U.S. supplier of metal bakeware, kitchen tools and gadgets and non-toxic pest control products. In addition, the Company believes it is a leading U.S. supplier of plastic storage products (including crates, containers, baskets and office organizers), cleaning products (primarily brushes, brooms and mops) and small animal care and control products. The Ekco(R) brand ranked eighth in a recent survey of the 300 most widely recognized brand names in home furnishings. The Company markets its products primarily in the U.S. through substantially all distribution channels that sell houseware products for everyday home use, including mass merchandisers, supermarkets, and hardware, drug and specialty stores. The Company has a significant presence among mass merchandisers, selling to each of the 30 largest discount department store chains, and in supermarkets where it occupies space in over 90% of the approximately 38,000 U.S. supermarkets.

         The Company's sales have increased in each of the last five years as a result of internal growth and acquisitions. The Company's net revenues increased from $166.7 million in Fiscal 1991 to $278.0 million in Fiscal 1995, a compound annual growth rate of 13.6%. The Company's EBITDA (as defined) increased from $31.0 million in Fiscal 1991 to $50.1 million in Fiscal 1995, a compound annual growth rate of 12.7%. The following table summarizes the Company's principal product lines, brand names and net revenues by product category for Fiscal 1995 (in millions):


                                                                                                          FISCAL 1995
                                                                                                              NET
 PRODUCT CATEGORY          PRINCIPAL PRODUCT LINES                         PRINCIPAL BRAND NAMES           REVENUES
 ----------------          -----------------------                         ---------------------           --------

    Bakeware                Non-stick and uncoated cookie                   Ekco(R), Baker's Secret(R)      $ 81.3
                            sheets, muffin tins, brownie
                            pans and loaf pans

    Kitchenware             Tools including spoons, spatulas,               Ekco(R), Ekco Pro(TM)             73.0
                            serving forks, ladles and specialty
                            cooking accessories Gadgets
                            including peelers, corkscrews,
                            whisks and can and bottle openers

    Cleaning products       Brushes, brooms and mops                        Ekco(R), Wright-Bernet(TM)        55.2

    Pest control and        Spring action rodent traps, glue-based          Victor(R), Havahart(R)            34.0
    small animal care       rodent and insect traps and live animal
    and control             traps

    products

    Molded plastic          Crates, bins, baskets, organizers, carts                Ekco(R)                   31.0
    products                and caddies for storage, laundry and the
                            office

    VIA!                    Upscale bakeware, kitchen tools and                     VIA!(TM)                   3.5
                            gadgets, and tea kettles

                                                                                                            $278.0
                                                                                                            ======

THE EKCO INTEGRATION

         Since the fourth quarter of Fiscal 1993, Ekco has taken a series of actions to position the Company for long-term growth (the "Ekco Integration"). The Ekco Integration included (i) the combination of four of the Company's principal business units into a single operating division and (ii) the introduction of a new branding strategy to capitalize on the strength of the Ekco(R) brand name.

         The Ekco Integration combined the management and operations of the Company's bakeware, kitchenware, cleaning products and molded plastic products businesses, which sell through common channels of distribution and accounted for over 75% of the Company's net revenues in Fiscal 1995. The newly created single organization combines and coordinates the sales, marketing, manufacturing, distribution, administrative and financial activities for the four product categories. The Company also consolidated a large portion of the distribution of bakeware and kitchenware products as well as certain cleaning products into its new distribution facility in Bolingbrook, Illinois from four separate warehousing and distribution locations. These steps have improved customer service, created more effective sales and marketing programs, reduced costs and resulted in distribution efficiencies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes to the Consolidated Financial Statements included elsewhere in this Prospectus.

         As part of the Ekco Integration, in January 1996 the Company introduced its new branding strategy in which the Ekco(R) brand name is used to market most of the products in these four categories. The new strategy enables the Company to capitalize on the strength of the Ekco(R) brand name by improving the brand identification of these products by consumers and increasing promotional opportunities for retailers. In addition, management believes that the new branding strategy enhances the effectiveness of the Company's newly combined sales and marketing effort by facilitating cross-marketing of the Company's products to retail customers under Ekco(R), one of the strongest brand names in the housewares industry.

COMPETITIVE STRENGTHS

         The Company believes its competitive strengths include:

         - LEADING MARKET POSITIONS. More than 50% of the Company's sales are from metal bakeware and kitchen tools and gadgets, categories in which the Company believes it is the industry leader. The Company has achieved primary vendor status with many of its retail customers in certain product categories, including bakeware, kitchenware, cleaning products and non-toxic pest control products.

         - WIDELY RECOGNIZED BRAND NAMES. In 1995, the Ekco(R) brand ranked eighth in Home Furnishing News' survey of the 300 most widely recognized brand names in home furnishings. Ekco(R) and the Company's other brand names, including Baker's Secret(R) bakeware, Wright-Bernet(TM) cleaning products, Victor(R) pest control products and Havahart(R) small animal care and control products, are recognized by consumers and retailers for quality, value, design and functionality.

         - BROAD MARKET PENETRATION. Management believes that the Company has one of the broadest distribution networks of any company in the housewares industry. The Company has a significant presence in mass merchandisers (including Wal-Mart, Kmart and Target) and supermarkets (including Winn-Dixie, Kroger and Albertson's).

         - MULTIPLE CATEGORY SUPPLIER. The Company serves as a single source for a wide range of products at a variety of price points in several categories, enabling the Company to be a more efficient and attractive vendor to the retail industry, which is consolidating its supply base.

         - EFFICIENT DISTRIBUTION SYSTEM. The Company's distribution facilities and processes enable the Company to effectively pick, pack and deliver customer orders from its inventory, resulting in greater on-time deliveries, higher order fill rates, optimal use of full-truckload shipments and short purchase order lead times.

         - CUSTOMER SERVICE. The Company offers retailers an integrated program of productivity enhancing services which are designed to reduce their operating costs and working capital and to increase their sales volume of the Company's products.

BUSINESS STRATEGY

         The Company's business strategy has four primary components: (i) leverage Ekco's brand names, (ii) focus on customer sales and service, (iii) increase market and customer penetration and (iv) pursue growth through acquisitions.

        - LEVERAGE EKCO'S BRAND NAMES: The Company intends to leverage the Ekco(R) brand name to (i) further increase brand recognition and reputation among both retailers and consumers, (ii) expand sales through cross-marketing of the Company's product lines to existing customers and (iii) become the sole or primary vendor to existing and future customers across multiple product categories. As part of the Ekco Integration, in January 1996 the Company introduced its new branding strategy in which the Ekco(R) brand name is used to market most of the Company's bakeware, kitchenware, cleaning products and molded plastic products. The Company continues to promote its Baker's Secret(R), Wright-Bernet(TM), Victor(R) and Havahart(R) brand names and to enhance them with the Ekco(R)signature.

        - FOCUS ON CUSTOMER SALES AND SERVICE: The Ekco Integration has enabled the Company to shift the focus of its sales and marketing strategy from individual product categories to the broader needs of each of its customers. Each of the Company's customers now has one Ekco sales person responsible for selling and marketing most of the Company's products. The combined marketing staff now coordinates most of the Company's market research, advertising and other marketing related functions. This coordination augments the Company's efforts to leverage the Ekco(R) brand name, to increase market and customer penetration and to provide superior service to its customers.

        - INCREASE MARKET AND CUSTOMER PENETRATION: The Company strives to expand its retail space at existing customers and to gain new customers by (i) offering differentiated product lines, (ii) developing new and proprietary products, (iii) cross-marketing existing product lines to existing customers who do not currently purchase such product lines and (iv) cross-merchandising combinations of products from different product categories with a uniform Ekco(R) message. The Company offers products which are differentiated by price, quality, value, color, design, packaging and functionality. The Company strives to be a full-line supplier and to be the first to market with new product introductions to increase sales of each of its product lines.

        - PURSUE GROWTH THROUGH ACQUISITIONS: The Company's growth has been enhanced by acquisitions. The Company's acquisition strategy is focused on long life-cycle consumer products related to the Company's current product portfolio which can benefit from (i) integration into the Company's existing manufacturing, warehousing and distribution systems, (ii) if appropriate, inclusion under the Ekco(R) brand name and (iii) the Company's broad distribution network. Management believes that there are and will continue to be opportunities to acquire additional consumer product lines and businesses due to, among other things, the large number of consumer product companies and the increased pressure on such companies from retailers to provide greater and more costly levels of service and support.

         The Company's principal executive offices are located at 98 Spit Brook Road, Nashua, New Hampshire 03062 and its telephone number is (603) 888-1212.

                                            THE EXCHANGE OFFER

Registration Rights Agreement..............    The Old Senior Notes were sold by
                                               the Company on March 25, 1996, to
                                               Bear, Stearns & Co. Inc. and
                                               Smith Barney Inc. (the "Initial
                                               Purchasers"), who placed the Old
                                               Senior Notes with institutional
                                               investors. In connection
                                               therewith, the Company and the
                                               Guarantors executed and delivered
                                               for the benefit of the Holders of
                                               the Old Senior Notes a
                                               registration rights agreement
                                               (the "Registration Rights
                                               Agreement") providing, among
                                               other things, for the Exchange
                                               Offer.

The Exchange Offer.........................    New Senior Notes are being
                                               offered in exchange for a like
                                               face amount of Old Senior Notes.
                                               As of the date hereof,
                                               $125,000,000 aggregate face
                                               amount of Old Senior Notes are
                                               outstanding. The Company will
                                               issue the New Senior Notes to
                                               Holders promptly following the
                                               Expiration Date. See "Risk
                                               Factors - Consequences of Failure
                                               to Exchange."

Expiration Date............................    5:00 p.m., New York City time, on
                                               , 1996, unless the Exchange Offer
                                               is extended, in which case the
                                               term "Expiration Date" means the
                                               latest date and time to which the
                                               Exchange Offer is extended.

Accrued Interest on the New Senior Notes
  and the Old Senior Notes.................    Each New Senior Note will bear
                                               interest from its issuance date.
                                               Holders of Old Senior Notes that
                                               are accepted for exchange will
                                               receive, in cash, accrued
                                               interest thereon to, but not
                                               including, the issuance date of
                                               the New Senior Notes. Such
                                               interest will be paid with the
                                               first interest payment on the New
                                               Senior Notes. Interest on the Old
                                               Senior Notes accepted for
                                               exchange will cease to accrue
                                               upon issuance of the New Senior
                                               Notes.

Conditions to the Exchange Offer...........    The Exchange Offer is subject to
                                               certain customary conditions,
                                               which may be waived by the
                                               Company. See "The Exchange
                                               Offer - Conditions."

Procedures for Tendering Old Senior
  Notes....................................    Each Holder of Old Senior Notes
                                               wishing to accept the Exchange
                                               Offer must complete, sign and
                                               date the Letter of Transmittal,
                                               or a facsimile thereof, in
                                               accordance with the instructions
                                               contained herein and therein, and
                                               mail or otherwise deliver such
                                               Letter of Transmittal, or such
                                               facsimile, together with the Old
                                               Senior Notes and any other
                                               required documentation to the
                                               exchange agent (the "Exchange
                                               Agent") at the address set forth
                                               herein. By executing the Letter
                                               of Transmittal, each Holder will
                                               represent to the Company, among
                                               other things, that (i) the New
                                               Senior Notes acquired pursuant to
                                               the Exchange Offer by the Holder
                                               and any beneficial owners of Old
                                               Senior Notes are being obtained
                                               in the ordinary course of
                                               business of the person receiving
                                               such New Senior Notes, (ii)
                                               neither the Holder nor such
                                               beneficial owner is participating
                                               in, intends to participate in or
                                               has an arrangement or
                                               understanding with any person to
                                               participate in the distribution
                                               of such New Senior Notes and
                                               (iii) neither the Holder nor such
                                               beneficial owner is an
                                               "affiliate," as defined under
                                               Rule 405 of the Securities Act,
                                               of the Company. Each
                                               broker-dealer that receives New
                                               Senior Notes for its own account
                                               in exchange for Old Senior Notes,
                                               where such Old Senior Notes were
                                               acquired by such broker or dealer
                                               as a result of market-making
                                               activities or other trading
                                               activities (other than Old Senior
                                               Notes acquired directly from the
                                               Company), may participate in the
                                               Exchange Offer but may be deemed
                                               an "underwriter" under the
                                               Securities Act and, therefore,
                                               must acknowledge in the Letter of
                                               Transmittal that it will deliver
                                               a prospectus in connection with
                                               any resale of such New Senior
                                               Notes. The Letter of Transmittal
                                               states that by so acknowledging
                                               and by delivering a prospectus, a
                                               broker or dealer will not be
                                               deemed to admit that it is an
                                               "underwriter" within the meaning
                                               of the Securities Act. See "The
                                               Exchange Offer - Procedures for
                                               Tendering" and "Plan of
                                               Description."

Special Procedures for
  Beneficial Owners........................    Any beneficial owner whose Old
                                               Senior Notes are registered in
                                               the name of a broker, dealer,
                                               commercial bank, trust company or
                                               other nominee and who wishes to
                                               tender should contact such
                                               registered Holder promptly and
                                               instruct such registered Holder
                                               to tender on such beneficial
                                               owner's behalf. If such
                                               beneficial owner wishes to tender
                                               on such owner's own behalf, such
                                               owner must, prior to completing
                                               and executing the Letter of
                                               Transmittal and delivering its
                                               Old Senior Notes, either make
                                               appropriate arrangements to
                                               register ownership of the Old
                                               Senior Notes in such owner's name
                                               or obtain a properly completed
                                               bond power from the registered
                                               Holder. The transfer of
                                               registered ownership may take
                                               considerable time. See "The
                                               Exchange Offer - Procedures for
                                               Tendering."

Guaranteed Delivery Procedures.............    Holders of Old Senior Notes who
                                               wish to tender their Old Senior
                                               Notes and whose Old Senior Notes
                                               are not immediately available or
                                               who cannot deliver their Old
                                               Senior Notes, the Letter of
                                               Transmittal or any other
                                               documents required by the Letter
                                               of Transmittal to the Exchange
                                               Agent prior to the Expiration
                                               Date must tender their Old Senior
                                               Notes according to the guaranteed
                                               delivery procedures set forth in
                                               "The Exchange Offer - Guaranteed
                                               Delivery Procedures."

Withdrawal Rights..........................    Tenders may be withdrawn at any
                                               time prior to 5:00 p.m., New York
                                               City time, on the Expiration
                                               Date. See "The Exchange Offer -
                                               Withdrawal of Tenders."

Acceptance of Old Senior Notes and
  Delivery of New Senior Notes.............    The Company will accept for
                                               exchange any and all Old Senior
                                               Notes which are properly tendered
                                               in the Exchange Offer prior to
                                               5:00 p.m., New York City time, on
                                               the Expiration Date. The New
                                               Senior Notes issued pursuant to
                                               the Exchange Offer will be
                                               delivered promptly following the
                                               Expiration Date. See "The
                                               Exchange Offer - Terms of the
                                               Exchange Offer."

Exchange Agent.............................    Fleet National Bank of
                                               Connecticut is serving as
                                               Exchange Agent in connection with
                                               the Exchange Offer. See "The
                                               Exchange Offer - Exchange Agent."

                   SUMMARY DESCRIPTION OF THE NEW SENIOR NOTES

         The Exchange Offer applies to $125,000,000 aggregate face amount of Old Senior Notes. The terms of the New Senior Notes are identical in all material respects to the Old Senior Notes, except that the New Senior Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions providing for an increase in the interest rate on the Old Senior Notes under certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The New Senior Notes will evidence the same debt as the Old Senior Notes and will be entitled to the benefits of the Indenture, under which both the Old Senior Notes were, and the New Senior Notes will be, issued. See "Description of the Notes."

The New Senior Notes.......................    $125,000,000 principal amount of
                                               9 1/4% New Senior Notes due 2006.

Maturity Date..............................    April 1, 2006.

Interest Payment Dates.....................    April 1 and October 1, commencing
                                               October 1, 1996.

Guarantees.................................    The New Senior Notes will be
                                               fully and unconditionally
                                               guaranteed, jointly and
                                               severally, on a senior unsecured
                                               basis by substantially all of
                                               Ekco's existing and future
                                               domestic
                                               subsidiaries (collectively, the
                                               "Guarantors"). See "Description
                                               of Senior Notes--General."

Ranking....................................    The New Senior Notes will be
                                               senior unsecured obligations of
                                               Ekco and will rank pari passu in
                                               right of payment with all
                                               existing and future Senior
                                               Indebtedness of Ekco and senior
                                               in right of payment to all
                                               existing and future Subordinated
                                               Indebtedness of Ekco. The
                                               Guarantees will be senior
                                               unsecured obligations of the
                                               Guarantors and will rank pari
                                               passu in right of payment with
                                               all existing and future Senior
                                               Indebtedness of the Guarantors
                                               and senior in right of payment to
                                               all existing and future
                                               Subordinated Indebtedness of the
                                               Guarantors. The indebtedness
                                               under the Revolving Credit
                                               Facility is secured by
                                               substantially all of the assets
                                               of the Company. As a result, the
                                               Senior Notes will effectively be
                                               subordinated to the Revolving
                                               Credit Facility. At December 31,
                                               1995, after giving effect to the
                                               issuance of the Senior Notes and
                                               the application of the net
                                               proceeds therefrom, the Company's
                                               total Senior Indebtedness would
                                               have been approximately $124.2
                                               million.

Mandatory Redemption.......................    None.

Optional Redemption........................    The New Senior Notes will be
                                               redeemable for cash at the option
                                               of Ekco, in whole or in part, on
                                               or after April 1, 2001, at the
                                               redemption prices set forth
                                               herein, together with accrued and
                                               unpaid interest and Liquidated
                                               Damages, if any, to the
                                               redemption date. See "Description
                                               of Senior Notes-- Redemption."

Change of Control..........................    Upon the occurrence of a Change
                                               of Control, each holder of New
                                               Senior Notes will have the option
                                               to require Ekco to repurchase
                                               such holder's New Senior Notes,
                                               in whole or in part, at a
                                               purchase price equal to 101% of
                                               the principal amount thereof,
                                               plus accrued and unpaid interest,
                                               to the date of repurchase. Ekco's
                                               ability to repurchase the New
                                               Senior Notes following a Change
                                               of Control will be dependent upon
                                               it having sufficient cash
                                               therefor and the terms of its
                                               then outstanding Senior
                                               Indebtedness, including the
                                               Revolving Credit Facility. See
                                               "Description of Senior
                                               Notes--Certain
                                               Covenants--Repurchase of Senior
                                               Notes at the Option of the Holder
                                               Upon a Change of Control."

Certain Covenants..........................    The indenture under which the New
                                               Senior Notes will be issued (the
                                               "Indenture") contains certain
                                               restrictive covenants that, among
                                               other things, limit the ability
                                               of Ekco and its Subsidiaries to
                                               incur additional Indebtedness (as
                                               defined) and issue preferred
                                               stock, create liens, pay
                                               dividends, repurchase capital
                                               stock and make certain other
                                               Restricted Payments (as defined),
                                               sell assets, engage in
                                               transactions with affiliates,
                                               enter into sale and leaseback
                                               transactions, conduct unrelated
                                               lines of business and consummate
                                               mergers or consolidations. The
                                               term "Subsidiaries" is defined in
                                               the Indenture to exclude
                                               "Unrestricted Subsidiaries." See
                                               "Description of Senior Notes-
                                               -Certain Covenants."

Use of Proceeds............................    The Exchange Offer is intended to
                                               satisfy certain of Ekco and the
                                               Guarantors' obligations under the
                                               Registration Rights Agreement.
                                               Ekco will not receive any cash
                                               proceeds from the issuance of the
                                               New Senior Notes in the Exchange
                                               Offer. The net proceeds from the
                                               issuance of the Old Senior Notes
                                               was used by the Company to (i)
                                               repurchase all of the outstanding
                                               12.70% Senior Subordinated Notes
                                               due 1998 (the "12.70% Notes") of
                                               Ekco Housewares, Inc., (ii)
                                               repurchase its outstanding 7.0%
                                               Subordinated Convertible Note due
                                               2002 (the "7.0% Note") and (iii)
                                               repay amounts outstanding under
                                               the Revolving Credit Facility.
                                               See "Use of Proceeds."

                                               RISK FACTORS

         See "Risk Factors", for a discussion of certain risk factors that should be considered by Holders prior to tendering their Old Senior Notes in the Exchange Offer.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         Set forth below are summary consolidated historical and pro forma financial data of the Company. The summary financial data for each of the fiscal years in the period ended December 31, 1995 have been derived from the audited Consolidated Financial Statements of the Company. The data presented below are qualified by, and should be read in conjunction with, the Consolidated Financial Statements of the Company and related notes thereto, "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                          FISCAL                                                          FISCAL 1995
                                          ------                                                          -----------
                                           1991        1992(A)        1993(B)             1994         ACTUAL    PRO FORMA(C)
                                           ----        -------        -------             ----         ------    ------------

Statement of Operations Data:

Net revenues.........................   $ 166,717    $ 206,628     $ 246,428          $ 267,048     $ 277,995    $ 277,995
Gross profit.........................      67,587       77,543        85,079             91,597        86,652       86,652
Operating profit.....................      21,597       27,405        30,043(d)          33,726        29,432       29,432
Net interest expense.................       9,594       10,680        12,206             12,491        13,493       13,158(e)
Income before income taxes...........      12,003       16,725        17,837(d)          21,235        15,939       16,274
Income before cumulative effect of
  accounting changes.................       5,894        8,647         8,859(d)(f)       11,423         8,045        8,250
Other Data:
EBITDA(g)............................   $  31,008    $  39,627     $  46,753(d)       $  52,261     $  50,062    $  50,062
Depreciation and amortization........       9,411       12,222        16,710             18,535        20,630       20,630
Capital expenditures.................       7,946       12,649        15,111             11,106        12,652       12,652
Prepaid marketing expenditures.......           0          411         5,490              4,127         4,877        4,877
Ratio of EBITDA to interest
  expense(g).........................        2.97x        3.54x         3.67x(d)           4.08x         3.68x        3.78x(e)
Ratio of earnings to fixed
  charges(h).........................        2.11         2.44          2.33(d)            2.56          2.08         2.13(e)
Balance Sheet Data:
Working capital......................   $  19,635    $  38,566     $  25,769          $  60,509     $  44,675     $ 67,033(i)(j)

Total assets.........................     211,484      255,081       307,961            317,783       304,375      308,454(i)(j)
Long-term obligations, less current
  portion............................      71,644       93,264       111,982            124,580        96,700      124,121(i)
Stockholders' equity(k)..............      86,841      110,567       116,864            129,116       135,925      132,720(j)



(a) Includes operations of the molded plastic products business acquired by the Company on January 8, 1992.

(b) Includes operations of the cleaning products business acquired by the Company on April 1, 1993.

(c) Pro forma to give effect to the issuance of the Senior Notes for purposes of the Statement of Operations Data and Other Data as if the issuance had occurred on January 2, 1995 and for purposes of the Balance Sheet Data as if the issuance had occurred at December 31, 1995.

(d) Before giving effect to an $11.0 million restructuring/reorganization and excess facilities charge ($6.6 million after income taxes) recorded in the fourth quarter of Fiscal 1993 as part of the Ekco Integration.

(e) Adjusted to give effect to: (i) the impact on interest expense resulting from (a) the issuance of the Senior Notes at an interest rate of 9 1/4%,
     (b) the repurchase of the 12.70% Notes for $66.6 million (including an estimated $6.6 million make-whole premium) and the 7.0% Note for $18.8 million, and (c) the repayment of $34.9 million in borrowings under the Revolving Credit Facility; and (ii) a $0.4 million charge for the amortization of $3.8 million in estimated costs associated with the issuance of the Old Senior Notes and the Revolving Credit Facility over the ten year term of the Senior Notes.

(f) During Fiscal 1993, the Company recorded a charge of $3.2 million (net of income taxes of $2.0 million) to reflect the cumulative effect of changes in method of accounting for post-retirement and post-employment benefits.

(g) EBITDA is defined as earnings from operations before interest, taxes, depreciation and amortization. EBITDA is presented here to provide additional information about the Company's ability to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should not be considered as an alternative either to net income as an indicator of the Company's operating performance, or to cash flows as a measure of the Company's liquidity.

(h) Ratio of earnings to fixed charges is calculated as earnings from continuing operations before income taxes and cumulative effects of changes in accounting principles, adjusted to add back fixed charges and divided by fixed charges. Fixed charges consist of interest expense, capitalized interest and that portion of rental expense deemed to be representative of interest expense.

(i) Adjusted to reflect the issuance of $125.0 million aggregate principal amount of Old Senior Notes at an issue price of 99.291% and related debt issuance costs of $3.8 million attributable to the Old Senior Notes and the Revolving Credit Facility.

(j) Adjusted by $3.2 million to reflect the extraordinary net loss on early extinguishment of debt and the associated write-off of deferred financing costs.

(k) The Company declared dividends aggregating $.08 per share on its Common Stock and its Series B ESOP Convertible Preferred Stock, par value $.01 per share (the "ESOP Preferred Stock"), in Fiscal 1995.

                                  RISK FACTORS

         In addition to the other information set forth in this Prospectus, prospective purchasers should consider carefully the information set forth below before making a decision to tender their Old Senior Notes in the Exchange Offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

         Holders of Old Senior Notes who do not exchange their Old Senior Notes for New Senior Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Senior Notes as set forth in the legend thereon as a consequence of the issuance of the Old Senior Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Senior Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Senior Notes under the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Senior Notes issued pursuant to the Exchange Offer in exchange for Old Senior Notes may be offered for resale, resold or otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Senior Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Senior Notes. Notwithstanding the foregoing, each broker-dealer that receives New Senior Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Senior Notes received in exchange for Old Senior Notes where such Old Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Senior Notes acquired directly from the Company). The Company has agreed that, for a period of 180 days from the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, the ability of any Holder to resell the New Senior Notes is subject to applicable state securities laws as described in "Blue Sky Restrictions on Resale of New Senior Notes" below.

COMPLIANCE WITH EXCHANGE OFFER PROCEDURES

         To participate in the Exchange Offer and avoid the restrictions on transfer of the Old Senior Notes, Holders of Old Senior Notes must transmit a properly completed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Senior Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer of such Old Senior Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company pursuant to the procedure for book-entry transfer described herein, must be received by the Exchange Agent prior to the Expiration Date, or
(iii) the Holder must comply with the guaranteed delivery procedures described herein. See "The Exchange Offer."

BLUE SKY RESTRICTIONS ON RESALE OF NEW SENIOR NOTES

         In order to comply with the securities laws of certain jurisdictions, the New Senior Notes may not be offered or resold by any Holder unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. The Company does not currently intend to register or qualify the resale of the New Senior Notes in any such jurisdictions. However, an exemption is generally available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws may also be available.

LEVERAGE

         At December 31, 1995, after giving effect to the issuance of the Senior Notes and the application of the net proceeds therefrom, the Company's total Senior Indebtedness would have been approximately $124.2 million. Subject to compliance with various financial and other covenants imposed by Ekco's $75 million Revolving Credit Facility and the Indenture, the Company may incur additional indebtedness from time to time. The Company's degree of leverage will have important consequences to holders of the Senior Notes. In particular, (i) the ability of the Company to obtain additional financing in the future for working capital, acquisitions, capital expenditures, repayment of debt or other purposes may be impaired; (ii) a substantial portion of the Company's anticipated cash flow from operations will be required for the payment of interest and principal on the Company's indebtedness; and (iii) the Company may be placed at a competitive disadvantage and made more vulnerable to downturns in general economic conditions or in its business.

         To date, the Company has been able to generate sufficient cash flow from operations, borrowings and refinancings to meet interest and principal payments on its indebtedness. Its ability to continue to do so will depend largely on the Company's future performance and its level of indebtedness from time to time. Many factors, some of which will be beyond the Company's control, may affect its performance. Consequently, there can be no assurance that the Company will in the future be able to generate sufficient cash flow from operations to cover the interest and principal payments on its indebtedness, including the Senior Notes, or be able to refinance maturing indebtedness. Although the Senior Notes will bear interest at a fixed rate, the Revolving Credit Facility bears, and future indebtedness may bear, interest at rates that fluctuate with prevailing interest rates.

RESTRICTIONS IMPOSED BY CERTAIN INDEBTEDNESS

         The Revolving Credit Facility and the Indenture contain numerous restrictive covenants which, among other things, restrict the ability of the Company to dispose of assets, incur or repay debt, pay dividends, make capital expenditures, engage in sale and leaseback transactions and make certain investments or acquisitions and which otherwise restrict corporate activities. In addition, pursuant to the Revolving Credit Facility, the Company is required to meet and maintain specified financial ratios. The ability of the Company to comply with such provisions will depend on its future performance, which will be subject to then prevailing economic, financial and business conditions and to other factors beyond the Company's control. The failure of the Company to comply with such provisions could result in a default or an event of default under the Revolving Credit Facility. From time to time, the Company has entered into amendments waiving compliance with or revising certain covenants contained in the Revolving Credit Facility or predecessor revolving credit facilities. The Company may be required to seek additional amendments in the future under the Revolving Credit Facility. Although the Company anticipates that it would be able to obtain such amendments, there can be no assurance that the Company will be able to do so. See "Description of Certain Indebtedness--Revolving Credit Facility."

HOLDING COMPANY STRUCTURE; RANKING; EFFECTIVE SUBORDINATION OF THE SENIOR NOTES

         Ekco has no business operations other than those incidental to the ownership of its subsidiaries and depends on the earnings and cash flows of, and distributions from, such subsidiaries to pay its obligations, including payments of principal and interest on the Senior Notes. The ability of Ekco's subsidiaries to make such distributions will be subject to, among other things, applicable state law. The Company's obligations under the Revolving Credit Facility are secured by a pledge of the capital stock of the Guarantors and by substantially all of the Guarantors' assets. While the holders of the Senior Notes will have a direct claim against the Guarantors pursuant to the Guarantees, the Guarantees are unsecured obligations. As a result, the Senior Notes will effectively be subordinated to the Revolving Credit Facility. In the event of the bankruptcy, liquidation, reorganization or other dissolution of the Company, there may not be sufficient assets remaining to satisfy the holders of the Senior Notes after satisfying the claims of any holders of secured indebtedness, such as the Revolving Credit Facility. The enforceability of the Guarantees may be limited as described in "--Enforceability of Guarantees; Fair Value Consideration."

ENFORCEABILITY OF GUARANTEES; FAIR VALUE CONSIDERATION

         Under federal or state fraudulent transfer laws, the Guarantees could be subject to the claim that, since the Guarantees were incurred for the benefit of Ekco, and only indirectly for the benefit of the Guarantors, the obligations of the Guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. If a court in a lawsuit by any unpaid creditors or representative of creditors of a Guarantor, such as a trustee in bankruptcy, were to conclude that at the time the Guarantees were incurred, such Guarantor
(i) incurred the Guarantee with the intent to hinder, delay or defraud any present or future creditor, or (ii) did not receive reasonably equivalent value in exchange for issuing the Guarantee, and either (a) was insolvent, (b) was rendered insolvent by the transaction, (c) was engaged or was about to engage in a business transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured, the court could void any such Guarantee. To the extent the Guarantee of any Guarantor is voided or is held unenforceable for any reason, holders of the Senior Notes will cease to have any claim against such Guarantor and will be creditors solely of Ekco and of any Guarantor whose Guarantee was not voided or held unenforceable. In such event, there can be no assurance that, after providing for all claims, there will be sufficient assets of Ekco and of any Guarantor whose Guarantee was not voided or held unenforceable to satisfy the claims of the holders of the Senior Notes relating to any voided Guarantee.

RETAIL INDUSTRY; ECONOMIC CONDITIONS

         The Company sells its products through retailers, including mass merchandisers, supermarkets, hardware stores, drug stores, specialty stores and other retail channels. Retail sales depend, in part, on general economic conditions. A significant decline in such conditions could have a negative impact on sales by retailers of products sold by the Company and consequently could have an adverse effect on the Company's sales, profitability and cash flows. Retail environments which are poor or perceived to be poor, whether due to economic or other conditions, may lead houseware manufacturers and marketers, including the Company, to increase their discounting and promotional activities. Such activities could have an adverse effect on the Company's profit margins, as was the case in Fiscal 1995. Management believes that the weak retail environment experienced during the second half of Fiscal 1995 is continuing in Fiscal 1996. As a result, the Company's sales and profitability for the first quarter of Fiscal 1996 are likely to be lower than the Company's sales and profitability for the first quarter of Fiscal 1995.

CUSTOMER CONCENTRATION

         Sales to Wal-Mart and Kmart represented 13.4% and 9.0%, respectively, of the Company's Fiscal 1995 net revenues. No other customer represented more than 5% of the Company's Fiscal 1995 net revenues. Although the Company believes that its relationships with Wal-Mart, Kmart and other large customers are good, it does not have long-term purchase agreements or other contractual assurances as to future sales to these customers. If any of such customers substantially reduces its level of purchases from the Company, the Company's financial performance could be adversely affected. Moreover, continued consolidation within the retail industry may result in an increasingly concentrated customer base. To the extent such consolidation continues to occur, the Company's revenues and profitability may be increasingly sensitive to a significant deterioration in the financial condition of or other adverse developments in its relationships with one or more customers. From time to time, the Company has experienced credit losses due to customers seeking protection under bankruptcy or similar laws. Although such credit losses have not had a material adverse effect on the Company to date, there can be no assurance that future losses will not have a material adverse effect on the Company.

FLUCTUATIONS IN RAW MATERIAL COSTS

         The primary raw materials used by the Company are subject to price fluctuations which may adversely affect profitability. The Company's molded plastic products and components of its kitchenware and brush products are manufactured from plastic resin, which is produced from petrochemical intermediates. Plastic resin prices may fluctuate as a result of changes in natural gas and crude oil prices and the capacity, supply and demand for resin and the petrochemical intermediates from which it is produced. For example, the average price of plastic resin in Fiscal 1995 was significantly greater than in Fiscal 1994. Costs of other raw materials, notably wood (used in manufacturing certain of the Company's kitchenware and pest control products), tin-plated steel (used in manufacturing the Company's bakeware products) and corrugated boxes and packaging (used in the display and distribution of the Company's products) are also subject to market fluctuations. The Company purchases its raw materials primarily on the spot market and does not maintain long-term contracts with suppliers. To the extent the Company is unable to pass on increases in the cost of its raw materials to its customers, such increases may have a detrimental impact on the profitability of the Company, as they did in Fiscal 1995.

COMPETITION

         The Company competes with established companies, several of which have substantially greater resources than those of the Company. There are no substantial regulatory or other barriers to entry of new competitors into the housewares industry. However, a supplier that is able to maintain, or increase, the amount of retail space allocated to its product may gain a competitive advantage in that product market. The Company believes that the allocation of space by retailers is influenced by many factors, including brand name recognition by consumers and the quality and price of the supplier's products, the level of service provided by the supplier and the supplier's ability to support promotions.

         The Company believes that its ability to compete successfully is based on the wide recognition of its own brand names, its multiple category product offerings, its ability to design, develop, acquire, manufacture and market competitively priced products, its broad product coverage within most product categories, its attention to retailer and consumer needs and its access to major channels of distribution. There can be no assurance that the Company will be able to compete successfully against current and future sources of competition or that the current and future competitive pressures faced by the Company will not adversely affect its profitability or financial performance.

SEASONALITY

         The Company's business is seasonal in nature. The Company's revenues and net earnings have historically been concentrated in the second half of its fiscal year. Any material adverse conditions occurring during such period may disproportionately negatively affect the Company's sales, profitability and cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview--Seasonality."

ENVIRONMENTAL COMPLIANCE AND ASSOCIATED COSTS

         The Company is subject to a broad range of federal, state and local environmental requirements, including those governing effluent discharges into the air and water, the handling and disposal of solid and/or hazardous wastes and, potentially, the remediation of contamination associated with releases of hazardous substances. The Company has spent substantial amounts to comply with these requirements and expects to continue to do so in the future.

         From time to time, the Company has had claims asserted against it by regulatory agencies or private parties for environmental matters relating to the generation or handling of hazardous substances by the Company or its predecessors and has incurred obligations for investigations or remedial actions with respect to certain such matters. While the Company does not believe that any such claims asserted or obligations incurred to date will result in a material adverse effect upon the Company's financial position, the Company is aware that hazardous substances or oil have been detected and that additional investigations will be, and remedial actions will or may be, required at its past and present facilities in Massillon and Hamilton, Ohio; Easthampton, Massachusetts; Chicago, Illinois; Hudson, New Hampshire; and Lititz, Pennsylvania. Operations at these and other facilities currently or previously owned or leased by the Company utilize, or in the past have utilized, hazardous substances. There can be no assurance that activities at these or future facilities may not result in additional environmental claims being asserted against the Company or additional investigations or remedial actions being required. In addition, there can be no assurance that environmental requirements will not change in the future or that the Company will not incur significant costs in the future to comply with such requirements. See "Business--Environmental Regulation and Claims."

REPURCHASE OF THE SENIOR NOTES UPON A CHANGE OF CONTROL

         Upon a Change of Control, Ekco will be required to offer to repurchase the Senior Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase.

         There can be no assurance that Ekco will have adequate funds to repurchase the Senior Notes in the event of a Change of Control. The failure of Ekco following a Change of Control to make or consummate an offer to repurchase the Senior Notes would constitute an Event of Default under the Indenture. In such an event, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes may accelerate the maturity of all of the Senior Notes. A Change of Control will include any transaction which results in any person beneficially owning or controlling more than 50% of the voting stock of Ekco. See "Description of Senior Notes--Certain Covenants--Repurchase of Senior Notes at the Option of the Holder Upon a Change of Control."

         The occurrence of the events constituting a Change of Control with respect to the Senior Notes would result in an event of default under the Revolving Credit Facility and would give the lenders thereunder the right to require payment in full of the borrowings thereunder. In addition, under the Revolving Credit Facility, a change in control which would give the lenders a right to require the payment of the outstanding borrowings thereunder in full would occur if any person were to own more than 35% of the outstanding voting stock of Ekco. Accordingly, a change in control under the Revolving Credit Facility may not constitute a Change of Control under the Senior Notes. See "Description of Certain Indebtedness--Revolving Credit Facility."

ABSENCE OF PUBLIC MARKET AND TRANSFER RESTRICTIONS

         The Old Senior Notes are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") Market by Qualified Institutional Buyers ("QIBs"). The New Senior Notes will be new securities for which there currently is no market. There can be no assurance as to the liquidity of any markets that may develop for the New Senior Notes, the ability of holders of the New Senior Notes to sell their New Senior Notes, or the price at which Holders would be able to sell their New Senior Notes. Future trading prices of the New Senior Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Each of the Initial Purchasers has advised the Company that it currently intends to make a market in the New Senior Notes. However, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice. Therefore, there can be no assurance that any active market for the New Senior Notes will develop. The Company does not intend to apply for listing of the New Senior Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

ORIGINAL ISSUE DISCOUNT CONSEQUENCES

         The Old Senior Notes were issued at a discount from their principal amount and the New Senior Notes will be treated as a continuation of the Old Senior Notes for federal income tax purposes. Consequently, holders of New Senior Notes generally will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. For a more detailed discussion of the federal income tax consequences to the holders of the Old Senior Notes of the acquisition, ownership and disposition of the New Senior Notes, see "Certain Federal Income Tax Considerations." See "The Exchange Offer-Accounting Treatment" for information regarding the accounting treatment of the Exchange Offer.

         If a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code (the "Bankruptcy Code") after the issuance of the Notes, the claim of a holder of any of the Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price allocable to the Notes and (ii) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

                               THE EXCHANGE OFFER

         The Old Senior Notes were sold by the Company on March 25, 1996 (the "Issue Date") to the Initial Purchasers, who placed the Old Senior Notes with institutional investors. Ekco, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Ekco and the Guarantors agreed to file with the Commission a Registration Statement on Form S-1 or Form S-4, if the use of such form is then available (the "Exchange Offer Registration Statement"), relating to a registered exchange offer (the "Exchange Offer") for the New Senior Notes under the Securities Act. As soon as practicable after the effectiveness of the Exchange Offer Registration Statement, Ekco will offer to the Holders of Transfer Restricted Securities (as defined below) who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Transfer Restricted Securities for the New Senior Notes, identical in all material respects to the Old Senior Notes, that would be registered under the Securities Act. In the event that applicable interpretations of the staff of the Commission do not permit Ekco to effect the Exchange Offer or do not permit any Holder of the Old Senior Notes, subject to certain limitations, to participate in the Exchange Offer, Ekco and the Guarantors will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by such Holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Senior Note until the earliest to occur of (i) the date on which such Old Senior Note has been exchanged for a New Senior Note in the Exchange Offer, (ii) the date on which such Old Senior Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such Old Senior Note is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act.

         Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Senior Notes issued pursuant to the Exchange Offer in exchange for Old Senior Notes may be offered for resale, resold and otherwise transferred by any holder of such New Senior Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Senior Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Senior Notes. Each Holder will be required to acknowledge in the Letter of Transmittal that it is not engaged in, and does not intend to engage in, a distribution of the New Senior Notes. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Senior Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

         Each broker-dealer that receives New Senior Notes for its own account pursuant to the Exchange Offer will also be required to acknowledge that (i) Old Senior Notes tendered by it in the Exchange Offer were acquired in the ordinary course of its business as a result of market-making or other trading activities and (ii) it will deliver a prospectus in connection with any resale of New Senior Notes received in the Exchange Offer. The Letter of Transmittal will also state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Senior Notes received in exchange for Old Senior Notes where such Old Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Senior Notes acquired directly from the Company). The Company and the Guarantors have agreed that, for a period of 180 days after the Expiration Date, they will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Notwithstanding the foregoing, based on the above-mentioned interpretations by the staff of the Commission, the Company believes that broker-dealers who acquired the Old Senior Notes directly from the Company and not as a result of market-making activities or other trading activities cannot rely on such interpretations by the staff of the Commission and must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resales of the New Senior Notes. Such broker-dealers may not use this Prospectus, as it may be amended or supplemented from time to time, in connection with any such resales of the New Senior Notes.

         The Registration Rights Agreement provides that (i) Ekco and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to 30 days after the Issue Date, (ii) Ekco and the Guarantors will use their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Issue Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, Ekco and the Guarantors will commence the Exchange

Offer and use their best efforts to consummate the Exchange Offer on or prior to 45 days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission but in no event later than 150 days after the Issue Date and (iv) if obligated to file the Shelf Registration Statement, Ekco and the Guarantors will use their best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 120 days after such obligation arises. If applicable, Ekco and the Guarantors will use their best efforts to keep the Shelf Registration Statement effective for a period of three years after the Issue Date.

         If (a) Ekco and the Guarantors fail to file any of the Registration Statements on or prior to the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness, (c) Ekco and the Guarantors fail to consummate the Exchange Offer on or prior to the date specified for such consummation or (d) the Shelf Registration Statement is filed and declared effective but shall thereafter cease to be effective (at any time that Ekco is obligated to maintain the effectiveness thereof) (each such event referred to in clauses (a) through (d), a "Registration Default"), Ekco will be required to pay liquidated damages ("Liquidated Damages") to each Holder of Transfer Restricted Securities, during the first 90-day period of any portion thereof immediately following the occurrence of such Registration Default, in an amount equal to one-half of one percent (0.5%) per annum of the principal amount of the Old Senior Notes constituting Transfer Restricted Securities held by such Holder, increasing by an additional one-half of one percent (0.5%) per annum of the principal amount of Old Senior Notes constituting Transfer Restricted Securities for each subsequent 90-day period or any portion thereof, up to a maximum amount of Liquidated Damages equal to two percent (2.0%) per annum of the principal amount of such Old Senior Notes, which provision for Liquidated Damages will continue until such Registration Default has been cured. All accrued Liquidated Damages shall be paid to Holders in the same manner as interest payments on the Old Senior Notes on semi-annual payment dates which correspond to the Interest Payment Dates for the Old Senior Notes.

         The Registration Rights Agreement also provides that Ekco (i) shall make available for a period of 180 days after the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such New Senior Notes and (ii) shall pay all expenses incidental to the Exchange Offer (including the expenses of one counsel to the Holders of the Old Senior Notes) and will indemnify certain Holders of the Old Senior Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

         Holders of the Old Senior Notes will be required to make certain representations to Ekco (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Senior Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth in the preceding paragraphs. A Holder who sells Old Senior Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a Holder (including certain indemnification obligations).

         For so long as the Old Senior Notes are outstanding, Ekco will continue to provide to Holders of the Old Senior Notes and to prospective purchasers of the Old Senior Notes the information required by Rule 144A(d)(4) under the Securities Act ("Rule 144A") during any period in which Ekco is not subject to
Section 13 or 15(d) of the Exchange Act. Ekco will provide a copy of the Registration Rights Agreement to prospective purchasers of Old Senior Notes identified to Ekco by an Initial Purchaser upon request.

         The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus forms a part.

         The Old Senior Notes were placed with a small number of institutional investors on March 25, 1996 and there is no public market for them at present. To the extent Old Senior Notes are tendered and accepted in the exchange, the principal amount of outstanding Old Senior Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, Holders of Old Senior Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Senior Notes will not have any further registration rights and such Old Senior Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Senior Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Senior Notes validly tendered and not withdrawn prior to 5:00 pm., New York City time, on the Expiration Date. The Company will issue $1,000 face amount of New Senior Notes in exchange for each $1,000 face amount of outstanding Old Senior Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Senior Notes pursuant to the Exchange Offer. However, Old Senior Notes may be tendered only in integral multiples of $1,000.

         The form and terms of the New Senior Notes will be identical in all material respects to the form and terms of the Old Senior Notes, except that (i) the New Senior Notes will have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the New Senior Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Senior Notes under certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The New Senior Notes will evidence the same debt as the Old Senior Notes and will be entitled to the benefits of the Indenture under which the Old Senior Notes were, and the New Senior Notes will be, issued.

         As of the date of this Prospectus, $125,000,000 aggregate face amount of the Old Senior Notes were outstanding. The Company has fixed the close of business on __________, 1996 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent. As of such date there were registered Holders of the Old Senior Notes.

         The Company shall be deemed to have accepted validly tendered Old Senior Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Senior Notes from the Company.

         If any tendered Old Senior Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Senior Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

         Holders who tender Old Senior Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Senior Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

         The term "Expiration Date" shall mean 5:00 p.m., New York City time, on ___________, 1996, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

         In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled expiration date.

         The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Senior Notes to extend the Exchange Offer within the time limits set forth in the Registration Rights Agreement by giving oral or written notice of such delay or extension to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance or extension or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

         Without limiting the manner in which the Company may choose to make public announcement of any delay, extension or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW SENIOR NOTES

         The New Senior Notes will bear interest from their date of issuance. Holders of Old Senior Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the New Senior Notes. Such interest will be paid with the first interest payment on the New Senior Notes on October 1, 1996. Interest on the Old Senior Notes accepted for exchange will cease to accrue upon issuance of the New Senior Notes.

PROCEDURES FOR TENDERING

         Only a Holder of Old Senior Notes may tender such Old Senior Notes in the Exchange Offer. A Holder who wishes to tender Old Senior Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, or a facsimile thereof, including any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Senior Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Senior Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 pm., New York City time, on the Expiration Date.

         The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         The method of delivery of Old Senior Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holder. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Old Senior Notes should be sent to the Company. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such Holders.

         Any beneficial owner whose Old Senior Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Senior Notes, either make appropriate arrangements to register ownership of the Old Senior Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Senior Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or a "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (a "Eligible Institution").

         If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Senior Notes listed therein, such Old Senior Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Old Senior Notes.

         If the Letter of Transmittal or any Old Senior Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Senior Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Senior Notes not properly tendered or any Old Senior Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Senior Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Senior Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Old Senior Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Senior Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Senior Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

         By tendering, each Holder will represent to the Company, among other things, that (i) the New Senior Notes to be acquired by the Holder and any beneficial owners of Old Senior Notes pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Senior Notes, (ii) the Holder and each such beneficial owner are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of such New Senior Notes and (iii) neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker or dealer that receives New Senior Notes for its own account in exchange for Old Senior Notes, where such Old Senior Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities (other than Old Senior Notes acquired directly from the Company), must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Notes. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

         Holders who wish to tender their Old Senior Notes and (i) whose Old Senior Notes are not immediately available or (ii) who cannot deliver their Old Senior Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

                  (a) the tender is made through an Eligible Institution;

                  (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Senior Notes and the principal amount of Old Senior Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof together with the certificate(s) representing the Old Senior Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

                  (c) such properly completed and executed Letter of Transmittal (or facsimile thereof, as well as the certificate(s) representing all tendered Old Senior Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

         Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Senior Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

         Except as otherwise provided herein, tenders of Old Senior Notes may be withdrawn at any time prior to 5:00 pm., New York City time, on the Expiration Date.

         To withdraw a tender of Old Senior Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Senior Notes to be withdrawn (the "Depositor"), (ii) identify the Old

Senior Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Senior Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Senior Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Senior Notes register the transfer of such Old Senior Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Senior Notes are to be registered, if different from that of the Depositor. If certificates for Old Senior Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. Any Old Senior Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Senior Notes will be issued with respect thereto unless the Old Senior Notes so withdrawn are validly retendered. Properly withdrawn Old Senior Notes may be retendered by following one of the procedures described above under "-Procedures for Tendering" at any time prior to the Expiration Date.

         Any Old Senior Notes which have been tendered but which are not accepted for payment due to withdrawal, rejection of tender or termination of the Exchange Offer will be returned as soon as practicable to the Holder thereof without cost to such Holder.

EXCHANGE AGENT

         Fleet National Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail:        By Overnight Courier or by Hand:

Fleet National Bank                     Fleet National Bank
Corporate Trust Operations              Corporate Trust Operations
777 Main Street, Lower Level            777 Main Street, Lower Level
CTMO0224                                Hartford, Connecticut 06115
Hartford, Connecticut 06115             Attention: Patricia Williams
Attn: Patricia Williams

By Facsimile:
(860) 986-7908

Confirm by telephone:
(860) 986-2910
Attn: Patricia Williams

FEES AND EXPENSES

         The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraphy, telephone or in person by officers and regular employees of the Company and its affiliates.

         The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The

Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

         The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

         The Company will pay all transfer taxes, if any, applicable to the exchange of Old Senior Notes pursuant to the Exchange Offer. If, however, certificates representing New Senior Notes or Old Senior Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Senior Notes tendered, or if tendered Old Senior Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Senior Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

         The New Senior Notes will be recorded at the same carrying value as the Old Senior Notes, which is face value less accrued original issue discount, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The costs of the Exchange Offer and the unamortized costs related to the issuance of the Old Senior Notes will be amortized over the term of the New Senior Notes.

                                   THE COMPANY

         Ekco was incorporated in Delaware in 1968. The current business of the Company was established in 1987 through Ekco's purchase of Ekco Housewares, Inc. and through subsequent acquisitions and internal development. The Company has acquired or developed the following businesses and product lines (net of divestitures):

         -        October 1987--acquisition of Ekco Housewares, Inc.
                  ("Housewares"), a manufacturer and marketer of bakeware and kitchen tools and gadgets.

         - January 1989--acquisition of Woodstream Corporation ("Woodstream"), a manufacturer and marketer of non-toxic pest control and small animal control products.

         - December 1989--acquisition of the non-toxic pest control product line of McGill Metal Products Company.

         - December 1991--acquisition of the small animal care product line of Beacon Industries, Inc.

         - January 1992--acquisition of Frem Corporation ("Frem"), a manufacturer and marketer of molded plastic products.

         - April 1993--acquisition of Kellogg Brush Manufacturing Co. and subsidiaries ("Kellogg Brush"), a manufacturer and marketer of brushes, brooms and mops.

         - January 1995--introduction of an internally developed line of upscale bakeware and kitchen tools, gadgets and other houseware products by B.VIA International Housewares, Inc. ("VIA!"), a newly-formed subsidiary of Ekco.

         The Ekco Integration combined the management and operations of the Company's bakeware, kitchenware, cleaning products and molded plastic products businesses, which sell through common channels of distribution and accounted for over 75% of the Company's net revenues in Fiscal 1995. The newly created single organization combines and coordinates the sales, marketing, manufacturing, distribution, administrative and financial activities for the four product categories. The Company also consolidated a large portion of the distribution of bakeware and kitchenware products as well as certain cleaning products into its new distribution facility in Bolingbrook, Illinois from four separate warehousing and distribution locations. These steps have improved customer service, created more effective sales and marketing programs, reduced costs and resulted in distribution efficiencies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes to the Consolidated Financial Statements included elsewhere in this Prospectus.

                                 USE OF PROCEEDS

         The Exchange Offer is intended to satisfy certain of the Company and the Guarantors' obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Senior Notes. The net proceeds received by Ekco from the issuance of the Old Senior Notes was approximately $120.3 million, after deducting discounts and commissions and estimated expenses of the issuance. The Company applied the net proceeds of the Old Senior Notes (i) to repurchase all of the $60.0 million outstanding principal amount of the 12.70% Notes due 1998 from the holders thereof (the "12.70% Holders") at a price equal to par plus accrued and unpaid interest plus a make-whole premium which the Company estimates to be approximately $6.6 million, (ii) to repurchase the $22.0 million outstanding principal amount of the 7.0% Note due 2002 from the holder thereof (the "7.0% Holder") for a repurchase price of approximately $18.8 million plus accrued and unpaid interest, and (iii) with the remaining net proceeds, to repay amounts outstanding under the Company's Revolving Credit Facility.

         The Company's Revolving Credit Facility matures on December 1, 1998. The interest rate for borrowings under the Revolving Credit Facility prior to the consummation of the Offering was the Prime Rate (as defined in the Revolving Credit Facility) or the Prime Rate plus 0.25% or LIBOR plus 1.50% or 1.75%.

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of the Company as of December 31, 1995, and as adjusted to give effect to the issuance of the Senior Notes and the application of the net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                                              DECEMBER 31, 1995
                                                                              -----------------
                                                                           ACTUAL        AS ADJUSTED
                                                                           -------------------------
                                                                             (AMOUNTS IN THOUSANDS)

Current portion of long-term debt .....................................    $  18,079        $      79
                                                                           ---------        ---------
Long-term debt:
  Revolving Credit Facility ...........................................       32,693             --
  9 1/4% Senior Notes due 2006 (net of unamortized discount of
     $886) ............................................................         --            124,114
  12.70% Senior Subordinated Notes due 1998 ...........................       60,000             --
  7.0% Subordinated Convertible Note due 2002 .........................       22,000             --
  Other ...............................................................           86               86
                                                                           ---------        ---------
          Total long-term debt ........................................      114,779          124,200
  Less current portion ................................................       18,079               79
                                                                           ---------        ---------
          Total long-term debt, net of current portion ................       96,700          124,121
                                                                           ---------        ---------
Series B ESOP Convertible Preferred Stock, par value $.01 per share,
  net, 1,488 shares outstanding, redeemable at $3.61 per share ........        3,458            3,458
                                                                           ---------        ---------
Minority interest .....................................................          498              498
                                                                           ---------        ---------
Stockholders' equity:

  Common stock, $.01 par value, 60,000 shares authorized, 18,414
     shares outstanding ...............................................          184              184
  Capital in excess of par value ......................................      106,916          106,916
  Cumulative translation adjustment ...................................          929              929
  Retained earnings ...................................................       33,614           30,409
  Unearned compensation ...............................................       (3,970)          (3,970)
  Pension liability adjustment ........................................       (1,748)          (1,748)
                                                                           ---------        ---------
          Total stockholders' equity ..................................      135,925          132,720
                                                                           ---------        ---------
          Total capitalization ........................................    $ 254,660        $ 260,876
                                                                           =========        =========

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table sets forth selected historical consolidated financial data and operating data for the Company for the periods indicated. The Company's selected historical consolidated financial data were derived from the Consolidated Financial Statements of the Company. The information set forth in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                                                                               FISCAL 1995
                                                                    FISCAL                               --------------------
                                              -----------------------------------------------                             PRO
                                               1991          1992(a)        1993(b)          1994          ACTUAL        FORMA(c)
                                               ----          -------        -------          ----          ------        --------
                                               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


Statement of Operations Data:
Net revenues ................................   $166,717     $206,628     $246,428          $267,048     $277,995    $277,995
Gross profit ................................     67,587       77,543       85,079            91,597       86,652      86,652
Operating profit ............................     21,597       27,405       30,043(d)         33,726       29,432      29,432
Net interest expense ........................      9,594       10,680       12,206            12,491       13,493      13,158 (e)
Income before income taxes ..................     12,003       16,725       17,837(d)         21,235       15,939      16,274
Income before cumulative effect of
  accounting changes ........................      5,894        8,647        8,859(d)(f)      11,423        8,045       8,250
Earnings before cumulative effect of
  accounting changes per share ..............       0.35         0.46         0.44(d)(f)        0.57         0.40        0.41
Weighted average number of shares used in
  computation of earnings per share .........     17,012       18,785       19,999            20,115       20,318      20,318
Other Data:
EBITDA(g) ...................................   $ 31,008     $ 39,627     $ 46,753(d)       $ 52,261     $ 50,062    $ 50,062
Depreciation ................................      5,412        7,287        9,545             9,227        9,234       9,234
Amortization of excess of cost over fair
  value ....................................       2,770        3,557        4,195             4,438        4,437       4,437
Other amortization .........................       1,229        1,378        2,970             4,870        6,959       6,959
Capital expenditures .......................       7,946       12,649       15,111            11,106       12,652      12,652
Prepaid marketing costs ....................           0          411        5,490             4,127        4,877       4,877
Ratio of EBITDA to interest expense(g) .....        2.97x        3.54x        3.67x(d)          4.08x        3.68x       3.78 x(e)
Ratio of earnings to fixed charges(h) ......        2.11         2.44         2.33(d)           2.56         2.08        2.13 (e)
Balance Sheet Data:
Working capital ............................    $ 19,635     $ 38,566     $ 25,769          $ 60,509     $ 44,675    $ 67,033 (i)(j)
Total assets ...............................     211,484      255,081      307,961           317,783      304,375     308,454 (i)(j)
Long-term obligations, less current
  portion ..................................      71,644       93,264      111,982           124,580       96,700     124,121 (i)
Stockholders' equity(k) ....................      86,841      110,567      116,864           129,116      132,720     132,720 (j)


- ----------

(a) Includes operations of the molded plastic products business acquired by the Company on January 8, 1992.

(b) Includes operations of the cleaning products business acquired by the Company on April 1, 1993.

(c) Pro forma to give effect to the issuance of the Senior Notes for purposes of the Statement of Operations Data and Other Data as if the issuance had occurred on January 2, 1995 and for purposes of the Balance Sheet Data as if the issuance had occurred at December 31, 1995.

(d) Before giving effect to an $11.0 million restructuring/reorganization and excess facilities charge ($6.6 million after income taxes) recorded in the fourth quarter of Fiscal 1993 as part of the Ekco Integration.

(e) Adjusted to give effect to: (i) the impact on interest expense resulting from (a) the issuance of the Senior Notes at an interest rate of 9 1/4%,
     (b) the repurchase of the 12.70% Notes for $66.6 million (including an estimated $6.6 million make- whole premium) and the 7.0% Note for $18.8 million, and (c) the repayment of $34.9 million in borrowings under the Revolving Credit Facility; and (ii) a $0.4 million charge for the amortization of $3.8 million in estimated costs associated with the issuance of the Old Senior Notes and the Revolving Credit Facility over the ten year term of the Senior Notes.

(f) During Fiscal 1993, the Company recorded a charge of $3.2 million (net of income taxes of $2.0 million) to reflect the cumulative effect of changes in method of accounting for post-retirement and post-employment benefits.

(g) EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation and amortization. EBITDA is presented here to provide additional information about the Company's ability to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative either to net income as an indicator of the Company's operating performance, or to cash flows as a measure of the Company's liquidity.

(h) Ratio of earnings to fixed charges is calculated as earnings from continuing operations before income taxes and cumulative effects of changes in accounting principles, adjusted to add back fixed charges and divided by fixed charges. Fixed charges consist of interest expense, capitalized interest and that portion of rental expense deemed to be representative of interest expense.

(i) Adjusted to reflect the issuance of $125.0 million aggregate principal amount of Senior Notes at an issue price of 99.291% and related debt issuance costs of $3.8 million attributable to the Senior Notes and the Revolving Credit Facility.

(j) Adjusted by $3.2 million to reflect the extraordinary net loss on early extinguishment of debt and the associated write-off of deferred financing costs.

(k) The Company declared dividends aggregating $.08 per share on its Common Stock and its ESOP Preferred Stock in Fiscal 1995.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with "Selected Consolidated Financial Data" and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

OVERVIEW

         General. The Company is a leading U.S. manufacturer and marketer of multiple categories of branded houseware products for everyday home use. The Company operates in one industry segment, with revenues derived from sales in five principal product categories: (i) bakeware, (ii) kitchenware, (iii) cleaning products, (iv) pest control and small animal care and control products and (v) molded plastic products. The following table summarizes the changes in the components of the Company's net revenues by product category over the last three Fiscal years:

                         NET REVENUE BY PRODUCT CATEGORY
                   (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                   FISCAL 1993                  FISCAL 1994                  FISCAL 1995
                                                   -----------                  -----------                  -----------

Bakeware .................................  $  67,104          27.2%     $ 76,557          28.7%     $ 81,261          29.2%
Kitchenware ..............................     68,114          27.6        72,022          27.0        73,006          26.3
Cleaning products(a) .....................     36,922          15.0        53,003          19.8        55,191          19.9
Pest control and small animal care and
  control products .......................     29,693          12.1        31,943          12.0        34,034          12.2
Molded plastic products ..................     31,277          12.7        33,523          12.5        30,991          11.1
VIA!(b) ..................................       --            --            --             --          3,512           1.3
Other(c) .................................     13,318           5.4          --             --           --             --
                                             --------         -----      --------         -----      --------         -----

          Total net revenues .............   $246,428         100.0%     $267,048         100.0%     $277,995         100.0%
                                             ========         =====      ========         =====      ========         =====



- ----------

(a)      The Company acquired its cleaning products business on April 1, 1993.

(b) The Company introduced its VIA!(TM) line of products in January 1995; substantially all revenues from the sale of VIA!(TM) products occurred in the second half of Fiscal 1995.

(c)      The Company sold its plastic sporting goods business in January 1994.

         The Company's sales have increased in each of the last five years as a result of internal growth and acquisitions. The Company's net revenues increased from $166.7 million in Fiscal 1991 to $278.0 million in Fiscal 1995, a compound annual growth rate of 13.6%. The Company's gross margin declined in Fiscal 1995 from historical levels due primarily to the weak retail environment and increases in the price of raw materials. The gross margin decline was partially offset by a decline in selling, general and administrative expense as a percentage of net revenues, resulting from, among other things, the Ekco Integration. The Company's EBITDA increased from $31.0 million in Fiscal 1991 to $50.1 million in Fiscal 1995, a compound annual growth rate of 12.7%.

         Seasonality. Many of the Company's product categories are affected by seasonal consumer purchasing patterns, including holiday cooking and baking, back-to-school shopping and spring cleaning. Historically, the Company's revenues in the last half of the Fiscal year have been greater than in the first half.

In Fiscal 1995, 56.7% and 62.2% of net revenues and EBITDA, respectively, were generated in the second half of the year. The following table presents the unaudited quarterly results of operations of the Company for the last two Fiscal years:

                    First        Second        Third        Fourth         Total
                   Quarter       Quarter      Quarter       Quarter        Year
                   -------       -------      -------       -------        ----

                             (AMOUNTS IN THOUSANDS)

FISCAL 1995
Net revenues         $58,732       $61,691       $83,041       $74,531     $277,995
Gross profit          18,007        18,462        26,106        24,077       86,652
EBITDA......           8,850        10,058        17,535        13,619       50,062
FISCAL 1994
Net revenues         $54,354       $59,199       $78,623       $74,872     $267,048
Gross profit          17,746        19,542        27,112        27,197       91,597
EBITDA......           9,405         9,531        15,955        17,370       52,261



         Promotional Programs. In order to stimulate sales, the Company markets its products to its retail customers through a variety of promotional programs throughout the year, including cooperative advertising, special packaging, floor displays, discounting and "bundling" of its products. While promotional programs are intended to increase the sales of the Company's products, expanded use of promotions may result in reduced profits.

RESULTS OF OPERATIONS

         The following table sets forth the percentages of net revenues of the Company represented by certain components of income and expense for the last three Fiscal years:

                                                                                            FISCAL
                                                                                -------------------------------

                                                                                1993         1994          1995
                                                                                ----         ----          ----


             Net revenues..................................................    100.0%       100.0%        100.0%
             Gross profit..................................................     34.5         34.3          31.2
             Selling, general and administrative expense...................     20.6         20.0          19.0
             Operating profit..............................................     12.2(a)      12.6          10.6
             Net interest expense..........................................      5.0          4.7           4.9
             Income before income taxes....................................      7.2(a)       8.0           5.7
             Income before cumulative effect of accounting changes.........      3.6(a)(b)    4.3           2.9



- -----------------


(a) Before giving effect to an $11.0 million restructuring/reorganization and excess facilities charge ($6.6 million after income taxes) recorded in the fourth quarter of Fiscal 1993 as part of the Ekco Integration.

(b) During Fiscal 1993, the Company recorded a charge of $3.2 million (net of income taxes of $2.0 million) to reflect the cumulative effect of changes in method of accounting for post-retirement and post-employment benefits.


FISCAL 1995 AS COMPARED TO FISCAL 1994

         NET REVENUES. Net revenues for Fiscal 1995 increased approximately $10.9 million (4.1%) from the prior year. Sales increased for four of the Company's five product categories in Fiscal 1995 despite a weak retail sales environment. The increase in net revenues was principally due to increases in revenues in the Company's bakeware, pest control and cleaning products businesses, as well as from the introduction of the Company's new line of VIA!(TM) products. The increase was partially offset by a decline in revenues from molded plastic products. The increase in bakeware revenues was primarily due to increased distribution, higher levels of promotions and the Company placing the promotions with retailers earlier than in prior years. The increase in sales of pest control products was principally due to new product introductions, including the Roach Magnet(TM), and increased distribution. Increased sales of cleaning products resulted from increased distribution and the substantial growth of several hardware/home-center customers. Net revenues from the Company's new line of VIA!(TM) products were approximately $3.5 million, substantially all of which were recognized in the second half of Fiscal 1995. Revenues from the sale of molded plastic products declined because retailers reduced planned promotions in response to consumer resistance to increased retail selling prices, resulting from significant increases in plastic resin prices.

         GROSS PROFIT. The Company's gross profit margin declined from approximately 34.3% for Fiscal 1994 to approximately 31.2% for Fiscal 1995. The primary factors contributing to this decline were (i) the significant year-over-year increase in the prices of plastic resin and other raw materials,
(ii) increases in manufacturing and distribution costs incurred in anticipation of a higher than realized volume of sales (iii) a shift in customer mix, resulting from the substantial growth of several hardware/home-center customers, and (iv) increased promotional discounting in the fourth quarter of Fiscal 1995. These factors were partially offset by price increases initiated during the beginning of Fiscal 1995.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense in Fiscal 1995 decreased approximately $0.7 million (1.1%) from the prior year. Selling, general and administrative expense as a percentage of net revenues declined from 20.0% in Fiscal 1994 to 19.0% in Fiscal 1995, as a result, in part, of efficiencies realized from the Ekco Integration. The decrease included the collection of an amount due relating to a 1987 real estate transaction ($1.1 million) which had previously been written off. The increase in expenses of approximately $0.5 million excluding this transaction reflects increased product placement and advertising costs as well as costs associated with the growth of VIA!

         OPERATING PROFIT. Operating profit for the Company for Fiscal 1995 was $29.4 million as compared to $33.7 million for Fiscal 1994, a decline of $4.3 million (12.7%), principally as a result of the decline in gross profit margin. Operating profit for the Company as a percentage of net sales for Fiscal 1995 was 10.6%, as compared to 12.6% for Fiscal 1994.

         NET INTEREST EXPENSE. Net interest expense increased $1.0 million from the Fiscal 1994 level of $12.5 million. The higher year-over-year expense was principally attributable to higher average borrowings and higher interest rates.

         INCOME TAXES. The effective income tax rate increased to 49.5% in Fiscal 1995 from 46.2% in Fiscal 1994. The increase occurred primarily because amortization of goodwill, which is not deductible for income taxes, represents a higher percentage of income before income taxes.

FISCAL 1994 AS COMPARED TO FISCAL 1993

         NET REVENUES. Net revenues for Fiscal 1994 increased approximately $20.6 million (8.4%) from the prior year. Net revenues for Fiscal 1994 included first quarter revenues of $12.7 million from the Company's cleaning products business, which was acquired by Ekco on April 1, 1993. Net revenues for Fiscal 1993 included $13.3 million associated with the Company's plastic sporting goods business, the assets of which were sold in January 1994. Excluding the foregoing acquisition and divestiture, net revenues for Fiscal 1994 increased approximately $21.2 million (8.6%) over net revenues for Fiscal 1993. Each of the Company's business units contributed to the growth in net revenues. Retailers, while continuing to adhere to stringent inventory controls, remained committed to maintaining high service levels for their customers. As a result, retailers kept their shelves stocked, contributing to the Company's growth in revenues. Approximately $9.5 million of the increase resulted from increased sales of the Company's bakeware products, which benefitted from the introduction of new products such as CrispIt(TM) pizza pans and Healthy Cooking broiler and meat loaf pans, along with strong growth in Baker's Secret(R) bakeware products. Approximately $4.0 million of the increase resulted from increased sales of the Company's kitchen tool and gadget products, which benefitted from a store aisle merchandising program introduced in the second half of Fiscal 1993. The remaining increase of approximately $8.0 million was a result of increases in the Company's other businesses, including molded plastic products, pest control and small animal care and control products.

         GROSS PROFIT. The Company's gross profit margin in Fiscal 1994 remained essentially unchanged from 34.5% in Fiscal 1993. The Company was able to maintain its gross profit margin despite increases in raw material costs and warehousing and distribution costs through improved utilization of facilities, primarily at the Company's cleaning product business, and changes in product mix. Although the cost of raw materials increased in general, the majority of the increase resulted from the approximate doubling of prices of plastic resin, the primary raw material used in the Company's molded plastic products business.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for Fiscal 1994 increased $2.6 million (5.0%) from the prior year. Selling, general and administrative expense as a percentage of net revenues declined from 20.6% for Fiscal 1993 to 20.0%, for Fiscal 1994. Selling, general and administrative expense for Fiscal 1993 included $2.6 million associated with the Company's plastic sporting goods business. Additionally, selling, general and administrative expense for Fiscal 1994 included first quarter expenses of $1.9 million from the Company's cleaning products business. Excluding the above divestiture and acquisition, selling, general and administrative expense for Fiscal 1994 increased approximately $3.3 million (6.7%). The increase was primarily due to increased display and sales promotion costs associated with the Company's 1994 bakeware media campaign and costs associated with the start-up of VIA!. The increase was partially offset by benefits associated with implementation of the Ekco Integration.

         OPERATING PROFIT. Operating profit for the Company for Fiscal 1994 was $33.7 million as compared to $30.0 million for Fiscal 1993, an increase of $3.7 million (1.2%). Operating profit for the Company as a percentage of net revenues for Fiscal 1994 was 12.6% as compared to 12.2% for Fiscal 1993.

         NET INTEREST EXPENSE. Net interest expense for the Company for Fiscal 1994 was $12.5 million as compared to $12.2 million for Fiscal 1993, an increase of $0.3 million (2.3%). The increase was primarily due to the additional debt associated with the acquisition of the Company's cleaning products business on April 1, 1993.

         INCOME TAXES. The effective income tax rate declined to 46.2% in Fiscal 1994 from 67.0% in Fiscal 1993. The decline occurred primarily because amortization of goodwill for Fiscal 1994 represents a lower percentage of income before income taxes.

RESTRUCTURING/REORGANIZATION AND EXCESS FACILITIES CHARGE

         As part of the Ekco Integration, the Company recorded an $11.0 million charge ($6.6 million after income taxes) for restructuring/reorganization and excess facilities during the fourth quarter of Fiscal 1993. The restructuring was the result of management's analysis of the Company's operations and future strategy. The items covered by the charge were (i) severance and other costs related to a reduction in personnel; (ii) costs arising from the consolidation of different distribution and information systems (including the closing of facilities and write-off of equipment no longer relevant to the Company's operating strategy); and (iii) costs associated with excess facilities currently classified as held for sale. Of this $11.0 million charge, approximately $2.7 million was non-cash, and $8.3 million was cash. Of the $8.3 million cash portion of the charge, $5.0 million was expended in Fiscal 1994 and $3.3 million was expended in Fiscal 1995. See Note 17 to the Consolidated Financial Statements included elsewhere in this Prospectus.

LIQUIDITY AND CAPITAL RESOURCES

         During Fiscal 1995, the Company generated approximately $21.7 million in cash from operations. Such cash, together with proceeds of $3.3 million from the sale of property and equipment and proceeds of $3.6 million from investments previously pledged as collateral, was used for capital expenditures of approximately $12.7 million, dividend payments of approximately $1.6 million, the reduction of debt of approximately $13.4 million and net repurchases/issuances of Common Stock of $0.9 million.

         Concurrently with the issuance of the Old Senior Notes, the Revolving Credit Facility was amended to provide a $75 million line of credit for Ekco. See "Description of Certain Indebtedness--Revolving Credit Facility." Loans under the Revolving Credit Facility bear interest at the Bank's prime rate or the LIBOR rate plus 1.25% or 1.50%, depending on the Company's borrowing strategy and the ratio of total debt to cash flow (as defined in the Revolving Credit Facility). The Revolving Credit Facility provides for a commitment fee of three-eighths of one percent on the unused portion of the commitment amount and a $60,000 annual agency fee. Borrowings under the Revolving Credit Facility mature in December 1998.

         The Indenture, as well as the Revolving Credit Facility, contain certain financial covenants that will restrict the sale of assets, the incurrence of additional indebtedness and certain investments and acquisitions by the Company. The Company believes it has sufficient borrowing capacity to finance its ongoing operations for the foreseeable future. The Company may, however, require additional funds to finance any future acquisitions.

         A facility located in Hudson, New Hampshire classified as held for sale was sold on October 5, 1995 for $2.8 million in cash. Proceeds from the sale were used to repay borrowings under the Revolving Credit Facility. The Company's remaining properties held for sale include a former manufacturing facility located in Chicago, Illinois and a warehouse located in Lititz, Pennsylvania. The Company is actively pursuing the sale or lease of these properties, and has leased the Lititz warehouse facility. The Company plans to sell these properties within the next two years. The aggregate carrying values of such properties, $2.8 million at December 31, 1995, are periodically reviewed and are stated at the lower of cost or market.

         The Company has provided approximately $3.5 million for environmental remediation and ongoing operation, maintenance and ground water monitoring costs associated with facilities owned or occupied by the Company's cleaning products business. The Company believes the provision is adequate, but will continue to monitor and adjust the provision, as appropriate, should additional sites be identified or further remediation measures be required or undertaken or interpretation of current laws or regulations be modified.

RECENT ACCOUNTING PRONOUNCEMENTS

         In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 121 "Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of" ("FAS 121"). The Company will adopt FAS 121 in Fiscal 1996 and does not expect it to have a material impact on the financial statements.

         The Company has not adopted the recently issued Statement of Financial Accounting Standard No. 123 "Accounting for Stock-based Compensation" ("FAS 123") which is required to be adopted in fiscal 1996. The Company currently intends to continue to record compensation based on the provisions of Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees," as allowed by FAS 123. Although the Company has not determined the ultimate impact of adopting FAS 123 on its present accounting disclosure, it does not believe, based on the number of options previously granted, that adoption of FAS 123 will have a material impact on its current accounting disclosure.

INFLATION

         Inflation in general was not considered to be a significant factor in the Company's operations during the periods discussed above.

                                    BUSINESS

GENERAL

         The Company is a leading U.S. manufacturer and marketer of multiple categories of branded houseware products for everyday home use. The Company believes it is the leading U.S. supplier of metal bakeware, kitchen tools and gadgets and non-toxic pest control products. In addition, the Company believes it is a leading U.S. supplier of plastic storage products (including crates, containers, baskets and office organizers), cleaning products (primarily brushes, brooms and mops) and small animal care and control products. The Company's Ekco(R) and Baker's Secret(R) trademarks are among the most widely-recognized consumer brands in the U.S. In 1995, the Ekco(R) brand ranked eighth in Home Furnishing News' survey of the 300 most widely recognized brand names in home furnishings. In addition, the Company's Wright-Bernet(TM) cleaning products, Victor(R) pest control products and Havahart(R) small animal care and control products are widely-recognized brands within their respective distribution channels. The Company markets its products primarily in the U.S. through substantially all distribution channels that sell houseware products for everyday home use, including mass merchandisers, supermarkets, hardware, drug and specialty stores. The Company has a significant presence among mass merchandisers, selling to each of the 30 largest discount department store chains (as ranked by the July 3, 1995 Discount Industry Annual Report published by Discount Store News), and in supermarkets, where it occupies space in over 90% of the approximately 38,000 U.S. supermarkets.

         According to the National Housewares Manufacturers' Association ("NHMA"), the housewares market grew to $54.0 billion in sales in 1994 from $45.0 billion in sales in 1990, a compound annual growth rate of approximately 5%. The housewares industry is highly fragmented: a 1995 NHMA report stated that of its approximately 2,000 members, 75% had revenues of less than $17.5 million in 1994. The Company believes that recent retail industry trends, including vendor rationalization and increased customer demand for ancillary and more costly vendor services, will foster consolidation in the housewares industry. As the leading vendor in many of its product categories, with efficient distribution and sophisticated information systems as well as a strong commitment and ability to service its customers, the Company believes it is well-positioned to benefit from such vendor consolidation.

         The Company's sales have increased in each of the last five years as a result of internal growth and acquisitions. The Company's net revenues increased from $166.7 million in Fiscal 1991 to $278.0 million in Fiscal 1995, a compound annual growth rate of 13.6%. The Company's EBITDA increased from $31.0 million in Fiscal 1991 to $50.1 million in Fiscal 1995, a compound annual growth rate of 12.7%. The following table summarizes the changes in the components of the Company's net revenues by product category over the last five Fiscal years:

                         NET REVENUE BY PRODUCT CATEGORY
                             (AMOUNTS IN THOUSANDS)

                                             FISCAL     FISCAL     FISCAL       FISCAL      FISCAL
                                              1991       1992       1993         1994        1995
                                            --------   --------   --------      --------   --------
Bakeware ................................   $ 72,659   $ 74,551   $ 67,104      $ 76,557   $ 81,261
Kitchenware .............................     57,078     58,571     68,114        72,022     73,006
Cleaning products(a) ....................         --         --     36,922        53,003     55,191
Pest control and small animal care and
  control products ......................     21,102     27,773     29,693        31,943     34,034
Molded plastic products(b) ..............         --     30,473     31,277        33,523     30,991
VIA!(c) .................................         --         --         --            --      3,512
Other(d) ................................     15,878     15,260     13,318            --         --
                                            --------   --------   --------      --------   --------
          TOTAL NET REVENUES ............   $166,717   $206,628   $246,428      $267,048   $277,995
                                            ========   ========   ========      ========   ========
          EBITDA ........................   $ 31,008   $ 39,627   $ 46,753(E)   $ 52,261   $ 50,062
                                            ========   ========   ========      ========   ========



(a)      The Company acquired its cleaning products business on April 1, 1993.

(b) The Company acquired its molded plastic products business on January 8, 1992.

(c) The Company introduced its VIA(TM) line of products in January 1995; substantially all revenues from the sale of VIA(TM) products occurred in the second half of Fiscal 1995.

(d) Revenues from the Company's plastic sporting goods business, sold in January 1994.

(e) Before giving effect to an $11.0 million restructuring/reorganization and excess facilities charge ($6.6 million after income taxes) recorded in the fourth quarter of Fiscal 1993 as part of the Ekco Integration.

THE EKCO INTEGRATION

         Since the fourth quarter of Fiscal 1993, Ekco has taken a series of actions to position the Company for long-term growth. The Ekco Integration included (i) the combination of four of the Company's principal business units into a single operating division and (ii) the introduction of a new branding strategy to capitalize on the strength of the Ekco(R) brand name.

         The Ekco Integration combined the management and operations of the Company's bakeware, kitchenware, cleaning products and molded plastic products businesses, which sell through common channels of distribution and accounted for over 75% of the Company's net revenues in Fiscal 1995. The newly created single organization combines and coordinates the sales, marketing, manufacturing, distribution, administrative and financial activities for the four product categories. The Company also consolidated a large portion of the distribution of bakeware and kitchenware products as well as certain cleaning products into its new distribution facility in Bolingbrook, Illinois from four separate warehousing and distribution locations. These steps have improved customer service, created more effective sales and marketing programs, reduced costs and resulted in distribution efficiencies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes to the Consolidated Financial Statements included elsewhere in this Prospectus.

         As part of the Ekco Integration, in January 1996 the Company introduced its new branding strategy in which the Ekco(R) brand name is used to market most of the products in these four categories. This enables the Company to capitalize on the strength of the Ekco(R) brand name by improving the brand identification of these products by consumers and increasing promotional opportunities for retailers. In addition, management believes that the new branding strategy enhances the effectiveness of the Company's newly consolidated sales and marketing effort by facilitating cross-marketing of the Company's products to retail customers under Ekco(R), one of the strongest brands in the housewares industry.

COMPETITIVE STRENGTHS

         The Company believes its competitive strengths include:

- -        LEADING MARKET POSITIONS. More than 50% of the Company's sales are from metal bakeware and kitchen tools and gadgets, categories in which the Company believes that it is the industry leader. The Company has achieved primary vendor status with many of its retail customers in certain product categories, including bakeware, kitchenware, cleaning products and non-toxic pest control products.

- -        WIDELY RECOGNIZED BRAND NAMES. In 1995, the Ekco(R) brand ranked eighth in Home Furnishing News' survey of the 300 most widely recognized brand names in home furnishings. Ekco(R) and the Company's other brand names, including Baker's Secret(R) bakeware, Wright-Bernet(TM) cleaning products and Victor(R) pest control products and Havahart(R) small animal care and control products, are recognized by consumers and retailers for quality, value, design and functionality.

- -        BROAD MARKET PENETRATION. Management believes that the Company has one of the broadest distribution networks of any company in the housewares industry. The Company markets its products primarily in the U.S.
         through substantially all distribution channels that sell housewares products for everyday home use, including mass merchandisers, supermarkets, and hardware, drug and specialty stores. The Company has a significant presence in mass merchandisers (including Wal-Mart, Kmart and Target) and in supermarkets (including Winn-Dixie, Kroger and Albertson's).

- -        MULTIPLE CATEGORY SUPPLIER. The Company serves as a single source for a wide range of products at a variety of price points in several categories, enabling the Company to be a more efficient and attractive vendor to the retail industry, which is consolidating its supply base.

- -        EFFICIENT DISTRIBUTION SYSTEM. The Company's distribution facilities and processes enable the Company to effectively pick, pack and deliver customer orders from its inventory, resulting in greater on-time deliveries, higher order fill rates, optimal use of full-truckload shipments and short purchase order lead times.

- -        CUSTOMER SERVICE. The Company offers retailers an integrated program of productivity enhancing services which are designed to reduce their operating costs and working capital and to increase their sales volume of the Company's products.

BUSINESS STRATEGY

         The Company's business strategy has four primary components: (i) leverage Ekco's brand names, (ii) focus on customer sales and service, (iii) increase market and customer penetration and (iv) pursue growth through acquisitions.

- -        LEVERAGE EKCO'S BRAND NAMES. The Company intends to leverage the
         Ekco(R) brand name to (i) further increase brand recognition and reputation among both retailers and consumers, (ii) expand sales through cross-marketing of the Company's product lines to existing customers and (iii) become the sole or primary vendor to existing and future customers across multiple product categories. As part of the Ekco Integration, in January 1996 the Company introduced its new branding strategy in which the Ekco(R) brand name is used to market most of the Company's bakeware, kitchenware, cleaning products and molded plastic products. The Company has also developed "family" look packaging and marketing materials that present consumers with a uniform appearance and message of Ekco(R) product quality, value, design and functionality. The Company continues to promote its Baker's Secret(R), Wright- Bernet(TM), Victor(R) and Havahart(R) brand names, and to enhance them with the Ekco(R) signature. The Company supports the recognition and reputation of its brand names through national and/or regional media advertising and frequent promotional campaigns.

- -        FOCUS ON CUSTOMER SALES AND SERVICE. The Ekco Integration has enabled the Company to shift the focus of its sales and marketing strategy from individual product categories to the broader needs of each of its customers. Each of the Company's customers now has one Ekco sales person responsible for selling and marketing most of the Company's products. The combined marketing staff now coordinates most of the Company's market research, advertising and other marketing related functions. This coordination augments the Company's efforts to leverage the Ekco(R) brand name, to increase market and customer penetration and to provide superior service to its customers. The Ekco Integration also enables the Company to respond more effectively to promotional opportunities or changes in customer demand and to offer retailers an integrated program of productivity enhancing services. These services are designed to reduce a retailer's operating and working capital costs and to improve its sales volume of the Company's products, and include electronic data interchange and quick response capabilities (which assist in the efficient and timely delivery of retailers' orders), advanced logistical support (such as vendor managed inventory) and just-in-time and direct-to-store delivery.

- -        INCREASE MARKET AND CUSTOMER PENETRATION. The Company strives to expand the amount of retail space allocated to its products to gain increased product penetration with both existing and new customers, and thereby to gain a competitive advantage within its product categories. The Company has a four-part strategy for increasing its market presence:
         (i) differentiate product lines, (ii) develop new and proprietary products, (iii) cross-market and (iv) cross-merchandise.

         - Differentiate Product Lines. The Company offers multiple product lines which are differentiated by price, quality and value. By offering a product line at a range of price points and in several styles, colors and packaging options, the Company effectively allows retailers to customize their offerings of the Company's products.

         - Develop New and Proprietary Products. To increase sales of the Company's entire product line, the Company (i) seeks to be the first to market with new and proprietary products, (ii) introduces new, differentiated products periodically throughout the year, (iii) strives to become a full-line supplier in each product category, (iv) updates its existing products through design, packaging and functional changes and
                  (v) identifies and exploits new product niches.

         - Cross-Market. The Ekco Integration facilitates the Company's ability to cross-market the full range of its product lines to its existing customers, many of which do not currently purchase offerings from all of the Company's product categories. The Company believes that its broad line of products in a broad range of categories is attractive to customers who prefer to buy from a single supplier rather than from multiple sources.

         - Cross-Merchandise. Through a comprehensive range of merchandising and promotional programs, which include the "bundling" of Ekco(R) products and promotional advertising centered around a line of Ekco(R) products, the Company offers its retail customers the opportunity to reach consumers with the uniform message of Ekco(R) quality, value, design and functionality.

- -        PURSUE GROWTH THROUGH ACQUISITIONS. The Company's growth has been enhanced by acquisitions. Since 1987, the Company has made six acquisitions, each of which has been integrated into the Company's operations. The Company's acquisition strategy is focused on long life-cycle consumer products related to the Company's current product portfolio which can benefit from (i) integration into the Company's existing manufacturing, warehousing and distribution systems, (ii) if appropriate, inclusion under the Ekco(R) brand name and (iii) the Company's broad distribution network. Management believes that there are and will continue to be opportunities to acquire additional consumer product lines and businesses due to, among other things, the large number of companies in the consumer products and housewares industries and the increased pressure on such companies from retailers to provide greater and more costly levels of service and support.


PRODUCTS

         BAKEWARE. The Company believes it is the leading U.S. supplier of metal bakeware in the U.S. The Company manufactures and markets a broad line of metal bakeware for home use, including non-stick coated bakeware marketed under a group of Baker's Secret(R) trademarks and uncoated bakeware marketed under the Ekco(R) trademark. Through Housewares, the Company has over 100 years of experience in the metal bakeware market, and its bakeware products include cookie sheets, muffin tins, brownie pans, loaf pans and similar metal bakeware items. The Company emphasizes value, quality, functionality and, in the case of coated products, ease of cleaning and release.

         The Company regularly develops new bakeware products to capitalize on its high consumer brand recognition and broad retail distribution. New product development efforts are conducted by the Company's internal staff and by third parties on a contract basis. In 1994, the Company introduced a pizza crisper marketed under the CrispIt(TM) trademark and its line of Healthy Cooking broiler and meat loaf pans. In 1995, the Company introduced specialty muffin pans marketed under the Baker's Secret(R) trademark.

         In January 1996, the Company expanded its insulated, non-stick coated bakeware product line with the introduction of a variety of baking sheets and baking pans marketed under the Baker's Secret Air Insulated(TM) trademark. The Company also introduced its "Healthy Cooking Made Simple" non-stick coated ovenware, including broiling pans featuring porcelain-coated racks which double as grill tops, and non-stick roasters which hold poultry vertically during cooking for self-basting. The Company also introduced two new merchandising display systems for bakeware: a "cross bar" system which provides full-view product presentation, and its Air- Pockets(TM) slanted-shelf peg-board system.

         KITCHENWARE. The Company believes that it is the leading U.S. supplier of kitchenware. The Company believes that it has obtained this position because of its broad product lines, brand name recognition, quality and service.

         The Company sells kitchen tools and gadgets under the Ekco(R) and Ekco Pro(TM) trademarks. The Company markets more than 1,000 products in its kitchen tools and gadgets line, including multiple colors of the same item and various packaging combinations. Kitchen tools include metal, plastic and wooden spoons, spatulas, serving forks, ladles and other cooking accessories. Gadgets include peelers, corkscrews, whisks, can openers, bottle openers and similar items. The Company also markets stainless steel and carbon steel cutlery and stainless steel flatware, mixing bowls and colanders. In Fiscal 1995, the Company manufactured approximately 25% of its kitchenware products (as measured by sales of such products).

         The Company believes that the sale of kitchenware is more dependent on impulse buying by the consumer than any other line of products the Company offers. The Company regularly updates its kitchenware line and introduces new items. For example, in 1994, the Company introduced a custom-designed pizza cutter and a line of plastic cutting boards. The Company also implemented two merchandising display programs designed to increase consumer impulse buying: Zip Strips (folding plastics strips hung from store shelves to which products are attached) and Power Pockets (a pre-assembled product display). In January 1996, the Company introduced a line of upscale kitchen tool, gadget and cutlery products under the Ekco Pro(TM) trademark. The Company also introduced a line of boxed gadgets which include various kitchenware items and sets such as spice racks, gadget organizers and canisters and updated the colors of its Nova(TM) line of kitchen tools. In addition, the Company supplemented its merchandising display program by adding a movable vertical "power tower" which utilizes only one square foot of selling space.

         CLEANING PRODUCTS. The Company manufactures and markets a broad line of cleaning products, including brushes, brooms and mops for home use, indoor and outdoor specialty cleaning and janitorial use. The Company believes that it is a leading manufacturer of cleaning brushes for household, kitchen and personal use.

         In 1994, the Company introduced a dish scrubber with a detergent reservoir, a multi-use hand-held squeegee and a washable feather duster. In 1995, the Company introduced a line of indoor and outdoor push brooms and a line of professional-grade janitorial dust and wet mops. Consistent with its strategy of leveraging the Ekco(R) brand name, in January 1996, the Company reintroduced its cleaning products in new packaging utilizing the Ekco(R) trademark for distribution in the mass merchandise and supermarket distribution channels. The Company continues to market brooms and brushes under the Wright-Bernet(TM) trademark to specialty hardware retailers, and mops to janitorial supply and professional cleaning companies. The Company introduced its line of short-handle and long-handle cleaning products with comfortable non-slip grips marketed under the Clean Results(TM) trademark, and further expanded its long-handle product line to include "better" and "best" dust mops and a ceiling fan brush. The Company also expanded its cleaning product line to include lint traps, dust, glass and quick wipes and scrub and scour mitts.

         PEST CONTROL AND SMALL ANIMAL CARE AND CONTROL PRODUCTS. The Company manufactures and markets non-toxic pest control and small animal care and control products under the Victor(R) and Havahart(R) trademarks, respectively. The Company believes it is the leading supplier of non-toxic pest control products, rodent traps and live animal cage traps in the U.S. The Company's products include spring-action rodent traps and glue- based rodent and insect traps marketed under the Victor(R) trademark, pet cages marketed under the Havahart(R) trademark and live animal cage traps marketed under the Havahart(R) trademark, which are used to control garden pests and nuisance animals such as raccoons. In 1994, the Company introduced a line of dog crates under the Havahart(R) name and further expanded its offering of point-of-sale merchandising displays. In 1995, the Company introduced a no-see, no-touch, pre-set and pre-baited mouse trap, and the Roach Magnet(TM), a non-toxic roach trap containing a pheromone attractant.

         MOLDED PLASTIC PRODUCTS. The Company manufactures and markets injection molded plastic houseware, office and juvenile products. The Company's houseware products include a variety of storage crates and bins, laundry and storage baskets, organizers, wastebaskets and utility caddies. Office products include file crates, desk-top organizers, file caddies and carts. Juvenile products include pocket trays, activity desks and organizing bins and baskets. The Company's molded plastic products emphasize functionality as well as fashion and color and currently consist of more than 60 products in a variety of distinctive colors. The Company's strategy for this category is to create a full line of products to command retail space throughout the year. For example, in January 1996, the Company introduced an expanded line of laundry products, including a divided laundry basket organizer, a three-handle "hip rider" laundry basket and a wheeled hamper with a built-in handle.

         The Company develops new products and works with retailers on design concepts. In 1994, the Company introduced swivel-handled baskets and tubs, heavy-duty stacking bins and a juvenile activity desk. In January 1995, the Company introduced a storage locker with a lift out tray, a flip-top storage crate for files and a smaller carry-all box. Consistent with its strategy of leveraging the Ekco(R) brand name, in January 1996, the Company reintroduced its molded plastic products with new packaging that utilizes the Ekco(R) brand name. In January 1996, the Company expanded its plastic stacking bin product line to include big and jumbo-sized storage bins for garage, pantry, closet and children's use, and added a jumbo-sized cart to its line of plastic rolling carts. The Company also introduced a multi-purpose bin with a folding handle marketed under the Tag Along(TM) trademark.

         VIA! In January 1995, the Company introduced its VIA!(TM) line of houseware products designed for the upscale and specialty marketplace. Initial products included VIA!'s kitchen tools and gadgets such as "Tutto Italiano" pasta, garlic and pizza cooking and storage items, multi-function items, such as a combination spoon rest/tea bag holder/utility dish, and bakeware products including cookie sheets, loaf pans and muffin tins in heavy-gauge coated and uncoated steel, tin steel pans, and heavy-gauge coated steel roasting pans, racks, bakers and broilers. In January 1996, the VIA!(TM) product line was expanded to include tea kettles marketed under the "House Blend" brand, pantryware marketed under the "Classic Pantry" brand, a line of trivets and tool jugs and additional multi-function gadgets marketed under the "2 Tools in 1" brand.

CUSTOMERS AND DISTRIBUTION

         Management believes that the Company has one of the broadest distribution networks of any company in the housewares industry. The Company markets its products primarily in the U.S. through substantially all distribution channels that sell houseware products for everyday home use, including mass merchandisers, supermarkets, hardware stores, drug stores, specialty stores and other retail channels.

         - Mass Merchandisers. The Company sells its products to each of the 30 largest mass merchandisers, including Wal-Mart, Kmart and Target.

         - Supermarkets. The Company estimates that it sells its products in over 90% of the approximately 38,000 U.S. supermarkets, including Winn-Dixie, Kroger and Albertson's.

         - Hardware Stores. The Company sells its products to many of the largest hardware chains, including Ace Hardware, Home Depot, True Value, ServiStar and Lowe's Home Centers.

         Of these customers, Wal-Mart and Kmart accounted for 13.4% and 9.0%, respectively, of the Company's net revenues in Fiscal 1995. No other customer accounted for more than 5% of the Company's net revenues in Fiscal 1995.

         The Company's products are distributed through the following retail channels:

         - Bakeware is distributed primarily through mass merchandisers and supermarkets.

         - Kitchenware is distributed primarily through supermarkets and mass merchandisers, as well as hardware and drug stores.

         - Cleaning products are marketed under the Ekco(R) trademark primarily to mass merchandisers and supermarkets. Broom and brush products are marketed under the Wright-Bernet(TM) trademark to hardware retailers and mops are marketed to janitorial supply and professional cleaning companies.

         - Pest control and small animal care and control products are marketed to mass merchandisers, supermarkets, hardware, drug and variety stores, agricultural centers and farm stores, home centers and professional pest control companies.

         - Molded plastic products are distributed primarily through mass merchandisers, as well as large specialty retailers such as office supply stores and drug stores.

         - VIA!(TM) products are distributed through upscale and specialty stores, including Crate & Barrel, Linens 'n Things, Bed, Bath & Beyond and Lechter's.

         The service level provided by vendors has become increasingly important to retailers in their attempts to reduce the number of vendors and improve efficiencies. In order to improve its services, in 1995 the Company opened its new 260,000 square foot distribution facility in Bolingbrook, Illinois. This new facility enables the Company to effectively pick, pack and deliver customer orders from its inventory which results in greater on time deliveries, higher order fill rates, the optimal use of full-truckload shipments and short purchase order lead times. The Company also offers retailers an integrated program of systems and capabilities designed to reduce the retailer's operating costs and working capital as well as to improve its productivity. The Company's systems include electronic data interchange (EDI), which is a direct computer link between the retailer and the Company through which orders can be transmitted, and quick response (QR), a system which integrates EDI information with the Company's manufacturing and distribution functions to enable rapid filling of customer orders. Both EDI and QR allow the Company to plan more efficient production runs and increase retailer inventory turnover per year by more precisely scheduling deliveries. The Company offers its customers advanced logistical capabilities such as vendor managed inventory, in which the Company assists the retailer in monitoring sales and restocking inventory. Management believes the Company will continue to increase its distribution because it is one of only a few competitors capable of providing such services.

SALES AND MARKETING

         The Ekco Integration has enabled the Company to shift the focus of its sales and marketing strategy from individual product categories to the broader needs of each of its customers. Each of the Company's customers now has one Ekco sales person responsible for selling and marketing most of the Company's products. As part of the Ekco Integration, the Company has created a new Ekco(R) logo and new "family" look packaging and marketing materials designed to present consumers with a uniform message of Ekco(R) quality, value, design and functionality.

         The Company markets its product lines directly through its own sales and marketing organization and through a network of representatives and brokers. Outside the U.S., the Company's products are marketed through its Canadian and U.K. subsidiaries and distributors and agents who provide marketing support to supermarkets, mass merchandising stores, specialty stores and department stores. The Company's agreements with its distributors and agents are generally terminable upon 30 days notice and are not deemed to be material by the Company.

ADVERTISING AND PROMOTION

         The Company has created an umbrella advertising program to cover its bakeware, kitchenware, cleaning products and molded plastic products:

         - NATIONAL ADVERTISING. The Company uses both media and print advertising to create, communicate and enforce a uniform message about the Ekco(R) brand name as an indicator of quality, value, design and functionality across the broad spectrum of Ekco(R) products.

         - PROGRAMS FOR RETAILERS. The Company augments its sales with regular, seasonal and thematic promotional programs for its retail customers. For example, the Company provides incentives for its customers to carry all of the Company's products, promotes its products by use of "Dollar Days" and uses pallet programs, in which it ships to customers prepackaged assortments of the Company's products on a shipping pallet ready for store display.

         - CROSS-MERCHANDISING; CROSS-PROMOTIONS. In order to leverage the Ekco(R) brand name, the Company advertises and promotes across product categories. The Company also markets products from various product lines in combination, such as plastic buckets filled with cleaning products, or bakeware packaged with kitchenware such as spatulas or whisks.

MANUFACTURING AND SOURCING

         The Company manufactures most of its bakeware, cleaning, molded plastic and pest control and small animal care and control products. High volume kitchenware products (representing approximately 25% of kitchenware sales) are generally manufactured and assembled by the Company and the remainder are sourced from third parties. The Company utilizes a variety of standard manufacturing processes, including metal stamping, injection molding, mesh welding, wire forming, and automatic staple setting. The Company regularly evaluates its manufacturing and third party sourcing options to maintain an appropriate balance between quality and cost.

         The Company has instituted a number of manufacturing process improvements in the last four years, including (i) utilization of multiple cavity molds for plastic products which has increased throughput and decreased cycle time, (ii) reduced costs reflecting value engineering improvements, (iii) reorganization of work flows, thereby increasing productivity, (iv) investments in technologically advanced equipment and processes (including dual-injection molding) and (v) relocation of the assembly of certain high volume kitchenware products to a lower cost facility in Obregon, Mexico.

         The Ekco Integration resulted in the creation of a single manufacturing organization with responsibility for the four combined business units. This consolidation facilitates the allocation of manufacturing resources to maximize efficiency. For example, the Company anticipates that similar processes performed at more than one facility may be shifted to a single location, decreasing the cost associated with such processes.

RAW MATERIALS AND COMPONENTS

         The Company purchases its primary raw materials, including plastic resin, tin-plated steel, wood and corrugated boxes and packaging, from a number of suppliers, including several major steel companies and a number of plastic resin suppliers. All of these materials are subject to price fluctuations which may adversely affect the Company's profitability. The Company purchases primarily on the spot market and does not maintain long-term contracts with suppliers. The Company also purchases components and complete products, primarily for kitchen tools and gadgets, from several domestic and foreign suppliers. The Company believes that raw materials, component items and complete products are available from other suppliers, and that the loss of any one of its suppliers would not have a material adverse effect on the Company.

TRADEMARKS AND PATENTS

         The Company believes that its Ekco(R) trademark, as well as its Baker's Secret(R), Havahart(R), Victor(R), Wright-Bernet(TM) and VIA!(TM) trademarks, are significant to its competitive position. The Company holds a number of patents, none of which is believed to be material to the Company's business.

PROPERTIES

         As of February 15, 1996, the Company owned or leased for use in its business the properties set forth in the table below:

                                                                        APPROXIMATE
                                                                          SQUARE         OWNED OR     LEASE
DESCRIPTION OF PROPERTY(A)(B)                   LOCATION                  FOOTAGE         LEASED     EXPIRES
- -----------------------------                   --------                  -------        --------    -------
Executive offices                        Nashua, New Hampshire               8,000        Leased    11/06/97

Administrative offices for               Franklin Park, Illinois           190,000        Leased    01/31/99
  the housewares division and
  warehousing and distribution
  center for VIA!(TM) products

Manufacturing and warehousing            Massillon, Ohio                   244,000        Owned          N/A
  facility for bakeware

Warehousing and distribution             Bolingbrook, Illinois             260,000        Leased    06/30/02
  center for kitchen tools,
  gadgets, bakeware and other
  Company products

Manufacturing, warehousing               Lititz, Pennsylvania              366,000        Owned          N/A
  distribution and office
  facility for pest control
  and small animal care and
  control products

Manufacturing, warehousing,              Easthampton, Massachusetts        326,000        Owned          N/A
  office and distribution
  facility for brushes,
  brooms and mops

Manufacturing, warehousing,              Worcester, Massachusetts          170,000        Owned          N/A
  distribution and office
  facility for molded plastic
  products

Warehousing facility for                 Worcester, Massachusetts          135,000        Leased    01/31/00
  molded plastic products

Manufacturing, warehousing               Phoenix, Arizona                  104,000        Owned          N/A
  and distribution for molded
  plastic products



Manufacturing, warehousing,              Hamilton, Ohio                    100,000        Owned          N/A
  distribution and office
  facility for brushes, brooms
  and mops

Manufacturing and warehousing            Obregon, Sonora, Mexico            27,000        Leased    12/23/96
  facility for kitchen tools
  and gadgets

Office and warehousing                   Niagara Falls, Ontario,            39,000        Owned          N/A
  facility for products for              Canada
  sale and distribution in
  Canada

Manufacturing and                        Nashville, Tennessee               42,000        Leased    12/31/96
  distribution facility for
  institutional mop and broom
  products

Office facility for VIA!(TM)             Englewood Cliffs, New Jersey        3,000        Leased    07/31/96
  products

Office facility for products             Caldicot, Gwent, U.K.               2,000        Leased    09/01/98
  for sale and distribution in
  the U.K.


- -------------------

(a) In addition to the properties listed in the table, as of February 15, 1996 the Company owned approximately 568,000 square feet of floor space which is being held for sale or lease. Approximately 10% of this space was under lease to a third party as of that date. The remaining space is covered by a purchase and sale agreement. The Company leases other real properties not set forth above which in the aggregate are not deemed material.

(b) Substantially all of the properties owned by the Company are subject to mortgage liens granted in connection with the Revolving Credit Facility. The Company believes that its properties are generally suitable and adequate for its purposes for the foreseeable future.

COMPETITION

         The Company believes that the markets for all of its product lines are highly competitive and that competition for retail sales to consumers is based on several factors, including brand name recognition, value, quality, price and availability. Primary competitive factors with respect to selling such products to retailers are brand reputation, number of product categories offered, broad product coverage within each product category, support and service of the retailer and price.

         According to the NHMA, the housewares market grew to $54.0 billion in sales in 1994 from $45.0 billion in 1990, a compound annual growth rate of approximately 5%. The housewares industry is highly fragmented: a 1995 NHMA report stated that of its approximately 2,000 members, 75% had revenues of less than $17.5 million in 1994.

         The Company competes with established companies, several of which have substantially greater resources than those of the Company. There are no substantial regulatory or other barriers to entry of new competitors in the housewares industry. However, suppliers that are able to maintain, or increase, the amount of retail space allocated to a product may gain a competitive advantage in that product market. The Company believes that the allocation of space by retailers is influenced by many factors, including the brand name recognition by consumers, quality and price of the supplier's products, the level of service provided by the supplier and the supplier's ability to support promotions.

         The Company believes that its ability to compete successfully is based on the wide recognition of its brand names, its multiple category product offerings, its ability to design, develop, acquire, manufacture and market competitively priced products, its broad product coverage within most product categories, its attention to retailer and consumer needs and its access to major channels of distribution. There can be no assurance that the Company will be able to compete successfully against current and future sources of competition or that the competitive pressures faced by the Company will not adversely affect its profitability or financial performance.

ENVIRONMENTAL REGULATION AND CLAIMS

         From time to time, the Company has had claims asserted against it by regulatory agencies or private parties for environmental matters relating to the generation or handling of hazardous substances by the Company or its predecessors and has incurred obligations for investigations or remedial actions with respect to certain of such matters. While the Company does not believe that any such claims asserted or obligations incurred to date will result in a material adverse effect upon the Company's financial position, results of operations, or liquidity, the Company is aware that at its facilities at Massillon and Hamilton, Ohio; Easthampton, Massachusetts; Chicago, Illinois and Lititz, Pennsylvania and at its previously owned facility in Hudson, New Hampshire hazardous substances and oil have been detected and that additional investigations will be, and remedial actions will or may be, required at such facilities. Operations at these and other facilities currently or previously owned or leased by the Company utilize, or in the past have utilized, hazardous substances. There can be no assurance that activities at these or future facilities may not result in additional environmental claims being asserted against the Company or additional investigations or remedial actions being required.

         Prior to the Company's acquisition of Housewares in 1987, Housewares' Massillon, Ohio steel bakeware manufacturing facility was the subject of administrative proceedings before the United States Environmental Protection Agency by issuance of an administrative complaint alleging violations of the Resource Conservation and Recovery Act resulting from operation of a wastewater lagoon at the facility. American Home Products Corporation ("AHP"), a former owner of Housewares, pursuant to an indemnity agreement (the "Indemnity Agreement") with Housewares relating to acts occurring prior to September 7, 1984, assumed the costs of remediation measures in addition to the defense of the administrative proceedings with federal and state environmental protection agencies, as well as preparation of closure plans and other plans called for as a result of these proceedings. While AHP has acknowledged its full responsibility under the Indemnity Agreement with respect to the wastewater lagoon, it has asserted that Housewares should contribute to the cost of a remediation study and certain remediation measures to the extent that Housewares exacerbated contamination at the facility since September 7, 1984. Housewares has denied that it has exacerbated contamination at the facility since such date. AHP and Housewares have agreed to allocate such costs in proportion to their respective responsibilities based on the results of an engineering study but in no event will Housewares' share with respect to the wastewater lagoon exceed the lesser of 25% of the total cost or $750,000. The Company is unable to determine to what extent, if any, it will be responsible to contribute to such costs but the Company does not believe that any such contribution that it may be required to make will have a material adverse effect on its financial position, results of operations or liquidity.

         In June 1992, the United States filed an action in the U.S. District Court for the Northern District of Ohio against Housewares seeking penalties and injunctive relief and alleging violations as a result of an alleged failure to provide certain closure and post-closure financial assurances with respect to the Massillon, Ohio site. Pursuant to the Indemnity Agreement and a confirmatory letter from AHP to Housewares on December 19, 1988 (the "Indemnity Documents"), AHP conducted and controlled all matters relating to such financial assurances and the defense of the action filed in June 1992. In January 1994, the court entered judgment against Housewares in the amount of $4.6 million in the lawsuit. AHP filed a notice of appeal on behalf of Housewares. In March 1994, AHP informed Housewares that, should it be unsuccessful in its appeal, it would attempt to hold Housewares responsible for a portion of the penalties (approximately $600,000, exclusive of interest) arising from Housewares' alleged delay in furnishing certain information to the Ohio Environmental Protection Agency. In March 1994, Housewares notified AHP that Housewares denies all liability and that AHP is liable for all liabilities, losses, costs or damages arising from the lawsuit pursuant to the Indemnity Documents. In August, 1995, the Appeals Court affirmed the Company's liability, reversed the imposition of civil penalties for certain periods of time and remanded the redetermination of such penalties to the District Court. The District Court has not yet completed its redetermination. The Company is unable to predict the result of the redetermination or AHP's attempts to obtain contribution from Housewares, but the Company does not believe that any such liability will have a material adverse effect on its financial position, results of operations or liquidity.

         In connection with the acquisition of Kellogg Brush by the Company in Fiscal 1993, the Company engaged environmental consultants ("Consultants") to review potential environmental liabilities at all of Kellogg's properties. Such investigation and testing resulted in the identification of likely environmental remedial actions, operation, maintenance and ground water monitoring and the estimated costs therefor. Based upon such engineering studies, management originally estimated the total remediation and ongoing ground water monitoring costs to be approximately $6.0 million, including the effects of inflation and accordingly, at that time, recorded a liability of approximately $3.8 million, representing the undiscounted costs of remediation and the net present value of future costs discounted at 6%. Based upon the most recent cost estimates provided by the Consultants, the Company believes the total remaining remediation costs will be approximately $2.0 million and the expense for ongoing operation, maintenance and ground water monitoring will be approximately $50,000 for Fiscal 1996 and approximately $25,000 for each of the thirty years thereafter. As of December 31, 1995, the liability recorded by the Company was approximately $3.5 million. The Company expects to pay approximately $325,000 of remediation costs in Fiscal 1996 with the balance being paid out in Fiscal 1997 and Fiscal 1998. During 1995, the Company paid approximately $211,000 of such remediation costs. The estimates may subsequently change should additional sites be identified or further remediation measures be required or undertaken or the interpretation of current laws or regulations are modified. The Company has not anticipated any insurance proceeds or third-party payments in arriving at the above estimates.

LITIGATION

         In addition to the environmental claims discussed above, from time to time the Company is a party to litigation and other legal proceedings, including product liability claims. In many cases, claims are covered by insurance, subject to standard deductibles. Although the outcome of such proceedings cannot be determined with certainty, the Company believes that the final outcome of such proceedings will not have a material adverse effect on the Company.

SEASONALITY

         Many of the Company's product categories are affected by seasonal consumer purchasing patterns, including holiday cooking and baking, back-to-school shopping and spring cleaning. Historically, the Company's revenues in the last half of the Fiscal year have been greater than in the first half. In Fiscal 1995, 56.7% and 62.2% of net revenues and EBITDA, respectively, were generated in the second half of the year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview -- Seasonality."

BACKLOG

         Information as to backlog is not material to an understanding of the Company's business because most of the Company's net revenues result from short lead-time customer orders. The Company generally is able to fill orders from inventory, and has generally been able to adjust production levels to meet increases in customers' orders that cannot be filled from inventory.

EMPLOYEES

         As of December 31, 1995, the Company employed 1,255 persons in the U.S. of whom 671 were represented under collective bargaining agreements which expire on dates ranging from February 1997 to February 2000. As of such date, the Company also employed 33 persons in Canada, of whom 13 were represented under a collective bargaining agreement which expires in July 1997, and three persons in the U.K. The Company considers its employee relations to be satisfactory.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following is a list of the directors and executive officers of Ekco, their ages, and their principal positions with Ekco as of March 29, 1996:

        NAME              Age               Positions and Offices with Ekco
- --------------------    -------   ---------------------------------------------------------
Robert Stein..........    56      President, Chief Executive Officer and Director
Jeffrey A. Weinstein      45      Executive Vice President, Secretary, General Counsel and
                                  Director

Donato A. DeNovellis      51      Executive Vice President, Finance and Administration, and
                                  Chief Financial Officer

Stuart W. Cohen.......    49      Vice President, Strategic Planning and Business
                                  Development
John T. Haran.........    53      Vice President and Treasurer
Brian R. McQuesten....    46      Vice President and Controller
Malcolm L. Sherman....    64      Director
T. Michael Long.......    52      Director
Stuart B. Ross........    58      Director
Bill W. Sorenson......    64      Director
Herbert M. Stein......    67      Director

         Mr. Robert Stein has served as President and Chief Executive Officer of Ekco since February 1986 and served as Chief Financial Officer from July 1980 to July 1993. Mr. Stein also serves as a director of the NHMA and the Cookware Manufacturers Association. He has served as director of the Company since June 1982.

         Mr. Weinstein has served as Executive Vice President of Ekco since April 1985, Secretary since February 1988 and General Counsel since October 1978. He has served as a director of Ekco since March 1986.

         Mr. DeNovellis has served as Executive Vice President, Finance and Administration, of Ekco since October 1994, as Chief Financial Officer since July 1993, and as Vice President from July 1993 to October 1994. Prior to joining the Company, from 1980 to 1992 Mr. DeNovellis served Xerox Corporation and its subsidiary companies in a number of capacities, including the following:
Managing Director from May 1992 to October 1992; Executive Vice President and Chief Administrative Officer from April 1991 to May 1992 of Crum and Forster, Inc. (a property/casualty insurance holding company); and Senior Vice President, Operations and Analysis, from January 1990 to April 1991 of Xerox Financial Services, Inc. (a financial services company).

         Mr. Cohen has served as Vice President, Strategic Planning and Business Development, of Ekco since June 1995. Prior to joining Ekco, from May 1991 to December 1994, Mr. Cohen served as First Vice President of Van Kampen Merritt, Inc. ("VKM") (an investment products and management firm), where he was responsible for strategic planning and business development. From August 1986 to April 1991, Mr. Cohen was an investment banker and Vice President, Mergers and Acquisitions and Capital Markets Divisions of VKM.

         Mr. Haran has served as Vice President and Treasurer of Ekco since February 1996. From January 1994 to March 1995, Mr. Haran served as Chief Financial Officer of Strategic Realty Advisors, Inc. (a commercial real estate company) and from March 1990 to December 1993, he served as Chief Financial Officer of VMS Realty Partners (a commercial real estate partnership).

         Mr. McQuesten has served as Controller of Ekco since May 1987 and as Vice President since February 1996.

         Mr. Sherman has served as a director of Ekco since May 1995. He has served as Chairman of the Board of Advisors of Gordon Brothers, Inc. (a jewelry distributor and financial services company) since February 1993. Mr. Sherman has served as a consultant to the Company since February 1993, and currently receives an annual retainer of $50,000 for such services. He served as Chairman and a director of K.T. Scott, Ltd. (a chain of wallpaper and window stores) from January 1991 to August 1995. He served as President and Chief Executive Officer of Morse Shoe, Inc. (a manufacturer, importer and retailer of shoes) from January 1992 until December 1993, and as Chairman and Chief Executive Officer of Channel Home Centers, Inc. (a chain of do-it-yourself super stores) from March 1989 until December 1991. Mr. Sherman is a director of Maxwell Shoe Co. (a shoe importer) and One Price Clothing, Inc. (a chain of sportswear stores).

         Mr. Long has served as a director of Ekco since May 1993 and has been a General Partner of Brown Brothers Harriman & Co. since 1984 and a co-manager of the 1818 Fund, L.P. since 1989. He is a director of Columbia Healthcare Corp. (a chain of acute care hospitals), Nuevo Energy Company (an oil and gas exploration and production company) and Gulf Canada Resources, Limited (a Canadian oil and gas exploration and production company). Mr. Long was elected a director of Ekco pursuant to the terms of a Securities Purchase Agreement (the "Securities Purchase Agreement") between Ekco and The 1818 Fund, L.P. See "Certain Relationships and Related Transactions--Certain Business Relationships--The 1818 Fund, L.P. Share Purchase."

         Mr. Ross has served as a director of Ekco since February 1989 and has served as Executive Vice President of Xerox Corporation, and Chairman and Chief Executive Officer of Xerox Financial Services, Inc. (a financial services company) since May 1990.

         Mr. Sorenson has served as a director of Ekco since October 1986 and has been Chairman and a director of Management Resources of America Inc. (a management consulting firm) since January 1986 and was its Chief Executive Officer from January 1986 to May 1994. He has been Chairman and a director of American Sports Products Group, Inc. (a holding company which owns sports equipment manufacturing businesses) since May 1994.

         Mr. Herbert Stein, who is not related to Mr. Robert Stein, has served as a director of Ekco since September 1981. Mr. Stein has served as Chairman of Organogenesis, Inc. (a biotechnology company) since February 1991 and Chief Executive Officer and a director of Organogenesis, Inc. since January 1987. Mr. Stein has also served as President of H.M. Stein & Co., Inc. (a financial management firm) since 1970.

BOARD COMMITTEES

         Audit Committee. The Audit Committee consists of three non-employee directors: Malcolm L. Sherman, T. Michael Long, and Herbert M. Stein. The Audit Committee reviews the engagement of Ekco's independent auditors. The Audit Committee also reviews the audit fees of the independent auditors and the adequacy of the Company's internal accounting procedures.

         Compensation Committee. The Compensation Committee consists of three non-employee directors: T. Michael Long, Stuart B. Ross and Bill W. Sorenson. The Compensation Committee reviews, approves and makes recommendations regarding Ekco's compensation policies, practices and procedures to ensure that the legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. The Compensation Committee administers Ekco's 1984 and 1985 Restricted Stock Plans and 1987 Stock Option Plan and has made or recommended all grants and awards under such plans. The Compensation Committee also administers Ekco's 1984 Employee Stock Purchase Plan.

         Executive Committee. The Executive Committee consists of two employee directors, Robert Stein and Jeffrey A. Weinstein. The Executive Committee has the authority to take all actions that could be taken by the full Board of Directors, with certain exceptions. The Executive Committee meets as necessary between regularly scheduled meetings of the Board of Directors to take such action as is advisable for the efficient operation of the Company.

ELECTION AND COMPENSATION OF DIRECTORS

         Election of Directors. Ekco has seven directors, elected by the stockholders at Ekco's annual meeting. Pursuant to the Securities Purchase Agreement, upon the satisfaction of certain conditions The 1818 Fund, L.P. was entitled to designate one director to be nominated to the Ekco's Board of Directors. Mr. T. Michael Long has served as director of Ekco since May 1993 pursuant to the Securities Purchase Agreement. See "Certain Relationships and Related Transactions--Certain Business Relationships--The 1818 Fund, L.P. Share Purchase."

         Each director holds office until the next annual meeting of stockholders and until his successor is chosen and qualified, or until their earlier resignation or removal.

         Directors' Fees. Directors of Ekco who are not employees receive an annual fee of $10,000, a fee of $1,000 for each Board of Directors' meeting attended, and reimbursement of meeting travel expenses. Such directors also receive a fee of $1,000 for attendance at each meeting of a committee of the Board of Directors that is not held on the same day as a Board of Directors' meeting. Employee directors do not receive additional compensation for serving on the Board of Directors.

         Directors' Stock Options. As of April 5, 1996, Ekco had 345,331 shares of Common Stock available for future grants under its 1988 Directors' Stock Option Plan, as amended (the "Directors' Plan"). The Directors' Plan provides for the granting of non-qualified stock options (each, a "Director Option") to purchase Common Stock to non-employee directors of Ekco. Under the terms of the Directors' Plan, Director Options are automatically granted to Outside Directors (as defined) at the time they so qualify. An "Outside Director" is a director who is not an employee of Ekco or an Affiliate (as defined) of Ekco, who has not been so employed within one year before the time of grant, and has been elected as a director by the stockholders of Ekco. No Outside Director may be granted more than one Director Option. The option exercise price for each share of Common Stock covered by a Director Option is the fair market value (as defined) of such share on the date the Director Option is granted. Each Director Option covers that number of shares determined by dividing $100,000 by the fair market value (as defined) of a share of Common Stock on the date of grant, but in no event may the number of shares subject to such Director Option be greater than 50,000. Each Director Option has a term of ten years from the date of grant, subject to earlier termination as provided in the Directors' Plan.

     Each outstanding Director Option granted pursuant to the Directors' Plan is exercisable at any time and from time to time in accordance with the terms of the Directors' Plan. Shares purchased pursuant to the exercise of any Director Option are subject to repurchase by Ekco within three years of the date of grant of the Director Option at the exercise price upon termination of the Outside Director's directorship with Ekco as follows: as to all shares so purchased if termination occurs prior to the first anniversary of the date of grant of the Director Option; as to up to two-thirds of the shares purchased pursuant to the Director Option if termination occurs prior to the second such anniversary; and as to up to one-third of the shares purchased pursuant to the Director Option if termination occurs prior to the third such anniversary. The shares cease to be subject to the right of Ekco to repurchase them if termination of the directorship is due to the death of the Outside Director or if a change of control (as defined) of Ekco occurs at any time before the Outside Director's directorship is terminated.

         During Fiscal 1995, a Director Option was granted to Malcolm L. Sherman to acquire 16,162 shares at an exercise price of $6.1875 per share (fair market value as of the May 25, 1995 date of grant) and a Director Option to acquire 45,714 shares was exercised by Andrew D. Dunn, a former director.

SUMMARY COMPENSATION TABLE

         The following Summary Compensation Table includes individual compensation information for Ekco's Chief Executive Officer, each of the four other most highly compensated executive officers of Ekco in Fiscal 1995 who were serving as executive officers of the Company at the end of Fiscal 1995 and two additional individuals who were not serving as executive officers at the end of Fiscal 1995 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during the last three fiscal years.

                                                                                                 LONG TERM
                                                                                            COMPENSATION AWARDS
                                                  ANNUAL COMPENSATION                   --------------------------
                                          ----------------------------------            RESTRICTED      SECURITIES
                                                                    OTHER ANNUAL          STOCK         UNDERLYING      ALL OTHER
                                           SALARY         BONUS     COMPENSATION         AWARD(S)        OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION(S)    YEAR     ($)(1)       ($)(1)(2)      ($)(3)            ($)(4)(5)       (#)(4)(6)        ($)(7)
- ------------------------------    ----     ----------   ---------   ------------         ---------       ---------        ------
Robert Stein.................      1995       370,000       18,500           --           578,570          66,359         62,780
  President and Chief              1994       370,000      148,000           --                --          75,000         78,486
  Executive Officer                1993       370,000           --           --                --         120,000         71,473
Jeffrey A. Weinstein.........      1995       219,600        7,320           --           165,024          16,491         28,766
  Executive Vice President,        1994       219,600       53,910           --                --          22,000         30,245
  Secretary and General            1993       219,600           --           --                --          60,000         34,851
  Counsel
Donato A. DeNovellis.........      1995       207,000        6,297           --        212,821(8)          24,538         27,471
  Executive Vice President,        1994       198,714       58,492           --                --          20,000         18,463
  Finance and Administration       1993        85,385           --       14,328           200,625          30,000         15,155
  and Chief Financial Officer
Brian R. McQuesten...........      1995       113,700        2,843           --            78,642           6,992         20,645
  Controller(9)                    1994       113,700       25,842           --                --           8,500         19,600
                                   1993       113,700           --           --                --          10,000         21,283
Neil R. Gordon...............      1995       114,900        5,746           --            59,156           5,937         21,242
  Treasurer(10)                    1994       114,900       22,208           --                --           8,500         20,770
                                   1993       114,900           --           --                --           9,000         22,762
Richard J. Corbin............      1995       165,107           --       22,991           284,765          29,288         95,363
  Former Executive Vice            1994       152,875       40,000           --                --          30,000             --
  President, Marketing &           1993            --           --           --                --              --             --
  Sales(10)

Ronald N. Fox................      1995       135,192           --           --                --              --        193,305
  Former Corporate Director of     1994       188,871       33,400       19,040                --          16,000         34,996
  Manufacturing(10)                1993       184,000           --           --                --          60,000         39,295

- ----------------

(1) The amounts shown include the individual's before-tax deferrals under Ekco's 401(k) retirement plan.

(2) The amounts shown for Fiscal 1995 are bonuses paid pursuant to the intermediate portion of Ekco's Incentive Compensation Plan for Executive Employees, as amended (the "ICPEE"). Pursuant to the severance arrangement with Mr. Gordon, more fully described below in "--Employment, Termination of Employment and Change of Control Arrangements," the payment to Mr. Gordon also includes $2,873 that would otherwise have been payable in 1996 pursuant to the intermediate portion of the ICPEE.

(3) Unless included in the table, non-cash benefits were less than the lesser of 10% of each such person's respective cash compensation or $50,000. The amount shown for Mr. Corbin is comprised of $14,513 of relocation expenses and $8,478 attributed to his use of an Ekco-owned automobile.

(4) Pursuant to Ekco's Series A Junior Participating Preferred Stock Purchase Rights Plan, with each share of Common Stock issued, including shares of Common Stock issued in connection with a compensation plan, a right to purchase one-hundredth of a share of Ekco's Series A Junior Participating Preferred Stock, par value $.01 per share (the "Series A Junior Participating Preferred Stock"), will be issued. Such rights are not currently exercisable.

(5) The amounts shown for Fiscal 1995 for each of the following persons include awards of restricted stock made pursuant to Ekco's 1984 Restricted Stock Plan and 1985 Restricted Stock Plan (collectively, the "1984 and 1985 Plans") and individual restricted stock purchase agreements in accordance with Ekco's 1995 Restatement of Incentive Compensation Plan for Executive Employees of Ekco Group, Inc. and Subsidiaries (the "1995 Incentive Plan") which are valued based upon the $6.00 closing price of Ekco's Common Stock on the NYSE as reported by The Wall Street Journal (net of the consideration paid) on the January 3, 1995 grant date, as follows: Mr. Stein, 96,080 shares valued at $566,872; Mr. Weinstein, 26,900 shares valued at $158,710; Mr. DeNovellis, 35,080 shares valued at $206,972; Mr. McQuesten, 12,080 shares valued at $71,272; Mr. Gordon, 9,610 shares valued at $56,699; and Mr. Corbin, 47,765 shares originally awarded valued at $281,813 (of such number of shares, only 9,602 shares valued at $56,652 were actually provided as part of Mr. Corbin's severance arrangement with Ekco (see "Employment, Termination of Employment and Change of Control Arrangements" below)). Under the 1995 Incentive Plan, the shares are apportioned into five blocks ("Performance Blocks"), with each Performance Block identified with a fiscal year of a 5-year period beginning with Fiscal 1995 and ending with Fiscal 1999. Restrictions on disposition of the shares in each Performance Block lapse either (i) if the specified Target Return on Capital (as defined) for the performance of the Company for the designated year for the Performance Block is achieved, then at the rate of 20% per year on each of the first, second, third, fourth and fifth anniversaries of the closing date (as defined) for each full year of employment following the later to occur of (a) January 1 of the year designated for the Performance Block, or
         (b) the closing date (as defined) for the shares in such Performance Block; (ii) upon the purchaser's death or disability (as defined);
         (iii) upon a change of control (as defined); or (iv) upon specified continued service with the Company.

         The amounts shown for Fiscal 1995 for each of the following persons also include restricted stock awards made pursuant to Ekco's 1985 Restricted Stock Purchase Plan (the "1985 Plan") and individual restricted stock purchase agreements as a result of the election made by such individuals to forego all or a portion of their increases in salary for Fiscal 1995 in accordance with the terms of the 1995 Incentive Plan and valued based upon the following closing prices of Ekco's Common Stock on the NYSE as reported by The Wall Street Journal (net of the consideration paid) at the end of each fiscal quarter when a portion of such shares were awarded (on March 31, 1995 at $6.25 per share, June 30, 1995 at $6.00 per share, September 29, 1995 at $6.125 per share and December 29, 1995 at $5.875 per share), as follows: Mr. Stein, 1,962 shares valued at $11,698; Mr. Weinstein, 1,059 shares valued at $6,314; Mr. DeNovellis, 981 shares valued at $5,849; Mr. McQuesten, 1,236 shares valued at $7,370; Mr. Gordon, 412 shares valued at $2,457; and Mr. Corbin, 490 shares valued at $2,952. Mr. Fox did not participate in the 1995 Incentive Plan. Under the 1985 Plan, restrictions on disposition lapse at the rate of 20% per year on each of the first, second, third, fourth and fifth anniversaries of the closing date (as defined), provided that the purchaser is at each such anniversary date an employee or director of the Company, upon the purchaser's death or disability (as defined) or upon a change of control (as defined). Dividends are paid on restricted shares of Common Stock at the same rate paid to all shareholders (for Fiscal 1995 at the quarterly rate of $0.02 per share).

         On December 31, 1995, the number of shares listed below were held in escrow pursuant to the terms of the 1984 and 1985 Plans for each named purchaser. The shares are valued as of December 29, 1995 at $5.875 per share (net of consideration paid). Mr. Corbin and Mr. Fox did not hold any restricted shares as of such date (see Note 10 below).

                                                              NO. OF                  MARKET VALUE
                                                              SHARES                   AT 12/29/95
                                                              ------                   -----------
              Robert Stein................................    98,042                    $566,193
              Jeffrey A. Weinstein........................    27,959                    $161,463
              Donato A. DeNovellis........................    36,061                    $208,252
              Brian R. McQuesten..........................    13,316                     $76,900
              Neil R. Gordon..............................    10,022                     $57,877

(6) Options to purchase the number of shares of Common Stock shown were granted pursuant to Ekco's 1987 Stock Option Plan, as amended (the "1987 Stock Option Plan").

(7) The amounts shown for Fiscal 1995 consist of (i) the sum of the economic benefit to each of the following persons for split dollar life insurance coverage plus the difference between the premiums paid in 1995 and the present value of the recoverable premium as follows: Mr. Stein, $48,258; Mr. Weinstein, $14,227; Mr. DeNovellis, $15,054; Mr. McQuesten, $7,278; Mr. Gordon, $8,211; the $12,470 and $1,217 economic benefit of the Fiscal 1994 premiums for Mr. Corbin and Mr. Fox, respectively, whose policies terminated in Fiscal 1995 and had death benefits through their respective dates of termination; (ii) the value of shares of ESOP Preferred Stock and Common Stock allocated to the account of each person for plan year 1995 pursuant to the Ekco Group, Inc. Employee Stock Ownership Plan ("ESOP"), as follows: Mr. Stein, $14,522; Mr. Weinstein, $14,539; Mr. DeNovellis, $12,417; Mr.
         McQuesten, $13,367; and Mr.Gordon, $13,314 (Mr. Corbin was not eligible to participate in the ESOP in Fiscal 1995 and Mr. Fox did not receive an allocation for the 1995 plan year due to his termination of employment); (iii) severance payments to Mr. Corbin of $82,893 and to Mr. Fox of $150,000; and (iv) payments to Mr. Fox of $42,088 of accrued vacation.

(8) The amount shown includes $90,000 relating to 15,000 shares issued in exchange for 15,000 shares surrendered by Mr. DeNovellis from the award made in Fiscal 1993.

(9)      Mr. McQuesten currently serves as Vice President and Controller.

(10) The employment of Mr. Corbin and Mr. Fox terminated on August 31, 1995 and September 15, 1995, respectively. Mr. Gordon's employment terminated on January 3, 1996.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information as to option grants made by Ekco during Fiscal 1995 to the Named Executive Officers pursuant to Ekco's 1987 Stock Option Plan (Mr. Fox did not receive an option grant in Fiscal 1995):

                                     % OF TOTAL
                         NUMBER OF     OPTIONS
                        SECURITIES   GRANTED TO
                        UNDERLYING    EMPLOYEES  EXERCISE               GRANT DATE
                          OPTIONS     IN FISCAL    PRICE    EXPIRATION    PRESENT
        NAME              (#)(1)        YEAR      ($/SH)       DATE     VALUE($)(2)
- ----------------------  ----------   ----------  --------   ----------  --------
Robert Stein..........     66,359       20.0%       6.50     02-03-05     177,946
Jeffrey A. Weinstein..     16,491        5.0%       6.50     02-03-05      44,221
Donato A. DeNovellis..     24,538        7.4%       6.50     02-03-05      65,797
Brian R. McQuesten....      6,992        2.1%       6.50     02-03-05      18,752
Neil R. Gordon........      5,937        1.8%       6.50     02-03-05      15,920
Richard J. Corbin.....     29,288        8.8%       6.50     02-03-05      78,539

- ----------------

(1) The options were granted pursuant to Ekco's 1987 Stock Option Plan and individual option agreements. The exercise price of each option (which is to be not less than 100% of the fair market value of the Common Stock underlying such option on the date of grant) is subject to adjustment for stock splits or dividends, combinations, recapitalizations or similar transactions. Each option granted under the 1987 Stock Option Plan is referred to as an "Employee Option." The Employee Options are exercisable at any time and from time to time in accordance with the terms of the individual option agreements between Ekco and the optionees. Shares of Common Stock purchased pursuant to the exercise of any Employee Option are subject to repurchase at the option exercise price by Ekco within three years of the date of grant of the option upon the termination of the employee's employment with Ekco as follows: as to all shares so purchased if such termination occurs prior to the first anniversary of the date of grant of the option; as to up to two-thirds of the shares which may be purchased pursuant to the option if termination occurs prior to the second such anniversary; and as to up to one-third of the shares which may be purchased pursuant to the option if termination occurs prior to the third such anniversary. Shares of Common Stock purchased upon the exercise of Employee Options cease to be subject to the right of Ekco to purchase them if termination of employment is due to the death or disability (as defined) of the employee, or if a change of control (as defined) of Ekco occurs at any time before the employee's employment is terminated or as otherwise provided in the executive's employment agreement.

(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based upon the following assumptions: stock price volatility of 0.4091, future dividend yield of 1.33%, and interest rates of 5.30%, 5.34%, and 5.41%, based on the 4, 5, and 6-year Strip Treasury yield on actively traded issues adjusted to constant maturities for the week ending December 31, 1995. It was also assumed that one-third of each Employee Option has an expected life of six years and nine months; one-third has an expected life of five years and nine months; and one-third has an expected life of four years and nine months, based on the effect of the repurchase provisions described in
         Note 1 above and historical data with respect to exercises of Employee Options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         The following table sets forth information as to the number of shares purchased upon exercise of Employee Options and the value realized upon such exercise, as well as the number of securities underlying options and the value of such securities at the end of Fiscal 1995 with respect to the Named Executive
Officers:

                                                        NUMBER OF
                                                       SECURITIES       VALUE OF
                                                       UNDERLYING      UNEXERCISED
                          SHARES                       UNEXERCISED    IN-THE-MONEY
                        ACQUIRED ON        VALUE       OPTIONS AT      OPTIONS AT
        NAME            EXERCISE(#)   REALIZED($)(1)  FY-END(#)(2)    FY-END($)(3)
- ----------------------  -----------   --------------  ------------    -------------
Robert Stein..........           --             --         731,359       1,131,063
Jeffrey A. Weinstein..           --             --         317,991         569,730
Donato A. DeNovellis..           --             --          74,538              --
Brian R. McQuesten....           --             --         123,492         281,281
Neil R. Gordon........           --             --         111,437         243,781
Richard J. Corbin.....           --             --          59,288              --
Ronald N. Fox.........       45,000        182,188         103,500              --

- ---------------

(1) Based upon the following closing prices of Ekco's Common Stock on the NYSE on the dates of exercise as reported by The Wall Street Journal as of such date: $6.75 on September 15, 1995 as to 20,000 shares and $6.25 on September 21, 1995 as to 25,000 shares.

(2) Includes the following number of shares of Common Stock subject to repurchase by Ekco under the 1987 Stock Option Plan as of December 31, 1995: Mr. Robert Stein, 156,359 shares; Mr. Weinstein, 51,157 shares; Mr. DeNovellis, 57,871 shares; Mr. McQuesten, 15,991 shares; Mr. Gordon, 14,603 shares; Mr. Corbin, no shares; and Mr. Fox, no shares. All Employee Options are currently exercisable.

(3) Based upon the $5.875 closing price of Ekco's Common Stock on the NYSE on December 29, 1995, as reported by The Wall Street Journal. Each of the Employee Options had an exercise price equal to the fair market value of Ekco's Common Stock on the dates the options were granted.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         In July 1992, Ekco adopted the Supplemental Executive Retirement Plan (the "SERP"). The SERP is a retirement plan which uses a defined benefit formula to provide for lump sum payments to be made upon retirement, termination of employment, death or disability, to certain officers designated by the Board of Directors, as more fully described below. The SERP is not qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         Each lump sum payment to a participant in the SERP is calculated in order to equal the actuarial equivalent of a lifetime pension. The amount of a participant's payment under the SERP is generally determined by multiplying an amount designated by the Compensation Committee with respect to such participant by such participant's years of Credited Service (as defined). Certain additional payments are payable to a participant under the SERP if his employment with the Company terminates within three years of a Change in Control (as defined) and under certain other circumstances specified in the SERP. A participant's benefits under the SERP vest at 20% per year beginning upon the attainment of five years of Credited Service (as defined), becoming fully vested upon the attainment of ten years of Credited Service; notwithstanding the foregoing, upon a change in control (as defined) of Ekco, all participants shall become 100% vested in their benefits in the SERP, and if such participant's employment with Ekco terminates within three years after such change in control, a lump sum payment of SERP benefits shall be made to such participant.

         The estimated lump sum payments payable under the SERP to the Named Executive Officers upon each such Named Executive Officer's respective Normal Retirement Date (as defined) will be the actuarial equivalent of an annual payment of the following amounts: Mr. Stein, $132,000 per annum; Mr. Weinstein, $47,151 per annum; Mr. DeNovellis, $41,782 per annum; and Mr. McQuesten, $25,075 per annum. In connection with their termination of employment in Fiscal 1995, Mr. Fox received $145,046 as payment of his vested accrued benefit from the SERP and Mr. Corbin, although a participant, did not have any vested benefits from the SERP as of the date of his termination. Mr. Gordon will receive a lump sum payment from the SERP of $77,609 in January 2003.

EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

         Ekco has employment agreements (collectively, "Employment Agreements") with its Chief Executive Officer and Messrs. Weinstein, DeNovellis and McQuesten, as well as with certain other management personnel. Employment Agreements with Messrs. Stein, Weinstein, DeNovellis and McQuesten were amended and restated effective May 25, 1995 and currently provide for base salaries (inclusive of salary increases foregone at the election of the individual in lieu of receipt of restricted stock pursuant to the 1995 Incentive Plan) of $396,000, $234,400, $226,800, and $130,000, for Messrs. Stein, Weinstein,
DeNovellis, and McQuesten, respectively. The Employment Agreements also provide for certain fringe benefits, including life insurance, participation in certain benefit plans of Ekco, certain medical expenses, and (except in the case of Mr. McQuesten) the use of an automobile provided by Ekco.

         The Employment Agreements provide for increases as determined by the Board of Directors or the Compensation Committee based on performance reviews performed at least annually. The term of each of the Employment Agreements began on May 25, 1995, and will continue until terminated by the executive or by Ekco. In the event of the total and permanent disability (as defined) of the executive, the Employment Agreements provide for salary and medical, dental and life insurance coverage continuation (as defined) for 36 months (as to Messrs. Stein and Weinstein), 24 months (as to Mr. DeNovellis) and 12 months (as to Mr. McQuesten), and outplacement benefits. In the event of the executive's death, the executive's estate shall receive lump sum payment of one year's salary in addition to payment received under Ekco's group life insurance plan. In the event of the executive's death or total and permanent disability, the executive's estate in the case of death or the executive in the case of disability shall immediately upon such death or disability have the unconditional, unencumbered and free right, title and interest in all shares of stock of Ekco which have been granted, sold or optioned (subject to the estate's or his obligation to pay the option exercise price to the extent theretofore not paid) to the executive by Ekco at any time prior to the executive's death or disability.

The Employment Agreements provide that if employment of the executive is terminated by Ekco without good cause (as defined) prior to a change of control (as defined) of Ekco, Ekco is obligated to pay the executive a lump sum in cash equal to (i) the executive's then current salary, plus (ii) the maximum payable to him under all specified compensation bonus plans and arrangements for the fiscal year in which the termination occurs (subject to certain adjustments), plus (iii) an amount equal to the value of the securities, cash or other property allocated to the executive's account in the ESOP for the fiscal year preceding the fiscal year in which the termination occurs, in addition to any distribution from the ESOP to which the executive may be entitled (the "Lump Sum Payment Amount"), multiplied, in the case of Mr. Stein, by three, in the case of Messrs. Weinstein and DeNovellis, by two, and in the case of Mr. McQuesten, by one. In addition, the executive shall be entitled to benefit coverage continuation until the earlier of either his full time employment by a third party or, as to Mr. Stein, three years, as to Messrs. DeNovellis and Weinstein, two years, and as to Mr. McQuesten, one year, following such termination, as well as outplacement benefits. Following such a termination, certain automobile benefits are provided to Mr. Stein for a period of three years and Messrs. Weinstein and DeNovellis for a period of two years. In addition, the executive shall have unconditional, unencumbered and free right, title and interest in all shares of stock of Ekco which have been granted, sold or optioned (subject to his obligation to pay the option exercise price to the extent theretofore not paid) to the executive by Ekco at any time prior to such termination. In addition, the executive shall be entitled to receive a gross-up payment (as defined) if any payments received by him (or his estate) as a result of such termination are subject to the excise tax imposed by
Section 4999 of the Code. Mr. Weinstein is provided certain additional benefits consisting of two times the Lump Sum Payment Amount, benefit coverage continuation for a period of two years, and outplacement benefits and automobile benefits for a period of two years, if he notifies Ekco of his termination of employment within 90 days after Ekco proposes to relocate him without his consent.

         Immediately upon a change of control (as defined) while the executive is employed by Ekco and without regard to whether or not the executive's employment is terminated, whether a constructive termination occurs at such time or thereafter or the manner of any subsequent termination of the executive's employment, the executive shall immediately have the unconditional, unencumbered and free right, title and interest in all shares of stock of Ekco which have been granted, sold or optioned (subject to the estate's or his obligation to pay the option exercise price to the extent theretofore not paid) to the executive by Ekco at any time prior to the change of control. Following a change of control and upon an event of constructive termination (as defined) or termination of the executive's employment by Ekco without good cause, the Employment Agreements of Messrs. Stein, Weinstein and DeNovellis require that Ekco pay each such executive three times the Lump Sum Payment Amount (two times as to Mr. McQuesten) as well as the rights to shares of Ekco's stock described above immediately upon termination, and provide benefit coverage continuation for a period of three years for Messrs. Stein, Weinstein and DeNovellis (two years for Mr. McQuesten), outplacement benefits and automobile benefits for Messrs. Stein, Weinstein and DeNovellis for a period of three years. In addition, the executive shall be entitled to receive a gross-up payment (as defined).

         If the executive elects to terminate his Employment Agreement after six months but within 24 months of the occurrence of a change of control of Ekco (unless such change of control was approved by resolution of Ekco's board of directors with at least two-thirds of the directors serving as of May 1995 voting in favor), Ekco is obligated to pay the executive three times the Lump Sum Payment Amount (or as to Mr. McQuesten, two times such amount), and the executive shall be entitled to the continuation of all fringe benefits, including benefit coverage continuation, for a period of three years for Messrs. Stein, Weinstein and DeNovellis (or two years for Mr. McQuesten), outplacement benefits, and automobile benefits for a period of three years for Messrs. Stein, Weinstein and DeNovellis. In addition, the executive shall be entitled to receive a gross-up payment (as defined).

         The Employment Agreements provide that in order to assure prompt payment of amounts due upon termination and as necessary to secure Ekco's obligations under any stock appreciation rights plan or other equity-linked plan (excluding stock options, restricted stock subject to repurchase rights, or any equity plan of which there is currently none), which gives the executive ownership of shares. Ekco has agreed to keep in place irrevocable letters of credit in amounts equal to at least four times the annual salary of Messrs. Stein, Weinstein and DeNovellis (two and one-half times as to Mr. McQuesten). The Employment Agreements include a covenant against competition with Ekco extending for a period of 36 months as to Mr. Stein, 24 months as to Messrs. Weinstein and DeNovellis, and 12 months as to Mr. McQuesten, after termination for any reason.

         Ekco entered into the following three severance arrangements during Fiscal 1995, each of which provides for payments and benefits in lieu of rights pursuant to each employee's Employment Agreement with Ekco: under the severance arrangement with Mr. Corbin, Ekco paid him $253,000 in salary, a $40,000 Fiscal 1995 bonus, a $1,100 cash payment and purchased a disability policy for him at a cost to him of approximately $3,700. In addition, under Mr. Corbin's severance agreement, Ekco repurchased 38,653 shares of restricted stock from Mr. Corbin at their original $0.10 per share purchase price, and agreed to waive its right to repurchase 9,602 shares of restricted stock under certain circumstances, and amended his stock option agreements covering an aggregate of 59,288 shares of Common Stock to extend the time for exercise through August 1996. Ekco's severance arrangement with Mr. Fox provided for a lump sum cash payment of $192,088, benefit coverage continuation through the earlier of September 1997 or his reemployment date (as defined), waiver of restrictions on transfer of 2,540 shares of restricted stock owned by Mr. Fox, and amendment of a stock option agreement covering 27,500 shares to extend the time for exercise. In January 1996, Ekco entered into a severance arrangement with Mr. Gordon pursuant to which Ekco paid him $253,000, agreed to transfer title to an Ekco automobile to Mr. Gordon or his designee, waived its right to repurchase 10,022 shares of restricted stock, and amended Mr. Gordon's stock option agreements covering an aggregate of 111,437 shares of Common Stock to extend the time for exercise to January 1997. Mr. Gordon's severance arrangement also includes benefit coverage continuation until the earlier of his reemployment with an employer providing at least comparable benefits or January 1998. Ekco has entered into a consulting arrangement with N.R. Gordon & Co., Inc., of which Mr. Gordon is president, for an initial term ending in July 1997, which term may be extended by mutual agreement. Each of the above severance arrangements includes a covenant against competition with Ekco extending through August 1996 as to Mr. Corbin, September 1997 as to Mr. Fox and January 1998 as to Mr. Gordon.

401(K) RETIREMENT PLAN

         Ekco sponsors a plan which permits employees to defer compensation to the extent permitted by Section 401(k) of the Code (the "Retirement Plan"). The Retirement Plan permits, but does not require, discretionary contributions by Ekco. Other than the employee deferred compensation, Ekco made no contributions to the Retirement Plan in Fiscal 1993, Fiscal 1994 or Fiscal 1995.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of March 29, 1996, the number of shares of Common Stock and ESOP Preferred Stock beneficially owned by each person known by Ekco to own more than 5% of either the outstanding Common Stock or ESOP Preferred Stock, by each director, by each Named Executive Officer and by all current executive officers and directors as a group, and the percentage of the outstanding Common Stock and ESOP Preferred Stock which such shares represent. Except as indicated in the accompanying notes and except in the case of the ESOP which holds shares of ESOP Preferred Stock and Common Stock on behalf of participants in the ESOP and the participants in the ESOP who have voting power and investment power as set forth in the ESOP, the owners have sole voting and investment power with respect to the shares. Attached to each share of Common Stock is a Preferred Share Purchase Right to acquire one one-hundredth of a share of the Ekco's Series A Junior Participating Preferred Stock, which rights are not presently exercisable.

                                                                               AMOUNT AND NATURE   PERCENT OF
                                          AMOUNT AND NATURE        PERCENT       OF BENEFICIAL        ESOP
                                        BENEFICIAL OWNERSHIP       COMMON        OWNERSHIP OF       PREFERRED
         BENEFICIAL OWNERS                 OF COMMON STOCK         STOCK(1)          STOCK            STOCK
- -----------------------------------     --------------------       --------    ------------------  ----------
Trust of the Ekco Group, Inc. .....      2,446,881(2)                 13.3%     1,492,296(2)           100%
Employees' Stock Ownership
  Plan
c/o Ekco Group, Inc.
98 Spit Brook Road
Nashua, NH 03062

Sanford C. Bernstein & Co., Inc. ..      1,217,600(3)                  6.6%            --               --
767 Fifth Avenue
New York, NY 10153

First Manhattan Co. ...............      1,100,700(4)                  6.0%            --               --
437 Madison Avenue
New York, NY 10022

Tweedy, Browne Company, L.P. ......      1,282,435(5)                  7.0%            --               --
TBK Partners, L.P. ................
Vanderbilt Partners, L.P. .........
52 Vanderbilt Avenue
New York, NY 10017

Smith Barney Holdings Inc. ........      1,035,900(6)                  7.0%            --               --
Travelers Group Inc. ..............
388 Greenwich Street
New York, NY 10013

Robert Stein ......................      1,083,099(6)(7)
                                                  (8)(9)(10)           5.6%        14,265                *
Jeffrey A. Weinstein ..............        525,042(7)(8)(9)(10)        2.8%        13,540                *
Donato A. DeNovellis ..............        168,500(7)(8)(9)(10)(11)      *          1,682                *
Brian R. McQuesten ................        202,350(8)(9)(10)           1.1%         9,748                *
Neil R. Gordon ....................        156,200(7)(9)(10)             *          9,781                *
Richard J. Corbin .................         79,677(9)                    *             --               --
Ronald N. Fox .....................          2,540                       *             --               --
Herbert M. Stein ..................        138,915(12)                   *             --               --
Malcolm L. Sherman ................         21,162(12)                   *             --               --
Bill W. Sorenson ..................         45,714(12)                   *             --               --
Stuart B. Ross ....................         34,373(12)                   *             --               --
All Current Directors and
  Executive Officers as a
  Group (11 Persons) ..............      3,181,410(7)(8)(9)           16.0%        39,235              2.6%
                                                  (10)(11)(12)

- --------------

*  Represents holdings of less than one percent.


(1) Computed on the basis of 18,417,907 shares of Common Stock outstanding, plus, in the case of any person deemed to own shares of Common Stock as a result of owning options or rights to purchase Common Stock exercisable within 60 days or ESOP Preferred Stock which is presently convertible into an equal number of shares of Common Stock by the record owner, the additional shares of Common Stock which would be outstanding upon such exercise, purchase or conversion by such person or group.

(2) The Trust of the ESOP disclaims beneficial ownership of the shares held by it for the participants in the ESOP.

(3) Based on a Schedule 13G filed in February 1996 by Sanford C. Bernstein & Co., Inc. ("SCBC"), an investment advisor/broker dealer whose discretionary clients are the legal owners of the shares who have the right to receive dividends from, and the proceeds of, the sale of such shares. SCBC has sole dispositive power with respect to all such shares, sole voting authority with respect to 1,013,800 of such shares, and shared voting authority with respect to the remaining 12,300 shares, as to which such clients have appointed an independent voting agent with instruction to vote the shares in the same manner as SCBC.

(4) Based on a Schedule 13G filed in February 1996 by First Manhattan Co. ("FMC"), an investment advisor/broker dealer registered under Section 15 of the Exchange Act, and an investment advisor registered under the Investment Advisers Act of 1940. FMC has sole voting authority and dispositive power with respect to 240,850 of such shares, shared voting authority with respect to 824,450 of such shares, and shared dispositive power with respect to 859,850 of such shares. The number of shares includes 26,850 shares owned by family members of general partners of FMC; FMC disclaims dispositive power as to 20,850 of such shares and beneficial ownership as to 6,000 of such shares.

(5) Based on a Schedule 13D jointly filed and amended in March 1996 by Tweedy, Browne Company L.P. ("TBC"), TBK Partners, L.P. ("TBK") and Vanderbilt Partners, L.P. ("Vanderbilt"). TBC, a registered broker-dealer and investment adviser and a member of the National Association of Securities Dealers, Inc., may be deemed to be the beneficial owner of the 1,225,535 shares of Common Stock held in the accounts of various customers (the "TBC Accounts"), with respect to which it has sole voting authority as to 948,000 of such shares and shared dispositive power as to all 1,225,535 of such shares. In addition, TBK and Vanderbilt, each a private investment partnership, beneficially own directly and have sole voting authority and investment discretion with respect to 26,000 and 30,900 shares, respectively. The aggregate number of shares of Common Stock with respect to which TBC, TBK and Vanderbilt could be deemed to be the beneficial owner as of the date of such Schedule 13D is 1,087,335 shares. The general partners of TBC and Vanderbilt are Christopher H. Browne, William H. Browne and John D. Spears (the "General Partners"). All of the General Partners and Thomas P. Knapp are the general partners of TBK. The General Partners may be deemed to control TBC and Vanderbilt and the General Partners and Mr. Knapp may be deemed to control TBK. The aggregate number of shares of Common Stock with respect to which each of the General Partners may be deemed to be the beneficial owner by reason of his being a general partner of TBC, TBK and Vanderbilt, respectively, is 1,087,864 shares, with Mr. Knapp deemed to be the beneficial owner of 26,000 shares by reason of his being a general partner of TBK. Each of TBC, TBK and Vanderbilt disclaims beneficial ownership of Common Stock held by the other and held in the TBC Accounts.

(6) Based on a Schedule 13G jointly filed in February 1996 by Smith Barney Holdings Inc. ("SB Holdings") and Travelers Group Inc. ("TRV") as a parent holding company (TRV is the sole stockholder of SB Holdings). SB Holdings and TRV have shared voting authority and shared dispositive power with respect to all shares, and they each disclaim beneficial ownership of all such shares.

(7) Includes 164,088 shares owned jointly by Mr. Stein with his wife, Mrs. Elaine R. Stein, 20,750 shares and 32,859 shares owned jointly by Mr. DeNovellis and Mr. Gordon, respectively, with their wives, as to which such persons may be deemed to share voting and investment power, but excludes 200 shares owned by Mr. and Mrs. Stein's children, 6,000 shares owned by Mr. Weinstein's children and 1,500 shares owned by Mr. Gordon's children, as to which Mr. and Mrs. Stein, Mr. Weinstein and Mr. Gordon disclaim beneficial ownership. In addition, Mrs. Stein may be deemed to beneficially own the remainder of Mr. Stein's shares.

(8) Includes the following number of shares purchased pursuant to Ekco's 1984 and 1985 Restricted Stock Purchase Plans which are held in escrow, are presently subject to repurchase by Ekco and as to which certain transfer restrictions apply: Mr. Robert Stein, 98,042 shares; Mr. Weinstein, 27,959 shares; Mr. DeNovellis, 36,061 shares; Mr. McQuesten, 13,316 shares; and all current executive officers and directors as a group, 204,748 shares.

(9)      Includes 797,718, 334,482, 99,076, 131,754, 111,437, 59,288 and
         1,392,333 shares of Common Stock currently issuable upon the exercise of stock options held by Mr. Robert Stein, Mr. Weinstein, Mr. DeNovellis, Mr. McQuesten, Mr. Gordon, Mr. Corbin and all current executive officers and directors as a group, respectively, pursuant to the Company's 1987 Stock Option Plan. Of the foregoing shares, the following number are presently subject to repurchase by the Company:
         Mr. Robert Stein, 135,599 shares; Mr. Weinstein, 34,818 shares; Mr. DeNovellis, 57,564 shares; Mr. McQuesten, 15,756 shares; and all current executive officers and directors as a group, 272,879 shares. The options attributable to Messrs. Gordon and Corbin are subject to cancellation if not exercised prior to January 3, 1997 and August 18, 1996, respectively.

(10) Includes the number of shares of ESOP Preferred Stock listed in the table, and 2,884, 2,786, 432, 2,120, 2,123 and 8,222 shares of Common
         Stock allocated to the ESOP accounts of Mr. Robert Stein, Mr. Weinstein, Mr. DeNovellis, Mr. McQuesten, Mr. Gordon, and all current executive officers and directors as a group, respectively. Mr. Donato
         A. DeNovellis, an executive officer, is also the trustee of the ESOP, but the 1,492,296 shares of ESOP Preferred Stock and the 954,585 shares of Common Stock held by the ESOP and not allocated to the accounts of executive officers are not included in calculating the number of shares held by "All Current Directors and Executive Officers as a Group," and Mr. DeNovellis disclaims beneficial ownership of shares of ESOP Preferred Stock and Common Stock held by the ESOP.

(11) Includes 11,410 shares of Common Stock held by retirement plans of subsidiary corporations of which Mr. DeNovellis is trustee and as to which Mr. DeNovellis disclaims beneficial ownership.

(12) Includes 45,714 shares of Common Stock currently issuable upon the exercise of stock options held by Mr. Herbert Stein, 35,714 shares currently issuable upon exercise of a stock option held by Mr. Sorenson, and 31,373 shares currently issuable upon the exercise of a stock option held by Mr. Ross, 16,162 shares currently issuable upon the exercise of a stock option held by Mr. Sherman, and 9,040 shares currently issuable upon the exercise of a stock option held by Mr. Long. All of Mr. Sherman's shares and 3,013 of Mr. Long's shares are subject to repurchase by Ekco.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN BUSINESS RELATIONSHIPS

THE 1818 FUND, L.P. SHARE PURCHASE

         Pursuant to the Securities Purchase Agreement, The 1818 Fund, L.P. (the "1818 Fund") acquired from Ekco 881,542 shares of Common Stock and the 7.0% Note, which could have been converted into an aggregate of 2,095,238 shares of Common Stock, subject to adjustment, for an aggregate purchase price of approximately $30 million.

         On March 25, 1996, the Company used a portion of the net proceeds of the Old Senior Notes to repurchase the $22.0 million outstanding principal amount of the 7.0% Note for a purchase price of approximately $18.8 million plus accrued and unpaid interest. As of March 25, 1996, the Fund beneficially owned 4.8% of the Company's outstanding shares of Common Stock.

         The Securities Purchase Agreement provides that so long as the 1818 Fund held certain voting stock (or securities convertible into such voting stock) that in the aggregate represented five percent or more of the outstanding voting stock of Ekco, commencing with Ekco's 1993 annual meeting (or upon the occurrence of certain specified events), at each annual meeting of stockholders of Ekco the 1818 Fund would be entitled to designate one director to be nominated to Ekco's Board of Directors. Mr. T. Michael Long has served as a director of Ekco since May 1993 pursuant to the Securities Purchase Agreement.

ESOP LOANS

         On February 23, 1989, Ekco's Board of Directors adopted the ESOP. Simultaneously with the adoption of the ESOP, the Board of Directors authorized 1,800,000 million shares of ESOP Preferred Stock. On February 28, 1989, Ekco sold 1,800,000 shares of ESOP Preferred Stock at a price of $3.61 per share to the ESOP trust in exchange for an approximately $6.5 million 25-year non-recourse note bearing interest at 11% per annum (the "1989 ESOP Note"). On March 30, 1995, the trustee of the ESOP, a former executive officer of Ekco, borrowed approximately $3.6 million from Ekco at a rate of 7.5% interest per annum for a 20-year term (the "1995 ESOP Note"). The proceeds of the 1995 ESOP Note were used to repay a bank loan pursuant to which the ESOP had borrowed approximately $6.4 million in May 1989 and repaid the 1989 ESOP Note to Ekco.

         On October 1, 1990, the Board of Directors of Ekco authorized Ekco to lend funds to the trustee of the ESOP to make purchases of 1,000,000 shares of Common Stock on the open market or from Ekco as he deemed appropriate, and as of April 18, 1994, the trustee of the ESOP had acquired 1,000,000 shares of Common Stock for the ESOP. Ekco and the trustee of the ESOP entered into a twenty-year term loan effective October 1, 1990 (the "1990 ESOP Note") pursuant to which Ekco has loaned approximately $3,300,000 to the ESOP at an interest rate of 10% per annum. As of December 31, 1995, $3,058,735 was outstanding under the 1990 ESOP Note, and 266,219 of the aforementioned shares were allocated to employee accounts.

                           DESCRIPTION OF SENIOR NOTES

         The Old Senior Notes were and the New Senior Notes will be issued pursuant to an indenture (the "Indenture") dated as of March 25, 1996, by and among Ekco, the Guarantors and Fleet National Bank of Connecticut, as trustee (the "Trustee"). The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summaries of certain provisions of the Indenture is a summary only, does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Indenture. A copy of the Indenture has been filed as an Exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture.

GENERAL

         The Senior Notes are senior unsecured, general obligations of Ekco, limited in aggregate principal amount to $125.0 million. The Senior Notes rank pari passu in right of payment with all existing and future Senior Indebtedness of the Ekco and senior in right of payment to all existing and future Subordinated Indebtedness of the Company. The Senior Notes are fully and unconditionally guaranteed (the "Guarantees") on a joint and several basis by substantially all of the Ekco's existing and future Subsidiaries (as defined) (each, a "Guarantor," and collectively, the "Guarantors"). The non-Guarantor Subsidiaries are not significant either individually or in the aggregate in relation to the Company on a consolidated basis. The Guarantees are senior unsecured obligations of the Guarantors and pari passu in right of payment with all existing and future Senior Indebtedness and senior in right of payment to all existing and future Subordinated Indebtedness of the Guarantors. The obligations of Ekco and certain of its Subsidiaries under the Credit Agreement (as defined) secured by substantially all of the assets of Ekco and its Subsidiaries. As a result, the Indebtedness under the Senior Notes will effectively be subordinated to the Indebtedness under the Credit Agreement. At December 31, 1995, after giving effect to the issuance of the Senior Notes and the application of the net proceeds therefrom, the Company's total Senior Indebtedness would have been approximately $124.2 million. See "Risk Factors--Holding Company Structure; Ranking; Effective Subordination of the Senior Notes."

         The definition of "Subsidiary" in the Indenture does not include any "Unrestricted Subsidiary" and, as a result, Unrestricted Subsidiaries generally will not be bound by the restrictive provisions of the Indenture. The Board of Directors will have the ability under certain circumstances to designate certain Subsidiaries as Unrestricted Subsidiaries after the Issue Date. In addition, subject to the provisions of the Indenture, the Board of Directors may designate Unrestricted Subsidiaries as Subsidiaries.

         The Senior Notes will mature on April 1, 2006. Interest on the Senior Notes will accrue at the rate of 9 1/4% per annum from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on April 1 and October 1 of each year, commencing October 1, 1996, to the Persons in whose names such Senior Notes are registered at the close of business on the March 15 or September 15 immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

         Principal of, premium, if any, and interest on the Senior Notes and Liquidated Damages, if any, will be payable, and the Senior Notes may be presented for registration of transfer or exchange, at the office or agency of Ekco maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. At the option of Ekco, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Senior Notes at the addresses set forth upon the registry books of Ekco. No service charge will be made for any registration of transfer or exchange of Senior Notes, but Ekco may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by Ekco, Ekco's office or agency will be the corporate trust office of the Trustee maintained for such purpose. The Senior Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

REDEMPTION

Optional Redemption

         Ekco will not have the right to redeem any Senior Notes prior to April 1, 2001. The Senior Notes will be redeemable at the option of Ekco, in whole or in part, at any time on or after April 1, 2001, upon not less than 30 nor more than 60 days' notice to each Holder of Senior Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing April 1, of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest thereon to the Redemption Date:

                          YEAR            Percentage
                    -------------------   ----------

                                   2001      104.6250%
                                   2002      103.0834%
                                   2003      101.5417%
                    2004 and thereafter      100.0000%

         In the case of a partial redemption, the Trustee shall select the Senior Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Senior Notes may be redeemed in part in multiples of $1,000 only.

Mandatory Redemption

         Except as set forth below under "--Certain Covenants--Repurchase of Senior Notes at the Option of the Holder Upon a Change of Control" and "--Limitation on Asset Sales," Ekco is not required to make any mandatory redemption or sinking fund payments with respect to the Senior Notes.

Selection and Notice

         Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Senior Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Senior Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state, among other things, that on and after the date of redemption, upon surrender of such Senior Note, a new Senior Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

CERTAIN COVENANTS

Repurchase of Senior Notes at the Option of the Holder Upon a Change of Control

         The Indenture provides that in the event that a Change of Control (as defined below) has occurred, each Holder of Senior Notes will have the right, at such Holder's option, pursuant to an irrevocable and unconditional offer by Ekco (the "Change of Control Offer"), to require Ekco to repurchase all or any part of such Holder's Senior Notes (provided, that the principal amount of such Senior Notes must be $1,000 or an integral multiple thereof) on a date determined by Ekco (the "Change of Control Purchase Date") that is no later than 45 Business Days after the occurrence of such Change of Control, at a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date. The Change of Control Offer shall be made within 15 Business Days following a Change of Control and shall remain open for 20 Business Days (or such later date as may be required by applicable law, rule or regulation) following the commencement (the "Change of Control Offer Period") thereof. Upon expiration of the Change of Control Offer Period, Ekco shall purchase all Senior Notes properly tendered in response to the Change of Control Offer.

         As used herein, a "Change of Control" means (i) any sale, merger or consolidation with or into any Person or any transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of Ekco, on a consolidated basis, in one transaction or in a series of related transactions, if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers or trustees, as applicable, of the transferee or surviving entity, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of Ekco then outstanding normally entitled to vote in elections of directors or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of Ekco (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Ekco was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election, recommendation, or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Ekco then in office.

         On or before the Change of Control Purchase Date, Ekco will (i) accept for payment Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer and (ii) deposit with the Paying Agent Cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) of all Senior Notes so tendered. Promptly following the Change of Control Purchase Date, Ekco will deliver to the Trustee the Senior Notes so accepted, together with an Officers' Certificate listing the Senior Notes or portions thereof being purchased by Ekco. The Paying Agent will promptly mail to the Holders of Senior Notes so accepted payment in an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Senior Note equal in principal amount to any unpurchased portion of the Senior Note surrendered. Any Senior Notes not so accepted will be promptly mailed or delivered by Ekco to the Holder thereof. Ekco will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

         The phrase "all or substantially all" of the assets of Ekco will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of Ekco has occurred, in which case a Holder's ability to obtain the benefit of a Change of Control Offer may be impaired.

         The Credit Agreement will contain, and other Indebtedness that may be incurred in the future could contain, prohibitions of certain events that would constitute a Change in Control. Moreover, the exercise by the Holders of their right to require Ekco to repurchase the Senior Notes could cause a default under such Indebtedness even if the Change of Control itself does not, due to the financial effect of such repurchase on Ekco. The breach of any such prohibitions or any such default could result in a default and subsequent acceleration of any such Indebtedness and the enforcement of available remedies thereunder. In addition, Ekco's ability to pay cash to the Holders of Senior Notes upon a repurchase may be limited by Ekco's then existing financial resources.

         Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable federal and state securities laws.

         The Change of Control purchase feature of the Senior Notes may make more difficult or discourage a takeover of Ekco, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between Ekco and the Initial Purchasers.

Limitation on Incurrence of Additional Indebtedness and Disqualified Capital
Stock

         The Indenture provides that, except as set forth below in this covenant, Ekco and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness). Notwithstanding the foregoing:

         (a) if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness or Disqualified Capital Stock and the application of proceeds therefrom and (ii) on the date of such incurrence (the "Incurrence Date"), the Consolidated Interest Coverage Ratio of Ekco for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Interest Coverage Ratio, the use of proceeds therefrom, would be at least 2.5 to 1.0, Ekco and the Guarantors may incur such Indebtedness or Disqualified Capital Stock;

         (b) Ekco and the Guarantors may incur Indebtedness evidenced by the Senior Notes and the Guarantees pursuant to the Indenture up to the amounts specified therein as of the Issue Date;

         (c) Ekco and the Guarantors may incur Indebtedness pursuant to the Credit Agreement up to an aggregate amount outstanding (including any Indebtedness issued to refinance, refund or replace such Indebtedness in whole or in part) at any time not to exceed the greater of (A) $75.0 million, minus the amount of any such Indebtedness retired with the Net Cash Proceeds from any Asset Sale or assumed by a transferee in an Asset Sale; provided that this reduction shall not apply to a reduction of any Indebtedness under a revolving credit or similar facility to the extent that such Net Cash Proceeds are used to finance working capital requirements in the ordinary course of business or (B) the Borrowing Base;

         (d) Ekco and the Guarantors may incur Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate amount outstanding at any time (including any Indebtedness issued to refinance, replace or refund such Indebtedness in whole or in part) of up to $25.0 million, less the aggregate amount of any Indebtedness incurred by the Foreign Subsidiaries pursuant to clause (k) of this covenant and outstanding at such time;

         (e) Ekco and the Guarantors, as applicable, may incur Refinancing Indebtedness with respect to any Indebtedness or Disqualified Capital Stock, as applicable, described in clauses (a), (b) and (g) of this covenant;

         (f) Ekco may incur Indebtedness to any Wholly-Owned Guarantor, and any Guarantor may incur Indebtedness to any other Wholly-Owned Guarantor or to Ekco; provided, that such obligations shall be unsecured and subordinated in all respects to Ekco's or such Guarantor's obligations pursuant to the Senior Notes or the Guarantees, respectively; and, provided, further, that if any Wholly-Owned Guarantor ceases to be a Wholly-Owned Guarantor of Ekco or if Ekco or any Wholly-Owned Guarantor transfers such Indebtedness to any Person (other than to Ekco or another Wholly-Owned Guarantor), such events, in each case, shall constitute the incurrence of such Indebtedness by Ekco or such Wholly-Owned Guarantor, as the case may be, at the time of such event;

         (g) Ekco and the Guarantors may incur Indebtedness existing on the Issue Date;

         (h) Ekco and its Guarantors may incur Indebtedness solely in respect of bankers acceptances, letters of credit, surety bonds and performance bonds (in each case to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money of others) issued in the ordinary course of business consistent with past practice; provided, however, that the aggregate principal amount outstanding of such Indebtedness (including any Indebtedness issued to refinance, refund or replace such Indebtedness) shall at no time exceed $5.0 million outstanding at any time; and

         (i) Ekco and the Guarantors may incur Indebtedness represented by Hedging and Interest Swap Obligations entered into in the ordinary course of business related to Indebtedness of Ekco and the Guarantors otherwise permitted to be incurred pursuant to the Indenture not exceeding the underlying obligations;

         (j) the Foreign Subsidiaries may incur Non-Recourse Indebtedness in an aggregate amount outstanding at any time (including any Non-Recourse Indebtedness issued to refinance, replace or refund such Non-Recourse Indebtedness in whole or in part) of up to $20.0 million, less the aggregate amount of any indebtedness incurred by the Foreign Subsidiaries pursuant to clause (k) of this covenant and outstanding at such time;

         (k) the Foreign Subsidiaries may incur Indebtedness in an aggregate amount outstanding at any time (including any Indebtedness issued to refinance, replace or refund such Indebtedness in whole or in part) of up to $5.0 million; and

         (l) any Foreign Subsidiary may incur Indebtedness up to an aggregate amount outstanding (including any Indebtedness issued to refinance, replace or refund such Indebtedness in whole or in part) at any time not to exceed the Foreign Subsidiary Borrowing Base of such Foreign Subsidiary.

         Indebtedness of any Person which is outstanding at the time such Person becomes a Subsidiary of Ekco or is merged with or into or consolidated with Ekco or a Subsidiary of Ekco shall be deemed to have


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
been incurred at the time such Person becomes such a Subsidiary of Ekco or is merged with or into or consolidated with Ekco or a Subsidiary of the Company, as applicable.

Limitation on Restricted Payments

         The Indenture provides that Ekco and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis, (1) a Default or an Event of Default shall have occurred and be continuing, (2) Ekco is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio in paragraph
(a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or (3) the aggregate amount of all Restricted Payments made by Ekco and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed the sum of (a) $4.0 million, plus (b) 50% of the aggregate Consolidated Net Income of Ekco for the period (taken as one accounting period), commencing on the first day of the first full fiscal quarter commencing after the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus (c) 100% of the aggregate Net Cash Proceeds received by Ekco from the issue or sale after the Issue Date of its Qualified Capital Stock or its debt securities that have been converted into Qualified Capital Stock (other than (i) to a Subsidiary of Ekco and (ii) to the extent applied in connection with a Qualified Exchange, but including the Net Cash Proceeds received by Ekco upon the exercise, exchange or conversion of securities into Qualified Capital Stock), plus (d) an amount equal to the portion (proportionate to Ekco's or a Subsidiary's equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Subsidiary; provided, however, that such amount shall not exceed, in the case of any Unrestricted Subsidiary, the amount of any Restricted Payments previously made by Ekco or any Subsidiary to such Unrestricted Subsidiary which were permitted to be made pursuant to this "Limitation on Restricted Payments" covenant, plus (e) the Net Cash Proceeds received by Ekco or any Guarantor from its investment in, and the sale, disposition or other liquidation of, any Restricted Investment.

         The foregoing clauses (2) and (3) of the immediately preceding paragraph, however, will not prohibit (v) a Qualified Exchange; (w) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions; (x) any redemption or repurchase or payment on account of Capital Stock of Ekco required to be made under (i) the Restricted Stock Plans or (ii) the Stock Option Plans, in an amount equal to the sum of the exercise prices paid to Ekco by the holder of such Capital Stock upon the exercise of such stock options; (y) (i) any redemption or repurchase by Ekco of its Capital Stock, (ii) any contribution or dividend paid by Ekco to the ESOP or (iii) any loan made by Ekco to the ESOP, in each case only to the extent made in connection with the distribution of retirement, termination or diversification withdrawal benefits to ESOP participants or beneficiaries pursuant to the terms of the ESOP and the provisions of ERISA and the Code; and (z) any contribution or dividend paid by the ESOP, in each case only to the extent used by the ESOP (i) to pay administrative expenses of the ESOP in an amount not to exceed $200,000 per year or (ii) to repay Indebtedness of the ESOP owed to the Company or its Subsidiaries. The full amount of any Restricted Payment made pursuant to the foregoing clauses (w), (x), (y) and (z) of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made which is referred to in clause (3) of the immediately preceding paragraph.

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries


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
         The Indenture provides that Ekco and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of Ekco to pay dividends or make other distributions to or on behalf of, or to pay any obligation (including in respect of a Guarantee) to or on behalf of, or otherwise to transfer assets or property to, or make or pay loans or advances to or on behalf of, Ekco or any Subsidiary of Ekco, except (a) restrictions imposed by the Senior Notes or the Indenture, (b) restrictions imposed by applicable law, (c) existing restrictions under specified Indebtedness outstanding on the Issue Date or under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement relating to any property, asset, or business acquired by Ekco or any of its Subsidiaries, which restrictions, in each case, existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than to the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired, (d) any such restriction or requirement imposed by Indebtedness incurred under paragraph (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," provided such restriction or requirement is no more restrictive than that imposed by the Credit Agreement in effect as of the Issue Date, (e) restrictions with respect solely to a Subsidiary of Ekco imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, provided such restrictions apply solely to the Capital Stock or assets of such Subsidiary which are being sold, (f) in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clause (c) of this paragraph that are not more restrictive than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced, (g) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice and (h) any Lien permitted by the covenant "Limitation on Liens."

Limitation on Liens

         The Indenture provides that Ekco and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any of their respective assets or property, whether now owned or hereinafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom securing (i) any Indebtedness of Ekco unless the Senior Notes are equally and ratably secured or (ii) any Indebtedness of a Guarantor unless the Guarantees are equally and ratably secured; provided, however, that, if such Indebtedness is by its terms expressly subordinate to the Senior Notes or the Guarantees, the Lien securing such Indebtedness shall be subordinate and junior to the Lien securing the Senior Notes or the Guarantees, with the same relative priority as such Subordinated Indebtedness shall have with respect to the Senior Notes or the Guarantees, as the case may be.

Limitation on Sale and Leaseback Transactions

         The Indenture provides that Ekco and the Guarantors will not, and will not permit any of their Subsidiaries to, enter into any Sale and Leaseback Transaction unless either (i) at the time such transaction is entered into, Ekco or such Guarantor, as the case may be, would be able to incur Indebtedness in an amount equal to the Attributable Indebtedness, and Liens, if any, with respect to such Sale and Leaseback Transaction pursuant to the covenants "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" and "Limitation on Liens" or (ii) Ekco or such Guarantor, or any of their Subsidiaries, as the case may be, receives proceeds from such Sale and Leaseback Transaction at least equal to the fair market value thereof (as determined in good faith by Ekco's Board of Directors, whose determination in good faith, evidenced by a resolution of such Board, shall be conclusive) and such proceeds are applied in the same manner and to the same extent as the Net Cash Proceeds and Excess Proceeds from an Asset Sale pursuant to the covenant "Limitation on Asset Sales."

Limitation on Asset Sales

         The Indenture provides that Ekco and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, consummate an Asset Sale to any Person other than Ekco or a Wholly- Owned Guarantor unless (i) Ekco (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale which is at least equal to the fair market value (as determined in good faith by the Board of Directors of Ekco, whose determination shall be conclusive and evidenced by a Board resolution set forth in an Officers' Certificate delivered to the Trustee) of the assets sold or otherwise subject to disposition and (ii) at least 80% of the consideration therefor received by Ekco or such Subsidiary is in the form of Cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on Ekco's or such Subsidiary's most recent balance sheet or in the notes thereto) of Ekco or any Subsidiary (other than liabilities that are by their terms subordinated to the Senior Notes) that are assumed by the transferee of any such assets, and (y) any notes or other obligations received by Ekco or any such Subsidiary from such transferee that are immediately converted by Ekco or such Subsidiary into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) will be deemed to be Cash for purposes of this provision. Within 270 days after the date of any Asset Sale, Ekco may apply the Net Cash Proceeds from such Asset Sale to either (a) permanently reduce outstanding Indebtedness, other than Subordinated Indebtedness, of Ekco or the Subsidiary whose assets were sold in such Asset Sale, provided that any such reduction of Indebtedness of such Subsidiary shall not exceed the amount of Net Cash Proceeds received from the sale of assets of such Subsidiary or (b) acquire property or assets to be used in any Related Business; provided that when any proceeds not in the form of Cash or Cash Equivalents become Net Cash Proceeds, the requirements contained in this paragraph shall apply thereto. Pending the final application of any such Net Cash Proceeds, Ekco may temporarily invest such Net Cash Proceeds in Cash Equivalents or reduce outstanding Indebtedness under the Credit Agreement. Any Net Cash Proceeds from an Asset Sale that are not applied or invested as provided in the second sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, Ekco shall, within 30 days of the occurrence of such event, make an offer to all Holders of Senior Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Notes that may be purchased out of the Excess Proceeds, at an offer price in cash (the "Asset Sale Offer Price") in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date fixed for the closing of such Asset Sale Offer (which shall be 20 Business Days (or such later date as may be required by applicable law, rule or regulation) following the commencement of such Asset Sale Offer (the "Asset Sale Offer Period")), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Senior Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Ekco may use the excess of such Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Notes tendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes or portions thereof to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

         Notwithstanding the foregoing, the first $2.0 million of Net Cash Proceeds received from Asset Sales in any fiscal year shall not constitute Excess Proceeds and thus shall not be subject to the restrictions contained in this covenant.

         The Indenture provides that Ekco and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, make any Asset Sale of any of the Capital Stock of any Subsidiary of Ekco except pursuant to an Asset Sale of all of the Capital Stock of such Subsidiary.

         The Credit Agreement prohibits, and any agreement governing Senior Indebtedness incurred after the Issue Date may prohibit, the purchase of Senior Notes with the proceeds of any Asset Sale unless all Senior Indebtedness thereunder has been paid in full.

         Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable federal and state securities laws.

Limitation on Transactions with Affiliates

         The Indenture provides that Ekco and the Guarantors will not, and will not permit any of their Subsidiaries to, enter into any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction") or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions), unless such Affiliate Transaction is made in good faith, the terms of such Affiliate Transaction are fair and reasonable to Ekco, such Guarantor or such Subsidiary, as the case may be, and are on terms at least as favorable as the terms which could be obtained by Ekco, such Guarantor or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with Persons who are not Affiliates.

         Without limiting the foregoing, any Affiliate Transaction or series of related Affiliate Transactions (other than Exempted Affiliate Transactions) (i) involving consideration to either party in excess of $3.0 million, must be evidenced by a resolution of a committee of non-employee directors of Ekco who are disinterested with respect to such transaction (an "Independent Committee"), set forth in an Officers' Certificate addressed and delivered to the Trustee, certifying that (a) the terms of such Affiliate Transaction are fair and reasonable to Ekco, such Guarantor or such Subsidiary, as the case may be, and no less favorable to Ekco, such Guarantor or such Subsidiary, as the case may be, than could have been obtained in an arm's-length transaction with a non-Affiliate and (b) such Affiliate Transaction has been approved by a majority of the members of an Independent Committee, and (ii) involving consideration to either party in excess of $10.0 million must be evidenced by a resolution of an Independent Committee in accordance with the foregoing clause (i) and, prior to the consummation thereof, a written favorable opinion as to the fairness of such transaction to Ekco, such Guarantor or such Subsidiary, as the case may be, from a financial point of view from an independent investment banking firm of national reputation having assets in excess of $1.0 billion.

Limitation on Merger, Sale or Consolidation

         The Indenture provides that Ekco will not, directly or indirectly, consolidate with or merge with or into another Person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless (i) either (a) Ekco is the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of Ekco in connection with the Senior Notes and the Indenture;
(ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the consolidated resulting, surviving or transferee entity is at least equal to the Consolidated Net Worth of Ekco immediately prior to such transaction; and (iv) immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio set forth in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

         Upon any consolidation or merger or any transfer of all or substantially all of the assets of Ekco in accordance with the foregoing, the successor corporation formed by such consolidation or into which Ekco is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, Ekco under the Indenture with the same effect as if such successor corporation had been named therein as Ekco, and when a successor corporation duly assumes all of the obligations of Ekco pursuant to the Indenture and the Senior Notes, Ekco shall be released from the obligations under the Senior Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

Limitation on Lines of Business

         The Indenture provides that neither Ekco nor any of its Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of Ekco, is a Related Business.

Future Subsidiary Guarantors

         The Indenture provides that substantially all present (as specified in the Indenture) and future Subsidiaries of Ekco, other than any Foreign Subsidiary, jointly and severally will guarantee irrevocably and unconditionally all principal, premium, if any, and interest and Liquidated Damages, if any, on the Senior Notes on a senior basis. The term Subsidiary does not include Unrestricted Subsidiaries.

Limitation on Status as Investment Company

         The Indenture prohibits Ekco and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation as an investment company.

REPORTS

         The Indenture provides that whether or not Ekco is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Ekco shall deliver to the Trustee and each Holder of Senior Notes, and to prospective purchasers of Senior Notes identified to Ekco by the Initial Purchasers within ten days after it is or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if Ekco were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by Ekco's certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with management's discussion and analysis of financial condition and results of operations which would be so required. In addition, whether or not required by the rules and regulations of the Commission, Ekco will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing).

EVENTS OF DEFAULT AND REMEDIES

         The Indenture defines an Event of Default as (i) the failure by Ekco or any Guarantor to pay any installment of interest or Liquidated Damages, if any, on the Senior Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days, (ii) the failure by Ekco or any Guarantor to pay all or any part of the principal of, or premium, if any, on the Senior Notes when and as the same becomes due and payable at maturity, upon redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, (iii) the failure by Ekco to comply with the provisions described under the covenant "Limitation on Merger, Sale or Consolidation," (iv) the failure by Ekco or any Guarantor to comply with the provisions described under the covenants "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," "Repurchase of Senior Notes at the Option of the Holder Upon a Change of Control (other than a failure to repurchase

Senior Notes when required)," "Limitation on Restricted Payments" or "Limitation on Asset Sales" (other than a failure to repurchase Senior Notes when required), and the continuance of such failure for a period of 10 days after written notice is given to Ekco by the Trustee or to Ekco and the Trustee by the Holders of at least 25% in aggregate principal amount of the Senior Notes outstanding, (v) the failure by Ekco or any Guarantor to observe or perform any other covenant or agreement contained in the Senior Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to Ekco by the Trustee or to Ekco and the Trustee by the Holders of at least 25% in aggregate principal amount of the Senior Notes outstanding, (vi) certain events of bankruptcy, insolvency or reorganization in respect of Ekco or any of its Significant Subsidiaries, (vii) a default in any Indebtedness of Ekco or any of its Subsidiaries with an aggregate principal amount in excess of $5.0 million (a) resulting from the failure to pay principal of, premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity, or (viii) the failure by Ekco or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million if (A) any creditor has commenced an enforcement proceeding with respect to such final judgements or (B) such final judgments remain undischarged for a period (during which execution shall not be effectively stayed) of 45 days after their entry.

         If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (vi) above relating to Ekco or any Significant Subsidiary), then in every such case, unless the principal of all of the Senior Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Senior Notes then outstanding, by notice in writing to Ekco (and to the Trustee if given by Holders), may declare all principal and accrued interest and Liquidated Damages, if any, thereon to be due and payable immediately. If an Event of Default specified in clause (vi) above relating to Ekco or any Significant Subsidiary occurs, all principal and accrued interest and Liquidated Damages, if any, thereon will be immediately due and payable on all outstanding Senior Notes without any declaration or other act on the part of Trustee or the Holders. Holders of a majority in aggregate principal amount of Senior Notes generally are authorized to rescind such acceleration if all existing Events of Default (other than the non-payment of the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Senior Notes which have become due solely by such acceleration) have been cured or waived, except a default with respect to any provision which cannot be modified or amended by majority approval.

         Prior to the declaration of acceleration of the maturity of the Senior Notes, the Holders of a majority in aggregate principal amount of the Senior Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of, premium on, or interest or Liquidated Damages, if any, on any Senior Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Senior Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Senior Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         The Indenture provides that Ekco may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Senior Notes ("Legal Defeasance"). Such Legal Defeasance means that Ekco shall be deemed to have paid and discharged the entire Indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Senior Notes and Guarantees, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Senior Notes when such payments are due from the trust funds described in the following paragraph; (ii) Ekco's obligations with respect to such Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and Ekco's and the Guarantor's obligations in connection therewith; and (iv) the Legal Defeasance and Covenant Defeasance (as defined) provisions of the Indenture. In addition, Ekco may, at its option and at any time, elect to have the obligations of Ekco and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described in the Indenture under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance,
(i) Ekco must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, U.S. legal tender, noncallable government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest and, if applicable, Liquidated Damages, on such Senior Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest and, if applicable, Liquidated Damages, on such Senior Notes, and the Holders of Senior Notes must have a valid, perfected, first priority security interest in such trust; (ii) in the case of Legal Defeasance, Ekco shall have delivered to the Trustee an opinion of counsel in the U.S. reasonably acceptable to the Trustee confirming that (A) Ekco has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Senior Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, Ekco shall have delivered to the Trustee an opinion of counsel in the U.S. reasonably acceptable to such Trustee confirming that the Holders of such Senior Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which Ekco, the Guarantors or any of their Subsidiaries is a party or by which any of them is bound; (vi) Ekco shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by Ekco with the intent of preferring the Holders of such Senior Notes over any other creditors of Ekco or with the intent of defeating, hindering, delaying or defrauding any other creditors of Ekco or others; and (vii) Ekco shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the Officers' Certificate, (i) through
(vi) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii) (if applicable),
(iii) and (v) of this paragraph have been complied with.

AMENDMENTS AND SUPPLEMENTS

         The Indenture contains provisions permitting Ekco, the Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Senior Notes at the time outstanding, Ekco, the Guarantors and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity of or the Change of Control Purchase Date or the Asset Sale Offer Period on any Senior Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Senior Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter the redemption provisions or the provisions under the covenants "Repurchase of Senior Notes at the Option of the Holder Upon a Change of Control" or "Limitation on Asset Sales" in a manner adverse to the Holders, (ii) make a change that would adversely affect the contractual ranking of the Senior Notes, (iii) reduce the percentage in principal amount of the outstanding Senior Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture or (iv) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Senior Note affected thereby.

PAYMENTS FOR CONSENT

         The Indenture prohibits Ekco, the Guarantors and any of their Subsidiaries from, directly or indirectly, paying or causing to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Senior Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Senior Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Senior Notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS

         The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of Ekco, the Guarantors or any successor entity shall have any personal liability in respect of the obligations of Ekco or the Guarantors under the Indenture or the Senior Notes by reason of his, her or its status as such stockholder, employee, officer or director.

GOVERNING LAW

         The Indenture provides that it and the Senior Notes and the Guarantees will be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York.

CONCERNING THE TRUSTEE

         Fleet National Bank is the Trustee under the Indenture. Fleet National Bank of Massachusetts, N.A. is the agent and a lender under the Credit Agreement.

         The Indenture contains certain limitations on the right of the Trustee, should it be or become a creditor of Ekco, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with Ekco; however, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

         The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with applicable laws or the Indenture, is unduly prejudicial to the rights of other Holders of the Senior Notes or would involve the Trustee in personal liability. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its powers, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders, unless they shall have offered to the Trustee satisfactory indemnity.

CERTAIN DEFINITIONS

         "Acquired Indebtedness" means Indebtedness or Disqualified Capital Stock of any Person existing at the time such Person becomes a Subsidiary of Ekco or is merged or consolidated into or with Ekco or one of its Subsidiaries.

         "Acquisition" means the purchase or other acquisition of any Person or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation or other transfer, and whether or not for consideration.

         "Affiliate" means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with Ekco. For purposes of this definition, the term "control" means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract or otherwise, provided that a beneficial owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

         "Asset Sale" means, with respect to any Person, the sale, lease, disposition or other transfer by such Person of any of its property or assets (including a Sale and Leaseback Transaction or the sale or other transfer of any Capital Stock of any Subsidiary) other than (i) the sale, lease, disposition or other transfer of obsolete, damaged, materially worn or unusable equipment in the ordinary course of business consistent with past practice, (ii) the sale, lease, disposition or other transfer of inventory acquired and held for resale in the ordinary course of business consistent with past practice, (iii) the issuance by Ekco of its Capital Stock, (iv) Investments in compliance with the covenant "Limitation on Restricted Payments," (v) the sale, lease, disposition or other transfer of all or substantially all of the assets of Ekco governed by the provisions of the Indenture described under the covenant "Limitation on Merger, Sale or Consolidation," (vi) Sale and Leaseback Transactions in compliance with clause (i) under the covenant "Limitation on Sale and Leaseback Transactions," (vii) the sale, lease, disposition or other transfer of any property or assets by a Subsidiary to Ekco or by Ekco or a Subsidiary to a Wholly Owned Guarantor, (viii) the sale, lease, disposition or other transfer of the property classified as "Property held for sale or lease" in Ekco's audited Consolidated Financial Statements for the fiscal year ended December 31, 1995, and without giving effect to any events that may occur subsequent to the date of such Consolidated Financial Statements and (ix) the sale of the Capital Stock of an Unrestricted Subsidiary.

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



         "Attributable Indebtedness" means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the net amount of rent under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

         "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of the product of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

         "Beneficial Owner" for purposes of the definition of Change of Control has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

         "Borrowing Base" means, as of any date, an amount equal to (a) the "Borrowing Base" as defined in the Credit Agreement or, if not so defined in the Credit Agreement, (b) any amount equal to the sum of (i) 85% of all eligible accounts receivable owned by Ekco or any of its Subsidiaries as of such date that are not more than 90 days past due, plus (ii) 60% of the book value of all inventory owned by Ekco or any of its Subsidiaries as of such date, all as calculated on a consolidated basis and in accordance with GAAP.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

         "Capitalized Lease Obligation" means rental obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

         "Capital Stock" means, (i) with respect to any Person formed as a corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation and (ii) with respect to any Person formed other than as a corporation, any and all partnership or other equity interests of such Person.

         "Cash Equivalent" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) maturing within one year after the date of acquisition, (ii) time deposits, certificates of deposit, bankers' acceptances and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million, in each case maturing within one year after the date of acquisition, (iii) commercial paper issued by any other issuer which is rated
(A) in the case of commercial paper which matures one year or more after the date of acquisition, at least A-1 or the equivalent thereof by Standard & Poor's Corporation ("S&P") or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. ("Moody's"), or (B) in the case of commercial paper which matures within one year after the date of acquisition, at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's,
(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above entered into with any commercial bank meeting the qualifications specified in clause (ii) above and (v) shares of any money market fund, or similar fund, in each case having assets in excess of $500 million, which invests predominantly in investments of the type described in clauses (i), (ii), (iii) or (iv) above.

         "Consolidated EBITDA" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) consolidated income tax expense for such period, (ii) consolidated depreciation and amortization expense for such period, (iii) non-cash charges of such Person and its Consolidated Subsidiaries during such period less the amount of all cash payments made during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period,
(iv) Consolidated Interest Expense for such period and (v) to the extent not excluded from the Consolidated Net Income of such Person for such period, losses (determined on a consolidated basis in accordance with GAAP) (1) which are either extraordinary (as determined in accordance with GAAP) or are unusual or nonrecurring or (2) from Asset Sales or other dispositions of assets not in the ordinary course of business, up to an aggregate of $6.0 million for such period.

         "Consolidated Interest Coverage Ratio" of any Person on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of
(a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts, whether positive or negative, attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Interest Expense of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Interest Expense would no longer be obligations contributing to such Person's Consolidated Interest Expense subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (including any Consolidated EBITDA associated with such Acquisition) shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Consolidated Interest Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the incurrence or repayment of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness), other than under a revolving credit or similar facility to the extent that the proceeds were used to finance working capital requirements in the ordinary course of business, shall be assumed to have occurred on the first day of such Reference Period and (iv) the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the rate in effect on the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to a Hedging and Interest Swap Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

         "Consolidated Interest Expense" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period, including
(i) original issue discount and noncash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations and
(iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financing and currency and Hedging and Interest Swap Obligations, in each case to the extent attributable to such period and (b) the amount of dividends accrued or payable (other than in additional shares of such Preferred Stock) by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such Person to such Person or such Person's Consolidated Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Ekco to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP, (y) interest expense attributable to any Indebtedness represented by the guaranty of such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed, and (z) dividends in respect of Preferred Stock shall be deemed to be an amount equal to the actual dividends paid divided by one minus the applicable actual combined Federal, state, local and foreign income tax rate of Ekco and its Consolidated Subsidiaries (expressed as a decimal).

         "Consolidated Net Income" means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, (i) adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) net gains (but not net losses) from Asset Sales and other dispositions of assets not in the ordinary course of business; (b) net gains (but not net losses) which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring, (c) the net income, if positive, of any other Person accounted for by the equity method of accounting, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period, but in any case not in excess of such Person's pro rata share of such Person's net income for such period, (d) the net income, if positive, of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such acquisition, (e) the net income, if positive, of any of such Person's Consolidated Subsidiaries in the event and solely to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary, (f) all gains (but not losses) from currency exchange transactions not in the ordinary course of business consistent with past practice, (g) any non-cash expense determined in accordance with GAAP in connection with a transaction between the Company and the ESOP and (h) Refinancing Expenses; and (ii) adjusted to include the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person by an Unrestricted Subsidiary in an amount not to exceed such Persons' pro rata share of such Unrestricted Subsidiary's net income.

         "Consolidated Net Worth" of any Person at any date means the aggregate consolidated stockholders' equity of such Person (plus amounts of equity attributable to Preferred Stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such Person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (a) the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such Person and its Consolidated Subsidiaries, (b) all upward revaluations and other write-ups in the book value of any asset of such Person or a Consolidated Subsidiary of such Person subsequent to the Issue Date and (c) all investments in Subsidiaries that are not Consolidated Subsidiaries and in Persons that are not Subsidiaries.

         "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

         "Credit Agreement" means the credit agreement dated as of April 11, 1995, as amended on the Issue Date, by and among Ekco, the Guarantors, certain financial institutions, and Fleet Bank of Massachusetts, N.A., as agent, providing for an aggregate $75.0 million revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any such Credit Agreement, including any agreement (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of Ekco and its Subsidiaries and their respective successors and assigns, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date such Indebtedness is incurred it would not be prohibited by paragraph (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or (iv) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms hereof.

         "Disqualified Capital Stock" means (a) except as set forth in (b), with respect to any Person, Capital Stock of such Person that, by its terms or by the terms of any security into which it is then convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Senior Notes and (b) with respect to any Subsidiary of such Person (including with respect to any Subsidiary of Ekco), any Capital Stock other than any common stock with no preference, privileges, or redemption or repayment provisions.

         "ESOP" means the Ekco Group, Inc. Employee Stock Ownership Plan or any successor employee stock ownership plan having terms similar to the foregoing, as amended from time to time by a resolution of the Board of Directors of Ekco or a duly authorized committee thereof.

         "Exempted Affiliate Transaction" means (a) transactions solely between Ekco and any of its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of Ekco, (b) transactions permitted under the terms of the covenant "Limitation on Restricted Payments", (c) customary employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of Directors of Ekco and (d) reasonable fees and compensation paid to, and indemnities to, and directors and officers and ERISA-based fiduciary liability insurance provided on behalf of, officers, directors, agents or employees of Ekco or any of its Subsidiaries or the ESOP or any trustee thereof, in each case in the ordinary course of business and as determined in good faith by the Board of Directors of Ekco.

         "Foreign Subsidiary" means any Subsidiary of Ekco that (a) is not organized under the laws of the United States, any state thereof or the District of Columbia, (b) conducts its principal operations outside the United States and
(c) has not, directly or indirectly, secured the payment of, guaranteed, assumed or in any manner become liable with respect to any Indebtedness of Ekco or any Guarantor or any other Person organized under the laws of the United States.

         "Foreign Subsidiary Borrowing Base" means, with respect to any Foreign Subsidiary, as of any date, an amount equal to the sum of (i) 80% of all eligible accounts receivable owned by such Foreign Subsidiary or any of its Subsidiaries as of such date that are not more than 90 days past due, plus (ii) 50% of the book value of all inventory owned by such Foreign Subsidiary or any of its Subsidiaries as of such date, all as calculated on a consolidated basis and in accordance with GAAP.

         "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession as in effect on the Issue Date.

         "Hedging and Interest Swap Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

         "Indebtedness" of any Person means, without duplication; (a) all liabilities and obligations, contingent or otherwise, of any such Person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date, unless contested in good faith) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all net obligations of such Person under Hedging and Interest Swap Obligations; (c) all liabilities and obligations of others of the kind described in the preceding clauses (a) or (b) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person; and (d) all immediately enforceable obligations to purchase, redeem or acquire any Capital Stock of such Person (other than, in the case of Ekco or any of its subsidiaries, obligations under the Restricted Stock Plans or the Stock Option Plans).

         "Investment" by any Person in any other Person means (without duplication); (a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable or deposits arising in the ordinary course of business); (c) other than guarantees of Indebtedness of Ekco or any Guarantor to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person; (d) the making of any capital contribution by such Person to such other Person; and (e) the designation by the Board of Directors of Ekco of any Person to be an Unrestricted Subsidiary. Ekco shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither Ekco nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any assets or property transferred to an Unrestricted Subsidiary from Ekco or a Subsidiary shall be deemed an Investment valued at its fair market value at the time of such transfer.

         "Issue Date" means the date of first issuance of the Senior Notes under the Indenture.

         "Net Cash Proceeds" means the aggregate amount of Cash and Cash Equivalents received by Ekco in the case of a sale of Qualified Capital Stock and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of Ekco that were issued for cash on or after the Issue Date, the amount of cash originally received by Ekco upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable and customary) expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by Ekco) of income, franchise, sales and other applicable taxes required to be paid by Ekco or any of its respective Subsidiaries in connection with such Asset Sale.

         "Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness (i) as to which neither Ekco nor any of its Subsidiaries (a) provide credit support (including any undertaking, agreement or instrument which would constitute Indebtedness), (b) is directly or indirectly liable or (c) constitutes the lender and (ii) with respect to which no default would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Ekco or any Subsidiary to declare a default on such other Indebtedness or cause the payment therefor to be accelerated or payable prior to its stated maturity.

         "Permitted Lien" means any of the following:

         (a) Liens existing on the Issue Date;

         (b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of Ekco in accordance with GAAP;

         (c) statutory Liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 30 days or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of Ekco in accordance with GAAP;

         (d) Liens securing the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

         (e) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by Ekco or any of its Subsidiaries) or interfere with the ordinary conduct of the business of Ekco or any of its Subsidiaries;

         (f) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

         (g) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

         (h) Liens on the property or assets of a Person existing at the time such Person becomes a Subsidiary or is merged with or into Ekco or a Subsidiary, provided in each case that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof and do not extend to any other assets;

         (i) Liens on property or assets existing at the time of the acquisition thereof by Ekco or any of its Subsidiaries, provided that such Liens were in existence prior to the date of such acquisition and were not incurred in anticipation thereof;

         (j) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Senior Notes than the terms of the Liens securing such refinanced Indebtedness;

         (k) Liens securing Indebtedness permitted to be incurred under clauses
(c), (i), (j) and (l) under the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;"

         (l) Liens securing Purchase Money Indebtedness or Capitalized Lease Obligations permitted to be incurred under clause (d) or (k) under the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;"

         (m) Liens in favor of Ekco or any Guarantor; and

         (n) Liens securing the Senior Notes or the Guarantees.

         "Purchase Money Indebtedness" means Indebtedness of Ekco, the Guarantors or the Foreign Subsidiaries to the extent that (i) such Indebtedness is incurred in connection with the acquisition of specified assets and property (the "Subject Assets") for the business of Ekco, the Guarantors or the Foreign Subsidiaries, including Indebtedness which existed at the time of the acquisition of such Subject Asset and was assumed in connection therewith, and
(ii) the Liens securing such Indebtedness are limited to the Subject Asset.

         "Qualified Capital Stock" means any Capital Stock of Ekco that is not Disqualified Capital Stock.

         "Qualified Exchange" means any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Subordinated Indebtedness of Ekco issued on or after the Issue Date with the Net Cash Proceeds received by Ekco from the substantially concurrent (i.e., within 60 days) sale (other than to a Subsidiary of Ekco or the ESOP) of Qualified Capital Stock or any issuance of Qualified Capital Stock in exchange for any Capital Stock or Subordinated Indebtedness issued on or after the Issue Date.

         "Reference Period" with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Senior Notes or the Indenture.

         "Refinancing Expenses" means any premiums paid in connection with any repayment, repurchase, redemption or defeasance of the 12.70% Notes or the 7.0% Note.

         "Refinancing Indebtedness" means Indebtedness or Disqualified Capital Stock (a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of (each of (a) and (b) above is a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so refinanced and (ii) if such Indebtedness being refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing;

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



provided, that (A) such Refinancing Indebtedness of any Subsidiary of Ekco shall only be used to refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Senior Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced and (C) such Refinancing Indebtedness shall have no installment of principal (or redemption payment) scheduled to come due earlier than the scheduled maturity of any installment of principal of the Indebtedness or Disqualified Capital Stock to be so refinanced which was scheduled to come due prior to the Stated Maturity.

         "Related Business" means the business conducted (or proposed to be conducted) by Ekco and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of Ekco are materially related businesses.

         "Restricted Investment" means, in one or a series of related transactions, any Investment, other than (i) Investments in Cash Equivalents,
(ii) Investments in Ekco or a Wholly-Owned Guarantor, (iii) Investments in any Person engaged in a Related Business if, as a consequence of such Investment,
(a) such Person becomes a Wholly-Owned Guarantor or (b) such Person is merged, consolidated or amalgamated with or into, or conveys substantially all of its assets to Ekco or a Wholly-Owned Guarantor; (iv) loans or advances made in the ordinary course of business to officers, directors, employees or agents of Ekco or any of its Subsidiaries not exceeding $2.0 million outstanding in the aggregate at any one time; (v) Investments existing on the Issue Date or (vi) Investments made as a result of the receipt of non-cash consideration from an Asset Sale made pursuant to the covenant "Limitation on Asset Sales."

         "Restricted Payment" means, with respect to any Person, (a) the declaration or payment of any dividend or other distribution in respect of any Capital Stock of such Person or any Subsidiary of such Person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Capital Stock of such Person or any Subsidiary of such Person, (c) other than with the proceeds from the substantially concurrent (i.e., within 60 days) sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness of such Person or any Affiliate or Subsidiary of such Person, directly or indirectly, by such Person or any Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or any scheduled sinking fund payment, as the case may be, of such Subordinated Indebtedness and
(d) any Restricted Investment by such Person; provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to, or on account of the purchase, redemption or other acquisition or retirement for value of, Capital Stock of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer or
(ii) any dividend, distribution or other payment to Ekco or to any of its Wholly-Owned Guarantors by Ekco or any of its Subsidiaries.

         "Restricted Stock Plans" shall mean collectively, (i) the 1984 Ekco Group, Inc. Restricted Stock Plan, (ii) the 1985 Ekco Group, Inc. Restricted Stock Plan, (iii) Ekco's 1984 Employee Stock Purchase Plan, (iv) the Incentive Compensation Plan for Executive Employees of Ekco Group, Inc. and its Subsidiaries and (v) comparable plans providing for the issuance of Capital Stock of Ekco to officers, directors and employees of Ekco and its Subsidiaries having terms similar to the foregoing, each as amended from time to time by a resolution of the Board of Directors of Ekco or a duly authorized committee thereof.

         "Sale and Leaseback Transaction" means any arrangement relating to any property owned on the date of the Indenture or acquired thereafter whereby Ekco, a Guarantor or one of their Subsidiaries transfers such property to a Person and leases such property back from such Person.

         "Senior Indebtedness" of Ekco or any Guarantor means any Indebtedness of Ekco or such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred, assumed or guaranteed by Ekco or such Guarantor, other than Indebtedness as to which the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness is subordinated or junior to the Senior Notes. Notwithstanding the foregoing, however, in no event shall Senior Indebtedness include (a) Indebtedness to any Subsidiary of Ekco or any officer, director or employee of Ekco or any Subsidiary of Ekco or (b) Indebtedness incurred in violation of the terms of the Indenture.

         "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article I, Rule 1-02-w of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

         "Stated Maturity," when used with respect to any Senior Note, means April 1, 2006.

         "Stock Option Plans" shall mean collectively, (i) Ekco's 1987 Stock Option Plan, (ii) the Ekco Group, Inc. 1988 Director's Stock Option Plan, and
(iii) comparable plans providing for the issuance of options to purchase Capital Stock of Ekco to officers, directors and/or employees of Ekco and its Subsidiaries having terms similar to the foregoing, each as amended from time to time by a resolution of the Board of Directors of Ekco or a duly authorized committee thereof.

         "Subordinated Indebtedness" means Indebtedness of Ekco or a Guarantor that is (i) subordinated in right of payment to the Senior Notes or such Guarantor's Guarantee, as applicable, in any respect or (ii) any Indebtedness which is expressly subordinate to Senior Indebtedness and has a stated maturity on or after the Stated Maturity.

         "Subsidiary," with respect to any Person, means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least majority ownership interest. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not constitute a Subsidiary of Ekco or any of Ekco's Subsidiaries.

         "Wholly-Owned Guarantor" means (i) a Subsidiary of Ekco (other than a Foreign Subsidiary) of which all of the outstanding Capital Stock or other ownership interests (other than directors' qualifying shares) shall at the time be owned by Ekco or by one or more Wholly-Owned Guarantors of Ekco or by Ekco and one or more Wholly-Owned Guarantors of Ekco and (ii) Woodstream Corporation, a Pennsylvania corporation, for so long as Woodstream Corporation meets the ownership test in clause (i), except for the shares of preferred stock of Woodstream Corporation not owned by Ekco on the Issue Date.

         "Unrestricted Subsidiary" means any subsidiary of Ekco that does not own any Capital Stock of, or own or hold any Lien on any property of, Ekco or any other Subsidiary of Ekco and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of Ekco); provided, that (i) such subsidiary shall not engage, to any substantial extent, in any line or lines of business activity other than a Related Business, (ii) neither immediately prior thereto nor after giving pro forma effect to such designation would there exist a Default or Event of Default and (iii) immediately after giving pro forma effect thereto, Ekco could incur at least $1.00 of Indebtedness pursuant to the Consolidated Interest Coverage Ratio in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." The Board of Directors of Ekco may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that (i) no Default or Event of Default is existing or will occur as a consequence thereof and (ii) immediately after giving effect to such designation, on a pro forma basis, Ekco could incur at least $1.00 of Indebtedness pursuant to the Consolidated Interest Coverage Ratio in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

BOOK-ENTRY, DELIVERY AND FORM; CERTIFICATED NOTES

         The Senior Notes will initially be issued in the form of one or more registered notes in global form (the "Global Notes"). Each Global Note will be deposited on the Issue Date with, or on behalf of, The Depository Trust Company ("DTC" or the "Depository") and registered in the name of Cede & Co., as nominee of the Depository.

         DTC has advised Ekco that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depository's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Beneficial owners may elect to hold Senior Notes purchased by them through the Depository. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through Participants or Indirect Participants.

         Ekco expects that pursuant to procedures established by the Depository
(i) upon deposit of the Global Notes, the Depository will credit the accounts of Participants designated by the Initial Purchasers with an interest in the Global Notes and (ii) ownership of the Senior Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Senior Notes or to pledge the Senior Notes as collateral will be limited to such extent. For certain other restrictions on the transferability of the Senior Notes, see "Notice to Investors."

So long as the Depository or its nominee is the registered owner of a Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the Senior Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Senior Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Senior Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

         Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such beneficial owner is not a Participant or an Indirect Participant, on the procedures of the Participant through which such beneficial owner owns its interest, to exercise any rights of a Holder under the Indenture or such Global Note. Ekco understands that under existing industry practice, in the event Ekco requests any action of Holders or a person that is an owner of a beneficial interest in a Global Note desires to take any action that the Depository, as the Holder of such Global Note, is entitled to take, the Depository would authorize the Participants to take such action and the Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of such beneficial owners. Neither Ekco nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Senior Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such Senior Notes.

         Payments with respect to the principal of, premium, if any, interest and Liquidated Damages, if any, on any Senior Notes represented by a Global Note registered in the name of the Depository or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depository or its nominee in its capacity as the registered Holder of the Global Note representing such Senior Notes under the Indenture. Under the terms of the Indenture, Ekco and the Trustee may treat the persons in whose names the Senior Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Ekco nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the Senior Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of the Senior Notes will be governed by standing instructions and customary practice and will be the responsibility of the participants or the Indirect Participants.

Certificated Notes

         If (i) Ekco notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and Ekco is unable to locate a qualified successor within 90 days or (ii) Ekco, at its option, notifies the Trustee in writing that it elects to cause the issuance of Senior Notes in definitive form under the Indenture, then, upon surrender by the Depository of its Global Note, Certificated Notes will be issued to each person that the Depository identifies as the beneficial owner of the Senior Notes represented by the Global Note. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

         Neither Ekco nor the Trustee shall be liable for any delay by the Depository or any participant or Indirect Participant in identifying the beneficial owners of the related Senior Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Senior Notes to be issued).

Same-Day Settlement and Payment

         The Indenture will require that payments in respect of the Senior Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Depositary or its nominee. With respect to Senior Notes represented by Certificated Notes, however, Ekco will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by mailing a check to each such Holder's registered address.

         Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Senior Notes represented by the Global Note are eligible to trade in the PORTAL Market and to trade in the Same-Day Funds Settlement System of the Depository, and any permitted secondary market trading activity in such Senior Notes will, therefore, be required by the Depository to be settled in immediately available funds. Ekco expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

REVOLVING CREDIT FACILITY

         Concurrently with the issuance of the Old Senior Notes on March 25, 1996, the Company amended its existing $75 million revolving credit facility dated as of April 11, 1995 by consolidating the outstanding debt and borrowing capacity at Ekco and by revising certain financial covenants (as so amended, the "Revolving Credit Facility"). The Revolving Credit Facility establishes a $75 million revolving credit facility for Ekco, including capacity for letters of credit up to $12,000,000 in the aggregate. The Revolving Credit Facility matures on December 1, 1998. Amounts outstanding under the Revolving Credit Facility bear interest at the Bank's prime rate ("Prime"), or the LIBOR rate plus 1.25% or 1.50%, depending upon the Company's borrowing strategy and the ratio of total debt to cash flow as defined in the Revolving Credit Facility. Under the Revolving Credit Facility, the Company pays a commitment fee of three-eighths of one percent per annum on the unused portion of the commitment amount and a $60,000 annual agency fee.

         Ekco's obligations under the Revolving Credit Facility are guaranteed by substantially all of its subsidiaries. Substantially all of the assets of the Company, including real estate, existing and future inventory, accounts receivable, and the capital stock of Ekco's subsidiaries, are pledged as security for the obligations of the Company under the Revolving Credit Facility and related guarantees.

         The Revolving Credit Facility contains numerous restrictive covenants, including, but not limited to, limitations on the ability of the Company to incur or guarantee additional indebtedness, to create liens and other encumbrances, to make certain payments and investments, to sell or otherwise dispose of assets or to merge, consolidate with or acquire another entity. In addition, the Revolving Credit Facility requires that the Company comply with certain financial covenants, including but not limited to, a minimum Consolidated EBITDA test, a minimum ratio of Consolidated EBITDA to Consolidated Interest Expense, a minimum Consolidated Fixed Charge Coverage Ratio and a maximum ratio respecting Consolidated Senior Funded Indebtedness to Consolidated EBITDA, all as defined in and as more particularly described in the Revolving Credit Facility.

         The Revolving Credit Facility includes various events of defaults customary for secured revolving credit facilities of similar size and nature, including, without limitation, failure to pay any amounts under the Revolving Credit Facility (with certain grace periods), failure to comply with certain covenants, conditions or provisions under the Revolving Credit Facility (with certain grace periods), the making of materially false or misleading representations or warranties, a Change in Control (as defined in the Revolving Credit Facility), certain defaults with respect to other agreements for borrowed funds in excess of a certain amount, a final, unstayed judgement in excess of a certain amount and the commencement of reorganization, bankruptcy, insolvency or similar proceedings.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The federal income tax discussion set forth below is a summary of certain federal income tax consequences relevant to the ownership of the Senior Notes by holders acquiring Senior Notes on their original issue date. This discussion does not purport to address all tax considerations that may be relevant to holders of the Senior Notes, and is not intended to address tax considerations relevant to all categories of investors, some of which may be subject to special rules, such as life insurance companies, tax-exempt organizations or dealers in securities or currencies. In addition, this discussion only pertains to a holder of a Senior Note that is (a) a citizen of the United States or a resident of the United States for U.S. federal income tax purposes, (ii) an estate or trust subject to U.S. federal income taxation without regard to the source of its income, or (iii) a corporation or partnership created or organized in or under the laws of the United States. Furthermore, this discussion is limited to purchasers of the Senior Notes that hold the Senior Notes as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on current federal income tax law.

EXCHANGE OF NOTES

         Because the New Senior Notes will be identical in all material respects to the Old Senior Notes, an exchange of the securities as described under "The Exchange Offer" should be treated, for federal income tax purposes, as a non-event and, therefore, should be without income tax consequences. The New Senior Notes should be treated, for federal income tax purposes, as a mere continuation of the exchanged Old Senior Notes. Thus, each holder will have an adjusted tax basis and a holding period for the New Senior Notes equal to such holder's adjusted tax basis and holding period for the exchanged Old Senior Notes.

TAX TREATMENT OF HOLDERS OF THE SENIOR NOTES

         Stated Interest. Subject to the discussion of the Constant Yield Election (see below), holders of the Senior Notes must generally treat stated interest on the Senior Notes as ordinary income for federal income tax purposes includable as income in accordance with their respective methods of tax accounting.

         Original Issue Discount. The Senior Notes will be issued with original issue discount for federal income tax purposes. The amount of such discount with respect to any Senior Note generally will be equal to the excess of (i) its "stated redemption price at maturity" (which in the case of a Senior Note, generally will be its stated principal amount) over (ii) its "issue price." Under applicable Treasury regulations, the "issue price" of all of the Old Senior Notes, which is the same as the issue price for the New Senior Notes, equals the first price at which a substantial amount of the Old Senior Notes were sold to the public.

         A holder of a Senior Note generally will be required to include in gross income for federal income tax purposes the amount of original issue discount accrued during any applicable period, determined in accordance with the constant yield method and the debt instrument's yield to maturity. Accordingly, such discount must be included in gross income in advance of the receipt of the cash attributable to such discount.

         Under the constant yield method, the amount of original issue discount includable in income for a taxable year by the holder of a Senior Note will generally equal the sum of the "daily portions" of the total original issue discount on the Senior Note for each day during the taxable year on which such holder held the Senior Note ("accrued original issue discount"). Generally, the daily portion of the original issue discount is determined by allocation to each day in any "accrual period" a ratable portion of the original issue discount allocable to such accrual period. The term "accrual period" means an interval of time of one year or less; provided that each scheduled payment of principal or interest either occurs on the final day of an accrual period or the first day of an accrual period. The amount of original issue discount allocable to an accrual period will be the excess of (a) the product of the "adjusted issue price" of the Senior Note at the beginning of such accrual period and its "yield to maturity" over (b) the amount of any qualified stated interest allocable to the accrual period. The "adjusted issue price" of a Senior Note at the beginning of an accrual period will generally equal the issue price plus the amount of original issue discount previously includable in the gross income of the holder. The "yield to maturity" of the Senior Note will be computed on the basis of a constant annual interest rate and compounded at the end of each accrual period. Under the foregoing rules, holders of Senior Notes will generally be required to include in income increasingly greater amounts of original issue discount in successive accrual periods. Special rules apply for calculating original issue discount for initial short or final accrual periods.

         Constant Yield Election. Under Treasury Regulations, holders are permitted to elect to include all interest on a note issued after April 2, 1994 (such as a Senior Note) using the constant yield method. For this purpose, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply to elections made with respect to notes with amortizable bond premium or market discount. Holders considering such an election should consult their tax advisor. The election cannot be revoked without the approval of the Service.

         A holder that acquires a Senior Note with market discount (as described below) may elect to include market discount in income currently as it accrues, in which case the amount of original issue discount included in income will be increased.

         A holder that acquires a Senior Note at an "acquisition premium" (that is, at a purchase price greater than the excess of (i) the Senior Note's stated redemption price at maturity over (ii) the original issue discount remaining to be amortized on the Senior Note as of the date of purchase) may be permitted to reduce the amount of original issue discount required to be included in gross income. The amount and timing of such reduction will depend on the amount of such "acquisition premium" relative to the amount of unamortized original issue discount.

         A holder generally will be entitled to increase its adjusted tax basis in a Senior Note by the amount of original issue discount included in such holder's income.

         Ekco will furnish annually to the Internal Revenue Service (the "Service") and to record holders of Senior Notes (to whom it is required to furnish such information), information relating to original issue discount accruing during the calendar year. Holders will be required to determine for themselves whether, by reason of the rules described above, they are eligible to report a reduced amount of original issue discount for federal income tax purposes.

         Sale, Exchange or Retirement of Senior Notes. Generally, a holder will recognize gain or loss upon the sale, retirement or other disposition of a Senior Note in an amount equal to the difference between the amount realized (less the portion of such proceeds which represents accrued interest, which will be taxable as such) from such sale, retirement, or other disposition and the holder's adjusted tax basis for such Senior Note. Assuming that no intention exists at the time of the original issuance to redeem the Senior Notes prior to maturity, such gain or loss to an initial purchaser generally will constitute capital gain or loss, except to the extent of any "accrued market discount," and will be long-term capital gain or loss if such purchaser's holding period for the Senior Notes is more than one year.

         If a holder purchases a Senior Note for an amount that is less than the Senior Note's stated redemption price at maturity (which in the case of the Senior Note, generally will be its principal amount) the amount of this difference in excess of any unamortized original issue discount will be treated as "market discount" for federal income tax purposes. Market discount generally will be de minimis and hence disregarded, however, if it is less than the product of 0.25 percent of the stated redemption price at maturity of the Senior Note and the number of remaining complete years to maturity of the Senior Note. Under the market discount rules, a holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of a Senior Note as ordinary income to the extent of any accrued market discount which has not previously been included in income.

         Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity of a Senior Note, unless the holder elects to accrue on a constant yield basis. If a holder of a Senior Note elects to include market discount in income currently as it accrues (on either a ratable or constant interest basis), in which case such holder will not be required to treat any gain as ordinary income under these rules. Holders of Senior Notes should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions.

         Under current law, net capital gains of noncorporate taxpayers are taxable at lower maximum rates than the maximum rates imposed upon ordinary income. However, legislation is currently pending before Congress which, if enacted in its proposed form, would substantially reduce the tax rate applicable to net capital gain of many taxpayers (including corporate taxpayers). It is uncertain whether this or any other tax legislation regarding capital gains tax rates will be enacted this year or in any subsequent year.

OTHER TAX CONSIDERATIONS

         Amortizable Bond Premium. A holder that acquires a Senior Note at an "amortizable bond premium" may elect to deduct a portion of such premium with respect to the Senior Note in each taxable year in which he holds the Senior Notes. Amortizable bond premium is generally defined as the excess of the holder's tax basis in a bond over the stated redemption price at maturity of the bond. The election to amortize bond premium applies to all taxable bonds held by the holder at the beginning of the first taxable year to which the election applies and to all taxable bonds that the holder acquires thereafter, and is binding for all subsequent taxable years for all taxable bonds of the holder unless the Service consents to a revocation of the election. A holder who elects to amortize bond premium must reduce his tax basis in the related obligation by the amount of the aggregate deduction allowable for amortizable bond premium.

         Effect of Change of Control. Upon a Change of Control, Ekco is required to offer to redeem all outstanding Senior Notes for a price equal to 101% of the principal amount thereof plus accrued and unpaid interest. Under applicable regulations, such Change of Control redemption requirement will not affect the yield or maturity date of the Senior Notes unless, based on all the facts and circumstances as of the issue date of the Senior Notes, it is more likely than not that a Change of Control giving rise to the redemption will occur. Ekco does not believe a change in control is more likely then not to occur, and thus will not treat the Change of Control redemption provisions of the Senior Notes as affecting the calculation of the yield or maturity of any Senior Note.

         Payment of Liquidated Damages. In the event of a Registration Default, Ekco will be required to pay additional amounts to the holders of Old Senior Notes as Liquidated Damages. Such amounts are to be determined in a manner similar to the calculation of interest. Ekco currently believes that the likelihood of a material Registration Default is remote. Thus, any right to receive payment of Liquidated Damages is likely to be taxable to the holders of the Old Senior Notes as interest income in accordance with their respective methods of tax accounting. There can be no assurance that the Service will agree with Ekco's determination that the likelihood of a Registration Default is remote or the treatment of the liquidated damages as interest for tax purposes.

         THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF SENIOR NOTES IN LIGHT OF SUCH HOLDER'S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF SENIOR NOTES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE SENIOR NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

         Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Senior Notes issued pursuant to the Exchange Offer in exchange for Old Senior Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than any such Holder with is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Senior Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Senior Notes. Each Holder will be required to acknowledge in the Letter of Transmittal that it is not engaged in, and does not intend to engage in, a distribution of the New Senior Notes. Accordingly, any Holder using the Exchange Offer to participate in a distribution of the New Senior Notes will not be able to rely on such no-action letters. Notwithstanding the foregoing, each broker-dealer that receives New Senior Notes for its own account pursuant to the Exchange Offer will be required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Senior Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used in by a broker-dealer in connection with any resale of New Senior Notes received in exchange for Old Senior Notes where such Old Senior Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days from the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. However, based on the above-mentioned interpretations by the staff of the Commission, the Company believes that broker-dealers who acquired the Old Senior Notes directly from the Company and not as a result of market-making activities or other trading activities cannot rely on such interpretations by the staff of the Commission and must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resales of the New Senior Notes. Such broker-dealers may not use this Prospectus, as it may be amended or supplemented from time to time, in connection with any such resales of the New Senior Notes. In addition, until __________, 1996 (90 days from the date of this Prospectus), all dealers effecting transactions in the New Senior Notes may be required to deliver a prospectus.

         The Company will not receive any proceeds from any sale of New Senior Notes by broker-dealers. New Senior Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Senior Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Senior Notes. Any broker-dealer that resells New Senior Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Senior Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Senior Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of

Transmittal states by acknowledging that it will deliver, and by delivering, a prospectus as required, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days from the Expiration Date the Company will send a reasonable number of additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company will pay all the expenses incident to the Exchange Offer (which shall not include the expenses of any Holder in connection with resales of the New Senior Notes). The Company has agreed to indemnify the Initial Purchasers and any broker-dealers participating in the Exchange Offer against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the New Senior Notes offered hereby and the Guarantees will be passed upon for Ekco and the Guarantors by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The consolidated financial statements of the Company as of January 2, 1994, January 1, 1995, and December 31, 1995 and for the years then-ended, and the related consolidated financial statement schedules of the Company included herein, have been included in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and given upon the authority of said firm as experts in auditing and accounting.

                                EKCO GROUP, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                         Page
                                                                                         ----
Report of Independent Auditors ......................................................     F-2
Consolidated Balance Sheets as of January 1, 1995 and December 31, 1995 .............     F-3
Consolidated Statements of Operations for the Fiscal Years ended January 2, 1994,
  January 1, 1995 and December 31, 1995 .............................................     F-4
Consolidated Statements of Stockholders' Equity for the Fiscal Years ended January 2,
  1994, January 1, 1995 and December 31, 1995 .......................................     F-5
Consolidated Statements of Cash Flows for the Fiscal Years ended January 2, 1994,
  January 1, 1995 and December 31, 1995 .............................................     F-6
Notes to Consolidated Financial Statements ..........................................     F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Ekco Group, Inc.

         We have audited the accompanying consolidated balance sheets of Ekco Group, Inc. and subsidiaries as of January 1, 1995 and December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the fiscal years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ekco Group, Inc. and subsidiaries as of January 1, 1995 and December 31, 1995, and the results of their operations and their cash flows for each of the fiscal years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

         In 1993, the Company changed its method of accounting for income taxes, post-retirement benefits other than pensions and post-employment benefits.

KPMG PEAT MARWICK LLP

Boston, Massachusetts
February 5, 1996

                        EKCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

                                                                                 JANUARY 1,     DECEMBER 31,
                                                                                   1995            1995
                                                                                 ---------      ------------
                                                                                 (AMOUNTS IN THOUSANDS,
                                                                                  EXCEPT PER SHARE DATA)

ASSETS
Current assets
  Cash and cash equivalents ................................................     $     129      $     142
  Accounts receivable, net of allowance for doubtful accounts of
     $1,739 and $1,048, respectively .......................................        46,030         43,823
  Inventories ..............................................................        48,242         47,565
  Prepaid expenses and other current assets ................................         6,296          6,719
  Deferred income taxes ....................................................         7,330          4,361
  Investments pledged as collateral ........................................         3,600           --
                                                                                 ---------      ---------
          Total current assets .............................................       111,627        102,610
Property and equipment, net ................................................        52,361         56,380
Property held for sale or lease, net of accumulated depreciation of
  $8,323 and $2,830, respectively ..........................................         7,373          2,830
Other assets ...............................................................         5,440          5,955
Excess of cost over fair value of net assets acquired, net of
  accumulated amortization of $23,290 and $27,727, respectively ............       140,982        136,600
                                                                                 ---------      ---------
          Total assets .....................................................     $ 317,783      $ 304,375
                                                                                 =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities

  Note payable .............................................................     $   3,643      $    --
  Current portion of long-term obligations .................................            36         18,079
  Accounts payable .........................................................        15,652         15,607
  Accrued expenses .........................................................        27,843         23,711
  Income taxes .............................................................         3,944            538
                                                                                 ---------      ---------
          Total current liabilities ........................................        51,118         57,935
                                                                                 ---------      ---------
Long-term obligations, less current portion ................................       102,580         74,700
                                                                                 ---------      ---------
Other long-term liabilities ................................................         9,375          9,859
                                                                                 ---------      ---------
7.0% Subordinated Convertible Note .........................................        22,000         22,000
                                                                                 ---------      ---------
Series B ESOP Convertible Preferred Stock, net; outstanding 1,568 shares and
  1,488 shares, respectively redeemable at $3.61 per
  share ....................................................................         3,096          3,458
                                                                                 ---------      ---------
Commitments and contingencies ..............................................          --             --
Minority interest ..........................................................           498            498
                                                                                 ---------      ---------
Stockholders' equity
  Common stock, $.01 par value; outstanding 18,069 shares and 18,414
     shares, respectively ..................................................           181            184
  Capital in excess of par value ...........................................       105,448        106,916
  Cumulative translation adjustment ........................................           771            929
  Retained earnings ........................................................        27,172         33,614
  Unearned compensation ....................................................        (2,968)        (3,970)
  Pension liability adjustment .............................................        (1,488)        (1,748)
                                                                                 ---------      ---------
                                                                                   129,116        135,925
                                                                                 ---------      ---------
          Total liabilities and stockholders' equity .......................     $ 317,783      $ 304,375
                                                                                 =========      =========


          See accompanying notes to consolidated financial statements.

                        EKCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        FISCAL YEARS ENDED
                                                             ---------------------------------------
                                                              JANUARY 2,   JANUARY 1,    DECEMBER 31,
                                                                1994          1995           1995
                                                             ---------      ---------      ---------
                                                                     (AMOUNTS IN THOUSANDS,
                                                                      EXCEPT PER SHARE DATA)

Net revenues ...........................................     $ 246,428      $ 267,048      $ 277,995
                                                             ---------      ---------      ---------
Costs and expenses
  Cost of sales ........................................       161,349        175,451        191,343
  Selling, general and administrative ..................        50,841         53,433         52,783
  Restructuring/reorganization and excess facilities
     charge ............................................        11,000           --             --
  Amortization of excess of cost over fair value .......         4,195          4,438          4,437
                                                             ---------      ---------      ---------
                                                               227,385        233,322        248,563
                                                             ---------      ---------      ---------
Income before interest and income taxes ................        19,043         33,726         29,432
                                                             ---------      ---------      ---------
Net interest expense
  Interest expense .....................................        12,755         12,824         13,590
  Investment income ....................................          (549)          (333)           (97)
                                                             ---------      ---------      ---------
                                                                12,206         12,491         13,493
Income before income taxes and cumulative effect of
  accounting changes ...................................         6,837         21,235         15,939
Income taxes ...........................................         4,578          9,812          7,894
                                                             ---------      ---------      ---------
Income before cumulative effect of accounting changes ..         2,259         11,423          8,045
Cumulative effect of changes in method of accounting for
  post-retirement and post-employment benefits (net of
  income taxes of $1,954) ..............................        (3,247)          --             --
                                                             ---------      ---------      ---------
Net income (loss) ......................................     $    (988)     $  11,423      $   8,045
                                                             =========      =========      =========
Per share data
  Earnings before cumulative effect of accounting
     changes ...........................................     $     .11      $     .57      $     .40
  Cumulative effect of accounting changes ..............          (.19)          --             --
                                                             ---------      ---------      ---------
  Net income (loss) ....................................     $    (.08)     $     .57      $     .40
                                                             =========      =========      =========
Weighted average number of shares used in computation of
  per share data
  Earnings before cumulative
    effect of accounting changes .......................        19,999         20,115         20,318
  Cumulative effect of accounting changes ..............        17,148           --             --


          See accompanying notes to consolidated financial statements.

                        EKCO GROUP, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                        COMMON     CAPITAL IN   CUMULATIVE                                 PENSION
                                                      STOCK, PAR    EXCESS OF   TRANSLATION    RETAINED      UNEARNED     LIABILITY
                                            SHARES    VALUE $.01    PAR VALUE   ADJUSTMENT     EARNINGS    COMPENSATION   ADJUSTMENT
                                            ------    ----------    ---------   ----------     --------    ------------   ----------
                                                                             (AMOUNTS IN THOUSANDS)

Balance, January 3, 1993 ............       17,148     $    171     $ 96,651     $  1,094      $ 16,737      $ (2,883)     $ (1,203)
Shares issued under employee common
  stock purchase and option plans ...           89            1          594         --            --            --            --
Net shares issued under restricted
  common stock purchase plans .......           11         --             13         --            --             (12)         --
Shares issued upon preferred stock
  conversions .......................           31         --            110         --            --            --            --
Treasury shares issued for
  acquisition .......................          565            6        6,516         --            --            --            --
Income tax reductions relating to
  stock plans .......................         --           --            318         --            --            --            --
Net loss for the year ...............         --           --           --           --            (988)         --            --
Foreign currency translation
  adjustment ........................         --           --           --             (3)         --            --            --
Amortization of unearned
  compensation ......................         --           --           --           --            --             443          --
Pension liability adjustment ........         --           --           --           --            --            --            (701)
                                          --------     --------     --------     --------      --------      --------      --------
Balance, January 2, 1994 ............       17,844          178      104,202        1,091        15,749        (2,452)       (1,904)
Shares issued under employee common
  stock purchase and option plans ...          148            2          643         --            --            --            --
Income tax reductions relating to
  stock plans .......................         --           --            327         --            --            --            --
Treasury shares issued upon preferred
  stock conversions .................           77            1          276         --            --            --            --
Net income for the year .............         --           --           --           --          11,423          --            --
Foreign currency translation
  adjustment ........................         --           --           --           (320)         --            --            --
Unearned compensation relating to
  common stock purchases by employee
  stock ownership plan ..............         --           --           --           --            --            (950)         --
Amortization of unearned
  compensation ......................         --           --           --           --            --             434          --
Pension liability adjustment ........         --           --           --           --            --            --             416
                                          --------     --------     --------     --------      --------      --------      --------
Balance, January 1, 1995 ............       18,069          181      105,448          771        27,172        (2,968)       (1,488)
Shares issued under common stock
  purchase and option plans and
  dividend re-investment ............          226            2          769         --            --            --            --
Net shares issued under restricted
  common stock purchase plans .......          243            2        1,515         --            --          (1,437)         --
Income tax reductions relating to
  stock plans .......................         --           --             74         --            --            --            --
Shares issued upon preferred
  stock conversion ..................           80            1          288         --            --            --            --
Purchase of treasury stock ..........         (204)          (2)      (1,178)        --            --            --            --
Net income for the year .............         --           --           --           --           8,045          --            --
Dividends paid ......................         --           --           --           --          (1,603)         --            --
Foreign currency translation
  adjustment ........................         --           --           --            158          --            --            --
  Amortization of unearned
    compensation ....................         --           --           --           --            --             435          --
Pension liability adjustment.........         --           --           --           --            --            --            (260)
                                          --------     --------    ---------     --------     ---------     ---------     ----------
Balance, December 31, 1995...........       18,414     $    184    $ 106,916     $    929     $  33,614     $  (3,970)    $  (1,748)
                                          ========     ========    =========     ========     =========     =========     =========

          See accompanying notes to consolidated financial statements.

                        EKCO GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  FISCAL YEARS ENDED
                                                                      ----------------------------------------
                                                                      JANUARY 2,    JANUARY 1,    DECEMBER 31,
                                                                        1994           1995          1995
                                                                      ----------    ----------    ------------
                                                                             (AMOUNTS IN THOUSANDS)
Cash flows from operating activities
  Net income (loss) .............................................     $   (988)     $ 11,423      $  8,045
  Adjustments to reconcile net income (loss) to net cash provided by operations
    Depreciation ................................................        9,545         9,227         9,234
    Restructuring/reorganization and excess facilities charge ...        2,677          --            --
    Amortization of excess of cost over fair value ..............        4,195         4,438         4,437
    Amortization of deferred finance costs ......................          467           499           590
    Other amortization ..........................................        2,970         4,870         6,959
    Deferred income taxes .......................................         (554)        1,679         3,388
    Cumulative effect of accounting change ......................        3,247          --            --
    Other .......................................................          586          (102)         (353)
  Change in certain assets and liabilities, net of effects from acquisition and dispositions of businesses, affecting cash provided by operations
    Accounts and note receivable ................................       (4,431)      (10,313)        2,666
    Inventories .................................................       (6,622)      (15,231)          719
    Prepaid marketing costs .....................................       (5,490)       (4,127)       (4,877)
    Other assets ................................................       (2,453)        4,319          (951)
    Accounts payable and accrued expenses .......................        6,885        (3,348)       (4,742)
    Income taxes payable ........................................         (361)         (931)       (3,395)
                                                                      --------      --------      --------
      Net cash provided by operations ...........................        9,673         2,403        21,720
                                                                      --------      --------      --------
Cash flows from investing activities
  Proceeds from sale of property and equipment ..................          194         5,219         3,300
  Capital expenditures ..........................................      (15,111)      (11,106)      (12,652)
  Acquisition of business .......................................      (26,428)         --            --
                                                                      --------      --------      --------
      Net cash used in investing activities .....................      (41,345)       (5,887)       (9,352)
                                                                      --------      --------      --------
Cash flows from financing activities
  Proceeds from issuance of note payable and long-term
    obligations .................................................       30,274        32,118        35,183
  Proceeds from sale of investment held as collateral ...........         --            --           3,600
  Payments of dividends .........................................         --            --          (1,603)
  Purchases of treasury stock ...................................         --            --          (1,180)
  Purchase of common stock for Employee Stock Ownership Plan ....         --            (950)         --
  Payments of note and long-term obligations ....................      (17,049)      (29,417)      (48,627)
  Other .........................................................        1,663         1,484           259
                                                                      --------      --------      --------
      Net cash provided by financing activities .................       14,888         3,235       (12,368)
Effect of exchange rate changes on cash .........................          113            51            13
                                                                      --------      --------      --------
      Net increase (decrease) in cash and cash equivalents ......      (16,671)         (198)           13
Cash and cash equivalents at beginning of year ..................       16,998           327           129
                                                                      --------      --------      --------
Cash and cash equivalents at end of year ........................     $    327      $    129      $    142
                                                                      ========      ========      ========
Cash paid during the year for
  Interest ......................................................     $ 12,181      $ 12,050      $ 12,557
  Income taxes ..................................................        4,753         9,061         7,912


          See accompanying notes to consolidated financial statements.

                        EKCO GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its subsidiaries (the "Company"). The Company's principal operating subsidiaries are wholly-owned Ekco Housewares, Inc. ("Housewares"), Frem Corporation ("Frem"), Kellogg Brush Manufacturing Co. and subsidiaries ("Kellogg"), and majority-owned Woodstream Corporation ("Woodstream") (see Note
10). All significant intercompany accounts and transactions have been eliminated.

BASIS OF PRESENTATION

         The Company uses a fiscal year ending on the Sunday nearest December
31. Accordingly, the accompanying consolidated financial statements include the fiscal years ended January 2, 1994 ("Fiscal 1993"), January 1, 1995 ("Fiscal 1994") and December 31, 1995 ("Fiscal 1995").

CASH AND CASH EQUIVALENTS

         The Company considers all short-term investments which have an original maturity of 90 days or less to be cash equivalents.

MARKET EXPANSION PROGRAMS AND ADVERTISING COSTS

         The Company incurs certain costs in connection with expanding its market position at retail. These costs are deferred and amortized using the straight-line method over the lesser of the period of benefit or the program period. Program periods currently range from one to three years. It is the Company's policy to periodically review and evaluate whether the benefits associated with these costs are expected to be realized and that continued deferral and amortization is justified. Approximately $4.4 million and $3.5 million of these costs are included in prepaid expenses at January 1, 1995 and December 31, 1995, respectively.

         The Company expenses all advertising costs as incurred.

INVENTORIES

         Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out ("FIFO") basis for all subsidiaries except for Kellogg, whose cost is determined on a last-in, first-out ("LIFO") basis.

INVESTMENTS

         Investments are carried at cost which approximates market.

PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Assets acquired through business combinations accounted for under the purchase method are recorded at appraised value determined as of the acquisition date. The Company provides for depreciation and amortization over the estimated useful lives of assets or terms of capital leases on the straight-line method. Improvements are capitalized, while repair and maintenance costs are charged to operations. When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed from the accounts, and gains or losses, if any, are included in operations.

PROPERTY HELD FOR SALE OR LEASE

         It is the Company's policy to make available for sale or lease property considered no longer necessary for the operations of the Company. The aggregate carrying values of such property are periodically reviewed and are stated at the lower of cost or market.

INTANGIBLE ASSETS

         The excess of cost over fair value of net assets acquired ("goodwill") is being amortized over 12 to 40 year periods. It is the Company's policy to periodically review and evaluate the recoverability of goodwill by assessing long-term trends of profitability and cash flows and to determine whether the amortization of goodwill over its remaining life can be recovered through expected future results of operations and cash flows.

         Favorable lease rights included in other assets are being amortized over the life of the lease. Deferred financing costs included in other assets are debt issuance costs which have been deferred and are being amortized over the terms of the respective financing arrangements.

INCOME RECOGNITION

         Revenues from product sales are recognized at the time the product is shipped. Investment income is accrued as earned.

TRANSLATION OF FOREIGN CURRENCY

         The assets and liabilities of the Company's Canadian and United Kingdom subsidiaries are translated at year-end exchange rates. Income and expenses are translated at exchange rates prevailing during the year. The resulting net translation adjustment for each year is included as a separate component of stockholders' equity.

INCOME TAXES

         Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect, if any, on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         Provision for U.S. income taxes on the undistributed earnings of foreign subsidiaries is made only on those amounts in excess of the funds considered to be permanently reinvested.

USE OF ESTIMATES

         The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

         The Financial Accounting Standards Board has issued two Statements of Financial Accounting Standards, "Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of" No. 121 ("FAS 121") and "Accounting for Stock-based Compensation" No. 123 ("FAS 123"). The Company will adopt both these standards in fiscal 1996; it does not expect the adoption of either FAS 121 or FAS 123 to have a material effect on the financial statements.

(2) INVENTORIES

         The components of inventory were as follows:

                    JANUARY 1, DECEMBER 31,
                      1995        1995
                    ---------- ------------
                   (AMOUNTS IN THOUSANDS)

Raw materials .     $15,229     $11,489
Work in process       4,047       3,097
Finished goods       28,966      32,979
                    -------     -------
                    $48,242     $47,565
                    =======     =======


         At January 1, 1995, and December 31, 1995, inventories carried under the LIFO method represented approximately 17.4% and 16.9%, respectively, of total year-end inventories. The effect of using LIFO for these inventories for Fiscal 1994 and Fiscal 1995 was immaterial to the assets and gross profit of the Company. During Fiscal 1994 and Fiscal 1995, there was no effect on net income from liquidation of LIFO layers.

(3) PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

                                                JANUARY 1,  DECEMBER 31,
                                                   1995         1995
                                                ----------  ------------
                                                 (AMOUNTS IN THOUSANDS)

Property and equipment at cost
  Land, buildings and improvements ...........     $22,261     $22,856
  Equipment, furniture and fixtures ..........      59,839      71,922
                                                   -------     -------
                                                    82,100      94,778
Less accumulated depreciation and amortization      29,739      38,398
                                                   -------     -------
                                                   $52,361     $56,380
                                                   =======     =======



(4) NOTE PAYABLE

         The note payable, which represented borrowings of the Company's Employee Stock Ownership Plan (the "ESOP") guaranteed by the Company (the "ESOP Loan") was paid on March 30, 1995. Interest expense charged to operations for Fiscal 1993, Fiscal 1994 and Fiscal 1995 relating to the ESOP Loan was $148,000, $131,000 and $52,000, respectively.

(5) LONG-TERM OBLIGATIONS AND OTHER LONG-TERM LIABILITIES

         Long-term obligations consisted of the following:

                                                           JANUARY 1,  DECEMBER 31,
                                                             1995         1995
                                                          ----------   ------------
                                                          (AMOUNTS IN THOUSANDS)

Revolving Credit Facility .............................     $ 42,424     $ 32,693
12.70% Notes, due 1998 ................................       60,000       60,000
Other .................................................          192           86
                                                            --------     --------
                                                             102,616       92,779
Less current portion ..................................           36       18,079
                                                            --------     --------
                                                            $102,580     $ 74,700
                                                            ========     ========
7.0% Subordinated Convertible Note, due 2002 ..........     $ 22,000     $ 22,000
                                                            ========     ========
Other long-term liabilities consisted of the following:
  Accrued pension cost (see note 8) ...................     $  1,408     $  1,950
  Deferred income taxes ...............................          948        1,369
  Other long-term liabilities .........................        7,019        6,540
                                                            --------     --------
                                                            $  9,375     $  9,859
                                                            ========     ========


         During Fiscal 1995, the Company entered into a bank credit agreement (the "Revolving Credit Facility") which provides a total line of credit of $75 million allocated among the Company ($30.0 million), Housewares ($35.0 million) and Frem ($10.0 million). The proceeds from the Revolving Credit Facility were used to retire certain loans under previous agreements. As of December 31, 1995 $34.4 million was available for general corporate purposes under the Revolving Credit Facility, net of approximately $6.9 million in outstanding letters of credit. The facility matures on December 1, 1998.

         Loans under the Revolving Credit Facility bear interest at the Bank's prime rate or the prime rate plus 0.25% or the LIBOR rate plus 1.25%, 1.50% or 1.75%, depending on the Company's borrowing strategy and the ratio of total debt to cash flow, as defined. The Revolving Credit Facility provides for a commitment fee of three- eighths of one percent on the unused portion of the commitment amount and a $60,000 annual agency fee.

         Borrowings under the Revolving Credit Facility are collateralized by substantially all of the assets of the Company. The Revolving Credit Facility contains certain financial and operating covenants. The most restrictive covenant requires the Company to maintain a minimum level of cash flow.

Certain information with respect to credit agreements follows:

                                                               FISCAL       FISCAL           FISCAL
                                                                1993         1994             1995
                                                           ----------      ----------      ----------
                                                                      (AMOUNTS IN THOUSANDS,
                                                                        EXCEPT PERCENTAGES)

Average interest rate of borrowings outstanding at end
  of year ............................................           6.13%           8.20%           7.48%
Maximum amount of borrowings outstanding at any
  month-end ..........................................     $   47,239      $   42,434      $   56,533
Average aggregate borrowings during the year .........     $   30,898      $   38,391      $   43,392
Weighted average interest rate during the year .......           6.12%           6.51%           8.08%

         The 12.70% Notes are obligations of Housewares and its subsidiaries, Ekco Canada, Inc. and Frem ("Ekco Housewares"). The principal is payable as follows: $18 million on each of December 15, 1996 and 1997, and $24 million on December 15, 1998. In the event of a Change in Control (as defined), each Noteholder may require Ekco Housewares to prepay the Notes held by such Noteholder. In addition, if, after a Change in Control, Ekco Housewares fails to perform or observe any Triggering Covenant (as defined) in stated time periods and specified circumstances, then each Noteholder may require Ekco Housewares to prepay the Notes held by such Noteholder and to pay a premium (approximately $7.9 million at December 31, 1995).

         The 12.70% Notes restrict the payments Ekco Housewares can make to the Company, and contain certain financial and operating covenants which limit or restrict the sale of assets, additional indebtedness, and certain investments and acquisitions. Under the most restrictive financial covenant, Ekco Housewares must maintain a current ratio of 1.25 to 1.00. At December 31, 1995, the total amount that could be paid to the Company by Ekco Housewares was approximately $800,000. Total net assets (total assets less total liabilities) of Ekco Housewares excluding intercompany items were approximately $83 million at December 31, 1995.

         The 7.0% Subordinated Convertible Note is due November 30, 2002, and is convertible into common stock at a conversion price of $10.50 per share subject to certain adjustments. It is callable until December 1996 if the price of the common stock averages $18 or more for 45 consecutive days immediately preceding the call notice date. After four years, the Note is callable at an initial premium of 3.5%, which declines to zero in the final year of maturity. The Note requires the Company to maintain a minimum net worth of $84 million subject to adjustment under certain circumstances.

         The total of long-term obligations, with the exception of the 7.0% Subordinated Convertible Note, mature over the three years ending December 1998 as follows (amounts in thousands): 1996--$18,079; 1997--$18,007; 1998--$56,693.

(6) ACCRUED EXPENSES

Accrued expenses consisted of the following:

                                                                 JANUARY 1,  DECEMBER 31,
                                                                    1995        1995
                                                                 ----------  ------------
                                                                 (AMOUNTS IN THOUSANDS)
Payroll .....................................................     $ 2,145     $ 2,456
Compensated absences ........................................       1,933       1,831
Sales and promotional allowances ............................       6,131       6,417
Provisions related to restructuring/reorganization and excess
  facilities costs ..........................................       3,305        --
Interest and non-income taxes ...............................       3,944       3,745
Insurance ...................................................       2,509       2,562
Professional fees ...........................................       1,605         956
Provision for environmental matters .........................       2,080       2,099
Other .......................................................       4,191       3,645
                                                                  -------     -------
                                                                  $27,843     $23,711
                                                                  =======     =======

(7) INCOME TAXES

Total income tax expense for Fiscal 1993, Fiscal 1994 and Fiscal 1995, was allocated as follows:

                                                              FISCAL      FISCAL       FISCAL
                                                               1993        1994         1995
                                                             -------      -------      -------
                                                                   (AMOUNTS IN THOUSANDS)

Income from operations .................................     $ 4,578      $ 9,812      $ 7,894
Stockholders' equity, for compensation expense for tax
  purposes in excess of amounts recognized for financial
  reporting purposes ...................................        (318)        (327)         (74)
                                                             -------      -------      -------
                                                             $ 4,260      $ 9,485      $ 7,820
                                                             =======      =======      =======


A reconciliation of the provision for income taxes to the statutory income tax rate applied to combined domestic and foreign income before income taxes for Fiscal 1993, Fiscal 1994 and Fiscal 1995 was as follows:

                                                      FISCAL         FISCAL         FISCAL
                                                       1993           1994           1995
                                                     --------       --------       --------
                                                  (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)
Income (loss) before income taxes
  Domestic .....................................     $  7,573       $ 21,543       $ 16,319
  Foreign ......................................         (736)          (308)          (380)
                                                     --------       --------       --------
                                                     $  6,837       $ 21,235       $ 15,939
                                                     ========       ========       ========
Federal income tax at normal rates .............           35%            35%            35%
State income taxes, net of federal benefit .....           11%             4%             4%
Change in federal rate .........................           (3)%         --             --
Difference between foreign and federal effective
  rates ........................................            2%          --                1%
Amortization of excess of cost over fair value .           22%             7%            10%
                                                     --------       --------       --------
                                                           67%            46%            50%
                                                     ========       ========       ========


The components of the provision for income taxes were as follows:

                FEDERAL       STATE       FOREIGN      TOTAL
                -------      -------      -------      -------
                            (AMOUNTS IN THOUSANDS)
Fiscal 1993
Current ...     $ 3,640      $ 1,484      $     8      $ 5,132
Deferred ..         (38)        (372)        (144)        (554)
                -------      -------      -------      -------
                $ 3,602      $ 1,112      $  (136)     $ 4,578
                =======      =======      =======      =======
Fiscal 1994
Current ...     $ 7,119      $ 1,098      $   (84)     $ 8,133
Deferred ..       1,324          310           45        1,679
                -------      -------      -------      -------
                $ 8,443      $ 1,408      $   (39)     $ 9,812
                =======      =======      =======      =======
Fiscal 1995
Current ...     $ 3,894      $   641      $   (29)     $ 4,506
Deferred ..       2,968          404           16        3,388
                -------      -------      -------      -------
                $ 6,862      $ 1,045      $   (13)     $ 7,894
                =======      =======      =======      =======


The significant components of deferred income tax expense attributable to income from operations for Fiscal 1993, Fiscal 1994 and Fiscal 1995 were as follows:

                                                        FISCAL       FISCAL       FISCAL
                                                         1993         1994         1995
                                                       -------      -------      -------
                                                       (AMOUNTS IN THOUSANDS)
Utilization of net operating loss and tax credits      $ 2,303      $    --      $    --
Depreciation .....................................      (1,438)        (969)       2,008
Inventory ........................................        (173)        (527)         106
Benefit plans ....................................       1,815         (258)         (63)
Restructuring/reorganization and excess facilities
  charge .........................................      (4,400)        --           --
Accruals, provisions and other liabilities .......       1,453        3,623        1,928
Other ............................................        (114)        (190)        (591)
                                                       -------      -------      -------
                                                       $  (554)     $ 1,679      $ 3,388
                                                       =======      =======      =======


The tax effects of temporary differences and carryforwards that give rise to significant portions of net deferred tax asset (liability) consisted of the following:

                                              JANUARY 1,  DECEMBER 31,
                                                1995         1995
                                              ----------  ------------
                                               (AMOUNTS IN THOUSANDS)
Receivables ..............................     $   518      $   341
Inventory ................................       1,428        1,322
Benefit plans ............................       3,342        3,405
Accruals, provisions and other liabilities       5,313        3,385
Depreciation .............................      (3,655)      (5,663)
Other ....................................        (564)         202
                                               -------      -------
                                               $ 6,382      $ 2,992
                                               =======      =======


The Company's federal income tax returns for all years subsequent to December 1987 are subject to review by the Internal Revenue Service.

(8) RETIREMENT PLANS, POST-RETIREMENT AND POST-EMPLOYMENT BENEFITS

         The Company and certain of its subsidiaries have various pension plans which cover certain of their employees and provide for periodic payments to eligible employees upon retirement. Benefits for non-union employees are generally based upon earnings and years of service prior to 1989 and certain non-union employees receive benefits from allocated accounts under a defined contribution plan. Benefits for certain union employees are based upon dollar amounts attributed to each year of credited service; certain other union employees receive benefits from allocated accounts under a defined contribution plan and from prior contributions to a multi-employer plan. The Company's policy is to make contributions to these plans sufficient to meet the minimum funding requirements of applicable laws and regulations, plus such amounts, if any, as the Company's actuarial consultants determine to be appropriate. The Company also provides supplemental retirement benefits for certain management personnel based on earnings and years of service.

         At January 1, 1995 and December 31, 1995, the Company reported, as a separate component of stockholders' equity, the amount of the additional liability in excess of the unrecognized prior service costs of its pension plans.

Net pension expense consisted of the following:

                                                         FISCAL     FISCAL     FISCAL
                                                          1993       1994       1995
                                                         ------     ------     ------
                                                             (AMOUNTS IN THOUSANDS)


U.S. defined benefit plans
  Service cost-benefits earned during the period ....     $ 229      $ 257      $ 211
                                                          -----      -----      -----
  Interest accrued on projected benefit obligation ..       528        559        597
                                                          -----      -----      -----
  Expected return on assets
     Actual return ..................................      (373)      (196)      (582)
     Unrecognized gain (loss) .......................      (183)      (368)        69
                                                          -----      -----      -----
                                                           (556)      (564)      (513)
  Amortization of prior service cost and unrecognized
     loss ...........................................        54        120        110
  Settlement loss ...................................        38        138         89
                                                          -----      -----      -----
     U.S. defined benefit plans, net ................       293        510        494
Canadian defined benefit plan .......................        (2)        (7)        (2)
U.S. defined contribution plans .....................       129        127        113
                                                          -----      -----      -----
          Total net pension expense .................     $ 420      $ 630      $ 605
                                                          =====      =====      =====



The following sets forth the funded status of the Company's defined benefit pension plans and amounts recognized in the consolidated balance sheets:

                                                 JANUARY 1, 1995                DECEMBER 31, 1995
                                            ---------------------------    -----------------------------
                                            PLANS WITH      PLANS WITH       PLANS WITH      PLANS WITH
                                              ASSETS        ACCUMULATED        ASSETS        ACCUMULATED
                                             EXCEEDING       BENEFITS         EXCEEDING       BENEFITS
                                            ACCUMULATED      EXCEEDING       ACCUMULATED      EXCEEDING
                                             BENEFITS         ASSETS          BENEFITS         ASSETS
                                            ------------     ----------    -----------------------------
                                                             (AMOUNTS IN THOUSANDS)


Accumulated benefit obligation
  Vested .....................................     $(1,342)     $(6,592)     $(1,595)     $(6,938)
  Nonvested ..................................         (40)         (44)         (38)         (65)
                                                   -------      -------      -------      -------
          Total ..............................      (1,382)      (6,636)      (1,633)      (7,003)
Effect of projected compensation increases ...        (233)        --           (260)        --
                                                                             -------      -------
Projected benefit obligation .................      (1,615)      (6,636)      (1,893)      (7,003)
Plan assets ..................................       2,338        4,864        2,534        4,844
                                                   -------      -------      -------      -------
Plan assets in excess of (less than) projected
  benefit obligations ........................         723       (1,772)         641       (2,159)
Unrecognized actuarial net gain (losses) .....        (263)       1,852         (211)       1,957
Unrecognized prior service cost ..............         115           47          107           42
Additional liability .........................        --         (1,535)        --         (1,790)
                                                   -------      -------      -------      -------
Prepaid (accrued) pension cost included in
  consolidated balance sheet .................     $   575      $(1,408)     $   537      $(1,950)
                                                   =======      =======      =======      =======



Plan assets are invested primarily in pooled funds maintained by insurance companies. The projected benefit obligation was determined using an assumed discount rate of 8.0% for January 1, 1995 and 7.5% for December 31, 1995. The nature of the domestic pension plans is such that an estimate of future compensation increases is not required. The assumed long-term rate of return on plan assets was 9% for Fiscal 1993, Fiscal 1994 and Fiscal 1995. At December 31, 1995, the various plans held an aggregate of 8,900 shares of the Company's common stock.

         The Company sponsors defined benefit post-retirement health and life insurance plans that cover certain retired and active employees. The Company expects to continue these benefits indefinitely, but reserves the right to amend or discontinue all or any part of the plans at any time.

         Effective January 4, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions" ("FAS 106") and recognized immediately the cumulative effect of the change in accounting for post-retirement benefits of $2.9 million ($1.8 million after income taxes), which represents the accumulated post-retirement benefit obligation existing at January 1, 1993. FAS 106 requires that the cost of these benefits be recognized in the financial statements during the employees' active working lives. Previously, costs were recognized as claims were incurred. The Company's funding policy for these plans remains on a pay-as-you-go basis.

         The following sets forth the amounts recognized in the consolidated balance sheets for the Company's post-retirement benefit plans:

                                                  JANUARY 1, DECEMBER 31,
                                                    1995        1995
                                                  ---------- ------------
                                                   (AMOUNTS IN THOUSANDS)


Accumulated post-retirement benefit obligation
  Fully eligible active employees ............     $   649     $   778
  Retirees ...................................       1,518       1,103
  Other active employees .....................         547         658
                                                   -------     -------
                                                     2,714       2,539
Plan assets ..................................        --          --
Unrecognized net (gain) loss .................          55         (29)
                                                   -------     -------
Accrued post-retirement benefit cost .........     $ 2,769     $ 2,510
                                                   =======     =======


Post-retirement benefit expense consisted of the following:

                                                                 FISCAL   FISCAL    FISCAL
                                                                  1993     1994      1995
                                                                 ------   ------    ------
                                                                    (AMOUNTS IN THOUSANDS)


Service costs (benefits attributed to employee services during
  the year) ..................................................     $ 44     $ 46     $ 43
Interest expense on the accumulated post-retirement benefit
  obligation .................................................      206      199      182
                                                                   ----     ----     ----
Net periodic post-retirement benefit expense .................     $250     $245     $225
                                                                   ====     ====     ====


         The discount rates used in determining the accumulated post-retirement benefit obligation as of January 1, 1995 and December 31, 1995 were 8.0% and 7.5%, respectively. The Company subsidy is a defined dollar amount and will not increase in the future; therefore, no medical trend rate has been assumed and the results of the calculation of the plan liabilities will not be affected by future medical cost trends. The pay-as-you-go expenditures for post-retirement benefits were $170,000, $415,000 and $484,000 for Fiscal 1993, Fiscal 1994 and
Fiscal 1995, respectively.

         The Company also adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Post-employment Benefits" ("FAS 112") effective January 4, 1993, resulting in an after-tax charge of $1.4 million (net of income taxes of $900,000). The Company accrues benefits provided to former or inactive employees after employment but before retirement. The ongoing impact of FAS 112 is not expected to have a material effect on earnings in future years.

There was no cash flow impact associated with either the adoption of FAS 106 or FAS 112.

(9) EMPLOYEE STOCK OWNERSHIP PLAN

         On February 23, 1989, the Company's Board of Directors adopted the Ekco Group, Inc. Employees' Stock Ownership Plan (the "ESOP") for non-union United States employees of the Company and subsidiaries designated by the Company's Board of Directors as participants in the ESOP. The ESOP holds Company preferred and common stock.

SERIES B ESOP CONVERTIBLE PREFERRED STOCK

         The Company sold 1.8 million shares of the Series B ESOP Convertible Preferred Stock at a price of $3.61 per share to the ESOP trust in 1989. At December 31, 1995, approximately 1.5 million shares of the Company's common stock were reserved for conversion of Series B ESOP Convertible Preferred Stock.

         An unearned ESOP compensation amount is reported as an offset to the Series B ESOP Convertible Preferred Stock amount in the consolidated balance sheets. The unearned compensation is being amortized as shares in the Series B ESOP Convertible Preferred Stock are allocated to employees. Shares are allocated ratably over the life of the ESOP Loan or, if less, the actual period of time over which the indebtedness is repaid. The allocation of shares is based upon a formula equal to a percentage of the Company's payroll costs. The percentage is determined by the Company's Board of Directors annually and may require principal prepayments. The Company's Board of Directors has approved principal prepayments of $439,000, $477,000 and $480,000 for Fiscal 1993, Fiscal 1994 and Fiscal 1995 to be paid in 1994, 1995 and 1996, respectively. For Fiscal 1993, Fiscal 1994 and Fiscal 1995, $686,000, $687,000 and $652,000,
respectively, has been charged to operations. The actual cash contributions, excluding the above mentioned prepayments, to the ESOP by the Company during Fiscal 1993, Fiscal 1994 and Fiscal 1995 were $390,000, $390,000 and $302,000, respectively.

         Upon retirement or termination from the Company, each employee has the option to either convert the vested Series B ESOP Convertible Preferred Stock into Common Stock of the Company or redeem the Series B ESOP Convertible Preferred Stock for cash at a price of $3.61 per share. The change in the principal amount of the Series B ESOP Convertible Preferred Stock from year to year is solely due to redemptions and conversions by vested employees retiring or leaving the Company. The Series B ESOP Convertible Preferred Stock pays a dividend equal to the dividend on the Company's common stock.

Series B ESOP Convertible Preferred Stock, net, consisted of the following:

                                                             JANUARY 1,      DECEMBER 31,
                                                               1995             1995
                                                             ----------      ------------
                                                                (AMOUNTS IN THOUSANDS)

Series B ESOP Convertible Preferred Stock, par value $.01      $5,662           $5,372
Unearned compensation .....................................    (2,566)          (1,914)
                                                               ------           ------
                                                               $3,096           $3,458
                                                               ======           ======


ESOP COMMON STOCK

         In October 1990, the Company's Board of Directors authorized the Trustee of the ESOP to purchase up to 1.0 million shares of the Company's common stock. The Company agreed to finance the purchase through a 20-year 10% loan from the Company to the ESOP. During Fiscal 1994, the Company provided the ESOP with approximately $950,000 to purchase approximately 137,000 shares of the Company's common stock in the public market. As of January 1, 1995, the ESOP had purchased, in open market transactions, a total of 1.0 million shares of the Company's common stock at a total cost of approximately $3.3 million. Unearned compensation equal to such cost (included as a component of stockholders' equity) is being amortized as shares of the Company's common stock are allocated to employee accounts. Shares are allocated ratably over the life of the loan or, if less, the actual period of time over which the indebtedness is repaid, subject to the minimum allocation of 50,000 shares in any one year. For each of Fiscal 1993, Fiscal 1994 and Fiscal 1995, 50,000 shares were allocated to employees' accounts. For Fiscal 1993, Fiscal 1994 and Fiscal 1995, $136,000, $155,000 and $165,000,
respectively, have been charged to operations.

(10) MINORITY INTEREST

         Minority interest consists of 5.0% cumulative preferred stock of Woodstream Corporation, $50 par value (redeemable at Woodstream's option at $52 per share). Dividends on the 5.0% cumulative preferred stock are included in interest expense.

(11) STOCKHOLDERS' EQUITY

PREFERRED STOCK, $.01 PAR VALUE

         On February 12, 1987, the Company's stockholders authorized a class of 20 million shares of preferred stock which may be divided and issued in one or more series having such relative rights and preferences as may be determined by the Company's Board of Directors.

PREFERRED STOCK RIGHTS

         In 1987, the Board of Directors of the Company declared a dividend payable to stockholders of record as of April 9, 1987, of one preferred share purchase right ("Right") for each outstanding share of common stock. In 1988, 1989 and 1992, the Company's Board of Directors amended the preferred share purchase rights plan. The amended plan provides that each Right, when exercisable, will entitle the holder thereof until April 9, 1997, to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, at an exercise price of $20, subject to certain anti-dilution adjustments. The Rights will not be exercisable or transferable apart from shares of common stock until the earlier of (i) the tenth day after a public announcement that a person or group has acquired beneficial ownership of 15% or more of the outstanding shares of common stock, other than, so long as certain conditions are met, as a result of the beneficial ownership of certain common stock or securities convertible into common stock held by The 1818 Fund, L.P., a Delaware limited partnership (an "Acquiring Person") or (ii) the tenth day after a person commences, or announces an intention to commence, a tender or exchange offer for 15% or more of the outstanding shares of common stock. The Rights are redeemable by the Company at $.02 per Right at any time prior to the time that a person or group becomes an Acquiring Person.

         In the event that the Company is a party to a merger or other business combination transaction in which the Company is not the surviving entity, each Right will entitle the holder to purchase, at the exercise price of the Right, that number of shares of the common stock of the acquiring company which, at the time of such transaction would have a market value of two times the exercise price of the Right. In addition, if a person or group becomes an Acquiring Person, each Right not owned by such person or group would become exercisable for the number of shares of common stock which, at that time, would have a market value of two times the exercise price of the Right.

COMMON STOCK, PAR VALUE $.01 PER SHARE

         Share information regarding common stock consisted of the following:

                             JANUARY 1,    DECEMBER 31,
                               1995           1995
                            ----------     ----------
Authorized shares .....     60,000,000     60,000,000
                            ==========     ==========
Shares issued .........     27,292,641     27,854,441
Shares held in treasury      9,223,600      9,440,577
                            ----------     ----------
Shares outstanding ....     18,069,041     18,413,864
                            ==========     ==========


TREASURY STOCK

During Fiscal 1993, the Company issued 564,651 shares of treasury stock in connection with the acquisition of Kellogg. During Fiscal 1995, the Company purchased approximately 205,000 shares of its common stock in open-market transactions at a cost of approximately $1.2 million.

STOCK OPTION PLANS

At December 31, 1995, approximately 1.5 million shares of the Company's common stock were available for grants of options to employees and directors under the Company's stock option plans. Options granted under the plans are granted at prices not less than 100% of the fair market value (as defined) on the dates the options are granted and, accordingly, there have been no charges to income in connection with the options other than incidental expenses. Options must be exercised within the period prescribed by the respective stock option plan agreements, but not later than 10 years for certain options and 11 years for others.

Changes in options and option shares under the plans during the respective fiscal years were as follows:

                                       FISCAL 1993                    FISCAL 1994                   FISCAL 1995
                              ---------------------------    ---------------------------   ----------------------------
                              OPTION PRICE      NUMBER OF     OPTION PRICE     NUMBER OF    OPTION PRICE      NUMBER OF
                                PER SHARE        SHARES        PER SHARE        SHARES       PER SHARE         SHARES
                              --------------   -----------   --------------    ---------   --------------     ---------

Options outstanding,
  beginning of year......     $2.13 - $10.06     1,857,248   $2.13 - $11.31    2,484,721   $2.13 - $11.31     2,593,093
Options granted..........     $7.44 - $11.31       746,773   $6.81 - $ 7.56      424,584   $6.06 - $ 6.56       340,895
Options exercised........     $2.25 - $ 5.19       (15,100)  $2.25 - $ 2.63      (59,600)  $2.19 - $ 3.38      (150,814)
Options cancelled........     $2.56 - $11.31      (104,200)  $2.56 - $11.31     (256,612)  $2.63 - $11.31      (231,738)
                                                ----------                     ---------                      ---------
Options outstanding, end of
  year...................     $2.13 - $11.31     2,484,721   $2.13 - $11.31    2,593,093   $2.13 - $11.31     2,551,436
                                                 =========                     =========                      =========
Options exercisable, end of
  year...................     $2.13 - $11.31     1,723,292   $2.13 - $11.31    1,946,153   $2.13 - $11.31     2,047,779
                                                 =========                     =========                      =========
Shares reserved for future
  grants.................                        1,756,360                     1,588,388                      1,479,231
                                                 =========                     =========                      =========


OPTION PRICE AND MARKET VALUE AT DATE OF GRANT

         Options outstanding at December 31, 1995, which were granted during fiscal years:

            NUMBER
           OF SHARES      PER SHARE          AMOUNT
          -----------  --------------      ----------
    1987      380,000           $3.69      $1,401,250
    1988      430,428  $2.13 - $ 2.25         924,749
    1989       31,373           $3.38         100,001
    1990      159,100           $2.56         407,694
    1991       44,600           $2.63         117,075
    1992      334,950  $7.25 - $10.06       3,331,372
    1993      497,540  $7.44 - $11.31       5,266,261
    1994      351,550  $6.81 - $ 7.56       2,625,284
    1995      321,895  $6.06 - $ 6.56       2,057,119
            ---------                     -----------
            2,551,436                     $16,230,805
            =========                     ===========

         Of the options outstanding at December 31, 1995, options to acquire 1,688,069 shares at a weighted average exercise price of $5.82 per share became exercisable on the grant date. Under certain circumstances, a portion of shares purchased pursuant to the exercise of such options are subject to repurchase by the Company within three years of the date of grant of the option at the option exercise price. At December 31, 1995, 377,825 of such shares were subject to such repurchase.

         The remaining options outstanding at December 31, 1995, which cover the acquisition of 863,367 shares at a weighted average exercise price of $7.43 per share are exercisable from the date of grant through the date of exercise up to one-fifth of the number of shares covered by such options on or after each of the first five anniversaries of the date of grant. All such options will be fully exercisable on and after the fifth such anniversary.

RESTRICTED STOCK PURCHASE PLANS

         Under the Company's restricted stock purchase plans, the Company may offer to sell shares of common stock to employees of the Company and its subsidiaries at a price per share of not less than par value ($.01) and not more than 10% of market value on the date the offer is approved, and on such other terms as deemed appropriate. Shares are awarded in the name of the employee, who has all rights of a stockholder, subject to certain repurchase provisions. Restrictions on the disposition of shares for the shares purchased expire annually, over a period not to exceed five years, if certain performance targets are achieved, otherwise they lapse on the tenth anniversary. Common stock reserved for future grants aggregated 838,520 shares at December 31, 1995. The following table summarizes the activity of the restricted stock purchase plans during the respective fiscal years (fair market value determined at date of purchase).

                                             FISCAL 1993              FISCAL 1994              FISCAL 1995
                                         ------------------       -------------------      --------------------
                                         NUMBER      FAIR         NUMBER       FAIR         NUMBER       FAIR
                                           OF        MARKET         OF         MARKET         OF         MARKET
                                         SHARES      VALUE        SHARES       VALUE        SHARES       VALUE
                                        -------      -------      -------      -------      -------      -------
                                        (AMOUNTS IN THOUSANDS)


Unvested shares outstanding, beginning
  of year .........................         291      $   988          177      $   654           51      $   312
Shares issued .....................          25          184         --           --            288        1,824
Shares repurchased ................         (14)        (171)        --           --            (45)        (297)
Shares vested .....................        (125)        (347)        (126)        (342)         (27)        (118)
                                        -------      -------      -------      -------      -------      -------
Unvested shares outstanding, end of
  year ............................         177      $   654           51      $   312          267      $ 1,721
                                        =======      =======      =======      =======      =======      =======




         The difference between the issue price and the fair market value of the shares at the date of issuance is accounted for as unearned compensation and amortized to expense over the lapsing of restrictions. During Fiscal 1993, Fiscal 1994 and Fiscal 1995, unearned compensation charged to operations was $307,000, $279,000 and $270,000, respectively. To the extent the amount deductible for income taxes exceeds the amount charged to operations for financial statement purposes, the related tax benefits are credited to additional paid-in-capital when realized.

EMPLOYEE STOCK PURCHASE PLAN

         The Company has an employee stock purchase plan (the "Plan") that permits employees to purchase up to a maximum of 500 shares per quarter of the Company's common stock at a 15% discount from market value. During Fiscal 1993, Fiscal 1994 and Fiscal 1995, employees purchased 73,880 shares, 88,938 shares and 72,844 shares, respectively, for a total of approximately $545,000, $503,000 and $376,000, respectively. At December 31, 1995, approximately 1.1 million shares were reserved for future grants under the Plan. There have been no charges to income in connection with the Plan other than incidental expenses.

ACCOUNTING FOR STOCK-BASED COMPENSATION

         The Company has not adopted the recently issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" ("FAS No. 123"), Statement of Financial Accounting Standards which is required to be adopted in Fiscal 1996. The Company currently intends to continue to record compensation based on the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as allowed by SFAS No. 123. Although the Company has not determined the ultimate impact of adopting SFAS No. 123 on its present disclosure, it does not believe, based on the number of options previously granted, that the adoption will have a material impact on its current disclosure.

INCOME TAX BENEFITS

         Income tax benefits, relating to stock option plans, restricted stock plans and the employee stock purchase plan credited to additional paid-in-capital, as realized in Fiscal 1993, Fiscal 1994 and Fiscal 1995 were $318,000, $327,000 and $74,000, respectively.

(12) EARNINGS PER COMMON SHARE

         Primary earnings per common share are based upon the weighted average of common stock and dilutive common stock equivalent shares, including Series B ESOP Convertible Preferred Stock, outstanding during each period. Fully diluted earnings per share have been omitted since they are either the same as primary earnings per share or anti-dilutive. The weighted average number of shares used in computation of earnings per share consisted of the following for the periods presented.

                                                     FISCAL     FISCAL     FISCAL
                                                      1993       1994       1995
                                                     ------     ------     ------
                                                        (AMOUNTS IN THOUSANDS)


Weighted average shares of common stock outstanding
  during the year ..............................     17,616     17,953     18,354
Weighted average common equivalent shares due to
  stock options ................................        713        545        426
Series B ESOP Convertible Preferred Stock ......      1,670      1,617      1,538
                                                     ------     ------     ------
                                                     19,999     20,115     20,318
                                                     ======     ======     ======


(13) COMMITMENTS AND CONTINGENCIES

EMPLOYMENT CONTRACTS

         The Company has employment agreements with certain of its executive officers and management personnel. These agreements generally continue until terminated by the executive or the Company, and provide for salary continuation for a specified number of months under certain circumstances. Certain of the agreements provide the employees with certain additional rights after a Change of Control (as defined) of the Company occurs. A portion of the Company's obligations under certain of these agreements are secured by letters of credit. The agreements include a covenant against competition with the Company, which extends for a period of time after termination for any reason. As of December 31, 1995, if all of the employees under contract were to be terminated by the Company without good cause (as defined) under these contracts, the Company's liability would be approximately $6.6 million ($10.0 million following a Change of Control).

SEVERANCE POLICY

         The Board of Directors of the Company has adopted a severance policy for all exempt employees of the Company. In the event of a Change of Control (as defined), each exempt employee of the Company whose employment is terminated, whose duties or responsibilities are substantially diminished, or who was directed to relocate within 12 months after such Change of Control, will receive, in addition to all other severance benefits accorded to similarly situated employees, salary continuation benefits for a period of months determined by dividing his or her then yearly salary by $10,000, limited to not more than 12 months. This policy does not apply to any exempt employee of the Company who is a party to a contractual commitment with the Company which provides him or her with greater than 12 months salary, severance payment or salary continuation upon his or her termination in the event of a Change of Control. This policy may be rescinded at any time by the Company's Board of Directors prior to a Change of Control.

LEASES

         The Company leases offices, warehouse facilities, vehicles and equipment under operating and capital leases. The terms of certain leases provide for payment of minimum rent, real estate taxes, insurance and maintenance. Rents of approximately $1.9 million, $2.4 million and $3.4 million, were charged to operations for Fiscal 1993, Fiscal 1994 and Fiscal 1995, respectively.

         The Company receives rental income from properties currently held for sale. Rental income included in selling, general and administrative expenses was approximately $1.5 million, $200,000 and $154,000, for Fiscal 1993, Fiscal 1994 and Fiscal 1995, respectively.

         Minimum rental payments and income required under leases that had initial or remaining noncancellable lease terms in excess of one year as of December 31, 1995, were as follows:

                       OPERATING       RENTAL
 FISCAL YEAR            LEASES         INCOME
 -----------           ---------       ------
                       (AMOUNTS IN THOUSANDS)
            1996        $2,241           $160
            1997         1,609            166
            1998         1,300            170
            1999         1,294             --
            2000           971             --

LEGAL PROCEEDINGS

         The Company is a party to several pending legal proceedings and claims. Although the outcome of such proceedings and claims cannot be determined with certainty, the Company's management, after consultation with outside legal counsel, is of the opinion that the expected final outcome should not have a material adverse effect on the Company's financial position, results of operations or liquidity.

ENVIRONMENTAL MATTERS

         From time to time, the Company has had claims asserted against it by regulatory agencies or private parties for environmental matters relating to the generation or handling of hazardous substances by the Company or its predecessors and has incurred obligations for investigations or remedial actions with respect to certain of such matters. While the Company does not believe that any such claims asserted or obligations incurred to date will result in a material adverse effect upon the Company's financial position, results of operations or liquidity, the Company is aware that at its facilities at Massillon and Hamilton, Ohio; Easthampton, Massachusetts; Chicago, Illinois; Lititz, Pennsylvania and at the previously owned facility in Hudson, New Hampshire hazardous substances and oil have been detected and that additional investigation will be, and remedial action will or may be, required. Operations at these and other facilities currently or previously owned or leased by the Company utilize, or in the past have utilized, hazardous substances. There can be no assurance that activities at these or any other facilities owned or operated by the Company or future facilities may not result in additional environmental claims being asserted against the Company or additional investigations or remedial actions being required.

         In connection with the acquisition of Kellogg by the Company in 1993, the Company engaged environmental engineering consultants ("Consultants") to review potential environmental liabilities at all of Kellogg's properties. Additional investigation and testing resulted in the identification of likely environmental remedial actions, operation, maintenance and ground water monitoring and the estimated costs therefore. Management, based upon the engineering studies, originally estimated the total remediation and ongoing ground water monitoring costs to be approximately $6.0 million, including the effects of inflation, and accordingly at that time, recorded a liability of approximately $3.8 million, representing the undiscounted costs of remediation and the net present value of future costs discounted at 6%. Based upon the most recent cost estimates provided by the Consultants, the Company believes the total remaining remediation costs will be approximately $2.0 million and the expense for the ongoing operation, maintenance and ground water monitoring will be approximately $50,000 for Fiscal 1996 and approximately $25,000 for each of the thirty years thereafter. As of December 31, 1995, the liability recorded by the Company was approximately $3.5 million. The Company expects to pay approximately $325,000 of the remediation costs in Fiscal 1996 with the balance being paid out in Fiscal 1997 and Fiscal 1998. During Fiscal 1995, the Company paid approximately $211,000 of such costs. The estimates may subsequently change should additional sites be identified or further remediation measures be required or undertaken or interpretation of current laws or regulations be modified. The Company has not anticipated any insurance proceeds or third-party payments in arriving at the above estimates.

CONCENTRATIONS OF CREDIT RISK

         Financial instruments which subject the Company to concentrations of credit risk consist primarily of trade receivables. Mass merchandisers comprise a significant portion of the Company's customer base. The Company had trade receivables of approximately $11.4 million and $10.0 million from mass merchandisers at January 1, 1995 and December 31, 1995, respectively. Although the Company's exposure to credit risk associated with non-payment by mass merchandisers is affected by conditions or occurrences within the retail industry, trade receivables from mass merchandisers were current at December 31, 1995 and no retailer exceeded 10% of the Company's receivables at that date.

(14) INDUSTRY AND GEOGRAPHIC AREA INFORMATION

         The Company is a manufacturer and marketer of multiple categories of branded houseware products for everyday home use. The Company operates in one industry segment, with revenues derived from sales in five principal product categories: (i) bakeware, (ii) kitchenware, (iii) cleaning products, (iv) pest control and small animal care and control products and (v) molded plastic products. Sales and marketing operations outside the United States are conducted principally through a subsidiary in Canada and by direct sales. One customer accounted for net revenues of approximately $31.3 million (11.8%) and $37.3 million (13.4%) for Fiscal 1994 and Fiscal 1995, respectively. Two customers each accounted for 9.5% or approximately $23.0 million and $22.9 million of net revenues for Fiscal 1993.

The following table shows information by geographic area:

                  UNAFFILIATED      INCOME BEFORE
                  NET REVENUES      INCOME TAXES      TOTAL ASSETS
                  ------------      ------------      ------------
                     (AMOUNTS IN THOUSANDS)
Fiscal 1993

United States        $ 232,447        $   7,677         $ 303,933
Canada.........         13,981             (736)            9,152
Eliminations...             --             (104)           (5,124)
                     ---------        ---------         ---------
Consolidated...      $ 246,428        $   6,837         $ 307,961
                     =========        =========         =========
Fiscal 1994
United States..      $ 254,608        $  21,576         $ 315,829
Canada.........         12,440             (308)            7,111
Eliminations...             --              (33)           (5,157)
                     ---------        ---------         ---------
Consolidated...      $ 267,048        $  21,235         $ 317,783
                     =========        =========         =========
Fiscal 1995

United States..      $ 265,535        $  16,423         $ 301,896
Canada.........         12,460             (380)            7,742
Eliminations...             --             (104)           (5,263)
                     ---------        ---------         ---------
Consolidated...      $ 277,995        $  15,939         $ 304,375
                     =========        =========         =========


United States revenues include approximately $10.6 million, $9.7 million and $9.4 million of export sales to unaffiliated customers for Fiscal 1993, Fiscal 1994 and Fiscal 1995, respectively.

(15) SUPPLEMENTARY INFORMATION

The following amounts were charged to costs and expenses:

                                                      FISCAL         FISCAL         FISCAL
                                                       1993           1994           1995
                                                      -------        -------        -------
                                                             (AMOUNTS IN THOUSANDS)
Advertising ..................................        $ 4,920        $ 5,971        $ 6,475
                                                      =======        =======        =======
Provision for doubtful accounts ..............        $   449        $   247        $  (442)
                                                      =======        =======        =======
Amortization of excess of cost over fair value        $ 4,195        $ 4,438        $ 4,437
                                                      =======        =======        =======
Amortization of deferred finance costs .......        $   467        $   499        $   590
                                                      =======        =======        =======
Other amortization

  Prepaid marketing costs ....................        $ 1,768        $ 3,676        $ 5,799
  Favorable lease rights .....................             73             73             73
  Unearned compensation ......................          1,129          1,121          1,087
                                                      -------        -------        -------
                                                      $ 2,970        $ 4,870        $ 6,959
                                                      =======        =======        =======

(16) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         The following table presents the unaudited quarterly results of operations for Fiscal 1994 and Fiscal 1995:

                                    FIRST          SECOND        THIRD         FOURTH         TOTAL
                                   QUARTER        QUARTER       QUARTER        QUARTER        YEAR
                                   -------        -------       -------        -------      --------
                                            (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Fiscal 1994
Net revenues................       $54,354        $59,199       $78,623        $74,872      $267,048
Gross profit................        17,746         19,542        27,112         27,197        91,597
Income before income taxes           1,849          1,989         8,321          9,076        21,235
Net income..................           979          1,033         4,476          4,935        11,423
Net income per share........           .05            .05           .22            .25           .57
Fiscal 1995
Net revenues................       $58,732        $61,691       $83,041        $74,531      $277,995
Gross profit................        18,007         18,462        26,106         24,077        86,652
Income before income taxes             255          1,546         8,442          5,696        15,939
Net income..................           134            811         4,647          2,453         8,045
Net income per share........           .01            .04           .23            .12           .40

(17) RESTRUCTURING/REORGANIZATION AND EXCESS FACILITIES CHARGE

         The Company recorded an $11.0 million charge ($6.6 million after income taxes) for restructuring/reorganization and excess facilities during the fourth quarter of Fiscal 1993. The restructuring was the result of management's analysis of the Company's operations and future strategy. The items covered by the charge were (i) severance and other costs related to a reduction in personnel: (ii) costs arising from the consolidation of different distribution and information systems (including the closing of facilities and write-off of equipment no longer relevant to the Company's operating strategy); and (iii) costs associated with excess facilities currently classified as held for sale. In 1995, the combination of the Company's principal housewares business units into a single operating division completed this restructuring/reorganization. Of the $11.0 million charge, approximately $2.7 million was non-cash, and $8.3 million was cash. Of the $8.3 million cash portion of the charge, $5.0 million was expended in Fiscal 1994 and $3.3 million was expended in Fiscal 1995.

The table below shows the components of the original charge and the amounts charged against the reserve.

                                             PROVISION
                                              RECORDED       FISCAL       RESERVE        FISCAL
                                                IN           1994        BALANCE AT       1995
                                               FISCAL       RESERVE      JANUARY 1,      RESERVE
                                                1993        ACTIVITY         1995       ACTIVITY
                                             ---------      --------     ----------     --------
                                                             (AMOUNT IN THOUSANDS)
Accrued Expenses
  Severance and other related personnel
     costs ............................        $3,200        $1,135        $2,065        $2,065
  Costs associated with implementing
     distribution and operating
     strategy .........................         2,600         2,600          --            --
  Costs associated with excess
     facilities .......................         2,023           783         1,240         1,240
  Other ...............................           500           500          --            --
                                               ------        ------        ------        ------
          Total Cash Items ............         8,323        $5,018        $3,305        $3,305
                                                             ======        ======        ======
Non-Cash Charges and Write-offs
  Property held for resale ............         1,000
  Write-off of equipment ..............         1,250
Other..................................           427
                                              -------
                                              $11,000
                                              =======

         The Company estimates the benefit it received in Fiscal 1994 from the restructuring at approximately $2.4 million and an additional benefit of $1.9 million during Fiscal 1995. The benefit is primarily due to lower expenses associated with the reduction in personnel.

(18) FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items.

         The carrying amount of the debt issued pursuant to the Company's bank credit agreement approximates fair value because the interest rates change with market interest rates.

         There are no quoted market prices for the 12.70% Notes, 7.0% Convertible Subordinated Note or Series B ESOP Preferred Stock. Because each of these securities contain unique terms, conditions, covenants and restrictions, there are no identical obligations that have quoted market prices. In order to determine the fair value of the 7.0% Convertible Subordinated Note, the Company compared it to obligations which trade publicly and concluded that the fair value of the Note is approximately its book value, $22.0 million. In order to determine the fair value of the 12.70% Notes, the Company discounted the cash payments on the Notes using discount rates ranging from 7.50% to 7.70%. Based upon such discount rates, the fair value of the $60 million 12.70% Notes would be approximately $65.6 million.

         Each share of Series B ESOP Preferred Stock is redeemable at a price of $3.61 per share or convertible into one share of the Company's common stock. Assuming all shares were allocated and all employees were fully vested, the redemption value of the ESOP Preferred Stock would be $5.7 million. Given these same assumptions the shares could be converted into common stock having a market value of $10.0 million at January 1, 1995.

         These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

===============================================================================

         NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NEW SENIOR NOTES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 ---------------
                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
Available Information........................................................................................     4
Prospectus Summary...........................................................................................     5
Risk Factors.................................................................................................    11
The Exchange Offer...........................................................................................    19
Use of Proceeds..............................................................................................    16
Capitalization...............................................................................................    16
Selected Consolidated Financial Data.........................................................................    17
Management's Discussion and Analysis
  of Financial Condition
  and Results of Operations..................................................................................    18
Business.....................................................................................................    23
Management...................................................................................................    34
Security Ownership of Certain
  Beneficial Owners and
  Management.................................................................................................    44
Certain Relationships and Related
  Transactions...............................................................................................    48
Description of Senior Notes..................................................................................    49
Description of Certain Indebtedness..........................................................................    73
Certain Federal Income Tax Considerations....................................................................    77
Plan of Distribution.........................................................................................    80
Legal Matters................................................................................................    81
Independent Public Accountants...............................................................................    81
Index to Consolidated Financial
  Statements.................................................................................................   F-1

===============================================================================






===============================================================================

                                      LOGO

                                  $125,000,000

                                EKCO GROUP, INC.

                          9 1/4% SERIES B SENIOR NOTES
                                    DUE 2006




                                 ---------------
                                   PROSPECTUS
                                 ---------------






                                __________, 1996

===============================================================================

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the New Senior Notes being registered, all of which will be paid by the Registrant. All amounts are estimates except the SEC registration fee and the NASD filing fee (which have been rounded to the nearest dollar).

                  Registration Fee.......................    $ 43,110
                  Accounting Fees and Expenses...........      40,000
                  Legal Fees and Expenses................      60,000
                  Printing and Engraving Expenses .......      50,000
                  Miscellaneous..........................       6,890
                                                             --------

                       Total.............................    $200,000
                                                             ========

_____________________
* To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of Delaware provides that a corporation may indemnify directors and officers against liabilities and expenses they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in or not opposed to the best interests of the corporation. Article TENTH of the Registrant's Certificate of Incorporation provides as follows:

         "TENTH: The Corporation shall, to the fullest extent permitted by
         Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person."

         The Registrant maintains insurance which insures the officers and directors of the Registrant against certain losses and which insures the Registrant against certain of its obligations to indemnify such officers and directors.

         In addition, the Registration Rights Agreement, the form of which will
be filed as Exhibit      hereto, contains provisions for indemnification by the
Initial Purchasers of the Registrant and its officers, directors and controlling stockholders against certain liabilities under the Securities Act of 1933, as amended (the "Act").

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         On March 25, 1996, the Registrant sold $125,000,000 principal amount of 9 1/4% Senior Notes due 2006 (the "Old Senior Notes") to Bear, Stearns & Co. Inc. and Smith Barney Inc. (the "Initial Purchasers") for an aggregate net purchase price of $121,301,250. The securities issued in connection with such transaction were exempt from registration pursuant to Section 4(2) of the Securities Act. In accordance with the agreement pursuant to which the Intitial Purchasers purchased the Senior Notes, the Initial Purcahsers agreed to offer and sell the Senior Notes only to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and to a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1),(2),(3) or (7) under the Act).

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)    EXHIBITS

       EXHIBIT NO. (1)(2)                          DESCRIPTION
       ------------------                          -----------

       3.1(i)(a)  Restated Certificate of Incorporation dated February 17, 1987, as amended, originally filed as Exhibit 3.1(a) to Form 10-K for the year ended December 31, 1989 (incorporated herein by reference to Exhibit 3.1(i)(a) to Form 10-K for the year ended December 31, 1995).

       3.1(i)(b)  Certificate of Designations of Series A Junior Participating
                  Preferred Stock, originally filed as Exhibits 3.1(b) and 4.2(c) to Form 10-K for the year ended December 28, 1986, included in Exhibit 4.1 (incorporated herein by reference to Exhibit 3.1(b) to Form 10-K for the year ended January 1,
                  1995).

       3.1(i)(c)  Certificate of Designations of Series B ESOP Convertible
                  Preferred Stock, originally filed as Exhibit 3.1(d) to Form 10-K for the year ended January 1, 1989 (incorporated herein by reference to Exhibit 3.1(c) to Form 10-K for the year ended January 1, 1995).

       3.1(ii) By-Laws as currently in effect (incorporated herein by reference to Exhibit 3.2 to Form 10-K for the year ended December 29, 1991).

       4.1 Rights Agreement dated as of March 27, 1987, including Form of Rights Certificate and Form of Certificate of Designations of Series A Junior participating Preferred Stock, originally filed as Exhibit 4.2(c) to Form 10-K for the year ended December 28, 1986; First Amendment dated as of June 9, 1988, originally filed as Exhibit 4.2(a) (2) to Form 10-K for the year ended January 1, 1989; [Second] Amendment dated as of January 10, 1989, originally filed as Exhibit 4.2(a) (3) to Form 10-K for the year ended January 1, 1989; Third Amendment dated as of March 23, 1992, originally filed as Exhibit 8 to Form 8 Amendment No. 2 to Form 8-A dated June 30, 1992; and Fourth Amendment dated as of December 22, 1992, originally filed as Exhibit 9 to Form 8 Amendment No. 3 dated January 8, 1993 to Form 8-A (incorporated herein by reference to Exhibit
                  4.2 to Form 10-K for the year ended January 3, 1993).

       4.2(a) Indenture dated as of March 25, 1996 among the registrant, its U.S. operating subsidiaries and Fleet National Bank of Connecticut (incorporated herein by reference to Exhibit 4.2(a) to Form 10-K for the year ended December 31, 1995).

       4.2(b) Form of 9 1/4% Senior Note due 2006, included in Exhibit 4.2(a) (incorporated herein by reference to Exhibit 4.2(b) to Form 10-K for the year ended December 31, 1995).


____________________________
(1)    Numbered in accordance with Item 601 of Regulation S-K
(2) An asterisk (*) denotes the Company's management contracts or compensatory plans or arrangements

       4.2(c) Registration Rights Agreement dated as of March 25, 1996 among the registrant, its U.S. operating subsidiaries, Bear, Stearns & Co. Inc. and Smith Barney Inc. (incorporated herein by reference to Exhibit 4.2(c) to Form 10-K for the year ended December 31, 1995).

       4.3 Ekco Group, Inc. Dividend Reinvestment and Stock Purchase Plan (incorporated herein by reference to Exhibit 4.3 to Form 10-K for the year ended December 31, 1995).

       4.4 Form of Purchase Agreement dated as of December 1, 1988 among Ekco Housewares, Inc., Teachers Insurance and Annuity Association of America, The Mutual Life Insurance Company of New York, MONY Life Insurance Company of America, MONY Legacy Life Insurance Company, Kemper Investors Life Insurance Company and Federal Kemper Life Insurance Company, as amended (incorporated herein by reference to Exhibit 4.1 to Form 8-K as of December 21, 1988, Exhibit 4.3(b) to Form 10-K for the year ended December 30, 1990, Exhibit 28.2 to Form 8-K as of January 8, 1992, and Exhibit 4.3(a) to Form 1O-Q for the quarterly period ended July 4, 1993).

       5 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered.

       10.1(a)* 1984 Restricted Stock Purchase Plan, as amended (incorporated herein by reference to Exhibit 10.1(a) to Form 10-K for the year ended December 29, 1991).

       10.1(b)* 1985 Restricted Stock Purchase Plan, as amended (incorporated herein by reference to Exhibit 10.3(a) to Form 10-K for the year ended December 29, 1991).

       10.1(c)(1)*  Form of Restricted Stock Purchase Agreement (incorporated herein by reference to Exhibit 10.1(b) to Form 10-K for the year ended January 1, 1995).

       10.1(c)(2)*  Schedule to Form of Restricted Stock Purchase Agreement
                    (incorporated herein by reference to Exhibit 10.1(c)(2) to Form 10-K for the year ended December 31, 1995).

       10.1(c)(3)*  Form of Amendment to Restricted Stock Purchase Agreement
                    (incorporated herein by reference to Exhibit 10.1(c)(3) to Form 10-K for the year ended December 31, 1995).

       10.1(d)* Form of Restricted Stock Purchase Agreement, as amended, for the quarterly purchase of restricted stock (incorporated herein by reference to Exhibit 10.1(d) to Form 10-K for the year ended December 31, 1995).

       10.2(a)* 1987 Stock Option Plan, as amended, and form of incentive stock option and non-qualified stock option agreements (incorporated herein by reference to Exhibit 10.11(a) to Form 10-K for the year ended December 29, 1991).

       10.2(b)(1)*  Form of Non-Qualified Stock Option and Repurchase Agreement
                    dated as of September 8, 1987, as amended (incorporated herein by reference to Exhibit 10.2(b)(2) to Form 10- K for the year ended December 31, 1995).

       10.2(b)(2)*  Form of Non-Qualified Stock Option and Repurchase Agreement
                    dated various dates, as amended (incorporated herein by reference to Exhibit 10.2(b)(2) to Form 10-K for the year ended December 31, 1995).

       10.2(c)* Form of Incentive Stock Option Agreement with Ronald N. Fox and Richard J. Corbin dated as of October 28, 1988 and May 9, 1994, respectively (incorporated herein by reference to Exhibit 10.3(c) to Form 10-K for the year ended January 1,
                    1995).

       10.3(a)* Form of Indemnity Agreement for officers and directors (incorporated herein by reference to Exhibit 10.3(c) to Form 10-K for the year ended January 1, 1995).

       10.3(b) Schedule to Form of Indemnity Agreement (incorporated herein by reference to Exhibit 10.3(b) to Form 10-K for the year ended December 31, 1995).

       10.4* Ekco Group, Inc. 1988 Directors' Stock Option Plan, originally filed as Exhibit 10.15 to Form 10-K for the year ended December 31, 1989, as amended (incorporated herein by reference to Exhibit 10.4 to Form 10-K for the year ended December 31, 1995).

       10.5(a)* Ekco Group, Inc. Employees' Stock Ownership Plan effective as of January 1, 1989, originally filed as Exhibit 10.13(a) to Form 10-K for the year ended January 1, 1989, as amended (incorporated herein by reference to Exhibits 10.6(a)(1) and (2) to Form 10-K for the year ended January 1, 1995).

       10.5(b) ESOP Loan Agreement dated as of October 1, 1990, originally filed as Exhibit 10.10(c) to Form 10-K for the year ended December 30, 1990 (incorporated herein by reference to Exhibit 10.5(b) to Form 10-K for the year ended December 31,
                    1995).

       10.5(c) ESOP Loan Agreement dated as of March 30, 1995 (incorporated herein by reference to Exhibit 10.5(c) to Form 10-K for the year ended December 31, 1995).

       10.6* Amended and Restated Employment Agreement with Robert Stein dated as of May 25, 1995 (incorporated herein by reference to Exhibit 10.1 to Form 10-Q for the quarterly period ended October 1, 1995).

       10.8*        Amended and Restated Employment Agreement with Jeffrey A.
                    Weinstein dated as of May 25, 1995 (incorporated herein by reference to Exhibit 10.2 to Form 10-Q for the quarterly period ended October 1, 1995).

       10.9*        Amended and Restated Employment Agreement with Donato A.
                    DeNovellis dated as of May 25, 1995 (incorporated herein by reference to Exhibit 10.3 to Form 10-Q for the quarterly period ended October 1, 1995).

       10.10*       Employment Agreement with Stuart W. Cohen dated as of
                    June 12, 1995 (incorporated herein by reference to Exhibit
                    10.4 to Form 10-Q for the quarterly period ended October 1,
                    1995).

       10.10* Amended and Restated Employment Agreement with Brian R. McQuesten and certain other Company employees dated as of May 25, 1995 (incorporated herein by reference to Exhibit
                    10.5 to Form 10-Q for the quarterly period ended October 1,
                    1995).

       10.11* Ekco Group, Inc. Incentive Compensation Plan for Executive Employees of Ekco Group, Inc. and Subsidiaries, as amended (incorporated herein by reference to Exhibit 10.9 to Form 10-K for the year ended December 29, 1991 and Exhibit 10.12(b) to Form 10-K for the year ended January 1, 1995).

       10.12* 1995 Restatement of Incentive Compensation Plan for Executive Employees of Ekco Group, Inc. and its Subsidiaries (incorporated herein by reference to Exhibit 10.13 to Form 10-K for the year ended January 1, 1995).

       10.13* Ekco Group, Inc. Supplemental Executive Retirement Plan dated as of July 1, 1992 (incorporated herein by reference to Exhibit 10.13 to Form 10-K for the year ended January 2,
                    1994).

       10.14(a)*    Form of Split Dollar Agreement (incorporated herein by
                    reference to Exhibit 10.14 to Form 10-K for the year ended
                    January 2, 1994).

       10.14(b)*    Schedule to Form of Split Dollar Agreement (incorporated
                    herein by reference to Exhibit 10.14(b) to Form 10-K for the year ended December 31, 1995).

       10.15* Severance Agreement with Richard J. Corbin dated September 28, 1995 (incorporated herein by reference to Exhibit 10.15 to Form 10-K for the year ended December 31, 1995).

       10.16* Severance Agreement with Ronald N. Fox dated September 21, 1995 (incorporated herein by reference to Exhibit 10.16 to Form 10-K for the year ended December 31, 1995).

       10.17(a)*    Severance Agreement with Neil R. Gordon dated December 28,
                    1995 (incorporated herein by reference to Exhibit 10.17(a) to Form 10-K for the year ended December 31, 1995).

       10.17(b)*    Consulting Agreement with N.R. Gordon & Company dated
                    December 28, 1995 (incorporated herein by reference to Exhibit 10.17(b) to Form 10-K for the year ended December
                    31, 1995).

       10.18 Standstill Agreement with Stephen Weinroth dated as of March 27, 1987, originally filed as Exhibit 10.15 to Form 10-K for the year ended December 28, 1986 (incorporated herein by reference to Exhibit 10.13 to Form 10-K for the year ended January 3, 1993).

       10.19 Standstill Agreement with G. Chris Andersen dated as of March 30, 1987, originally filed as Exhibit 10.17 to Form 10-K for the year ended December 28, 1986 (incorporated herein by reference to Exhibit 10.14 to Form 10-K for the year ended January 3, 1993).

       10.20(a) Indemnification Letter from American Home Products Corporation dated February 8, 1985 to The Ekco Group, Inc., originally filed as Exhibit 2.2 to Form 8-K as of October 23, 1987 (incorporated herein by reference to Exhibit 10.15(a) to Form 10-K for the year ended January 3, 1993).

       10.20(b) Letter of Restatement and Confirmation of the Indemnification of American Home Products Corporation to The Ekco Group, Inc. from American Home Products Corporation to Centronics Corporation dated October 1, 1987, originally filed as Exhibit 2.3 to Form 8-K as of October 23, 1987 (incorporated herein by reference to Exhibit 10.15(b) to Form 10-K for the year ended January 3, 1993)

       10.20(c) Letter from American Home Products Corporation dated December 19, 1988, originally filed as Exhibit 10.17(d) to Form 10-K for the year ended January 1, 1989 (incorporated herein by reference to Exhibit 10.18(c) to Form 10-K for the year ended January 1, 1995).

       10.21 Agreement dated as of March 7, 1989 with Howard R. Curd et al., originally filed as Exhibit 10.16 to Form 10-K for the year ended January 1, 1989 (incorporated herein by reference to Exhibit 10.19 to Form 10-K for the year ended January 1,
                    1995).

       10.22 Securities Purchase Agreement dated as of December 22, 1992 with The 1818 Fund, L.P., originally filed as Exhibit 10.20(a) to Form 10-K for the year ended January 3, 1993; Subordinated Convertible Note dated December 22, 1992, originally filed as Exhibit 10.20(b) to Form 10-K for the year ended January 3, 1993; Registration Rights Agreement with The 1818 Fund, L.P., originally filed as Exhibit 10.20(c) to Form 10-K for the year ended January 3, 1993; and Standstill Agreement dated April 28, 1992 with Brown Brothers Harriman & Co. and The 1818 Fund, L.P., originally filed as Exhibit 10.20(d) to Form 10-K for the year ended January 3, 1993 (incorporated herein by reference to Exhibit
                    10.22 to Form 10-K for the year ended January 2, 1994).

       10.23(a) Credit Agreement dated as of April 11, 1995 among the registrant, Ekco Housewares, Inc., Frem Corporation, Fleet Bank of Massachusetts, N.A., as agent, and the Lenders party thereto (incorporated herein by reference to Exhibit 10.28 to Form 10-Q for the quarterly period ended April 2, 1995).

       10.23(b) First Amendment to Revolving Credit Agreement dated as of December 31, 1995 (incorporated herein by reference to Exhibit 10.28(b) to Form 8-K as of December 31, 1995).

       10.23(c) Second Amendment to Credit Agreement dated as of March 25, 1996 (incorporated herein by reference to Exhibit 10.23(c) to Form 10-K for the year ended December 31, 1995).

       11 Statement re computation of per share earnings. (Reference is made to Note 13 of Notes to Consolidated Financial Statements included in Part I of this Registration Statement.)

       21 Subsidiaries of the registrant (incorporated herein by reference to Exhibit 21 to Form 10- K for the year ended December 31, 1995.)

       23.1         Consent of KPMG Peat Marwick LLP.

       23.2 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5).

       24           Power of Attorney (included in this Part II).

       25 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Fleet National Bank of Connecticut, as Trustee (bound separately).

       99.1         Form of Letter of Transmittal

       99.2         Form of Notice of Guaranteed Delivery

       99.3 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

       99.4         Form of Letter to Clients

- -------------------------------------------------------------------------------

Schedules to Exhibits 10.21, 10.22, 10.23(a) and 10.23(c) will be supplied upon request by the Commission.

(B)      FINANCIAL STATEMENTS SCHEDULES

         All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provision, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston, Massachusetts on April 17, 1996.

                                      EKCO GROUP, INC.

                                      By   /s/ Robert Stein
                                          -------------------------------------
                                          ROBERT STEIN
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert Stein, Jeffrey A. Weinstein and Donato A. DeNovellis and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the dates indicated.

                SIGNATURES                                      TITLE                                DATE
                ----------                                      -----                                ----
   /s/ Robert Stein                             President, Chief Executive Officer            April 17, 1996
  --------------------------------------
               ROBERT STEIN                 (principal executive officer), and Director

   /s/ Jeffrey A. Weinstein                    Executive Vice President, Secretary,           April 17, 1996
  --------------------------------------
           JEFFREY A. WEINSTEIN                    General Counsel, and Director

   /s/ Donato A. DeNovellis                    Executive Vice President, Finance and          April 17, 1996
  --------------------------------------
           DONATO A. DENOVELLIS             Administration and Chief Financial Officer
                                                   (principal financial officer)

   /s/ Brian R. McQuesten                         Vice President and Controller
  --------------------------------------
            BRIAN R. MCQUESTEN                    (principal accounting officer)              April 17, 1996

   /s/ T. Michael Long                                       Director                         April 17, 1996
  --------------------------------------
              T. MICHAEL LONG

   /s/ Stuart B. Ross                                        Director                         April 17, 1996
  --------------------------------------
              STUART B. ROSS

   /s/ Malcolm L. Sherman                                    Director                         April 17, 1996
  --------------------------------------
            MALCOLM L. SHERMAN

    /s/ Bill W. Sorenson                                     Director                         April 17, 1996
   -------------------------------------
             BILL W. SORENSON

   /s/ Herbert M. Stein                                      Director                         April 17, 1996
  --------------------------------------
             HERBERT M. STEIN

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